EXHIBIT 10.1

CREDIT AGREEMENT
dated as of April 30, 2021
among
IAA, INC.,
as Borrower
THE LENDERS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.,
as Sole Lead Arranger
JPMORGAN CHASE BANK, N.A.
BOFA SECURITIES, INC.
CAPITAL ONE, NATIONAL ASSOCIATION
PNC CAPITAL MARKETS LLC
TRUIST SECURITIES, INC. and
WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners
BANK OF AMERICA, N.A.
CAPITAL ONE, NATIONAL ASSOCIATION
PNC CAPITAL MARKETS LLC
TRUIST BANK
WELLS FARGO BANK, NATIONAL ASSOCIATION and
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Syndication Agents
and
BMO HARRIS BANK N.A.
THE HUNTINGTON NATIONAL BANK and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents

TABLE OF CONTENTS
i

SCHEDULES:

1.1(a)	Mortgaged Property
1.1(b)	Closing Date Unrestricted Subsidiaries
1.1(c)	Existing Letters of Credit
1.1(d)	Term Loan Allocations
1.1(e)	Revolving Commitment Allocations
1.1(f)	Issuing Lenders and L/C Commitments
5.4	Consents, Authorizations, Filings and Notices
5.6	Litigation
5.15	Restricted Subsidiaries
5.17	Environmental Matters
7.12	Post-Closing Items
8.2(d)	Scheduled Existing Indebtedness
8.3(i)	Scheduled Existing Liens
8.7(e)	Scheduled Existing Investments
8.9(i)	Transactions with Affiliates
8.10(d)	Negative Pledges
EXHIBITS:

A	[Reserved]
B	Form of Compliance Certificate
C	Form of Closing Certificate of the Guarantors
D	Form of Mortgage
E-1	Form of Assignment and Assumption
E-2	Form of Affiliated Lender Assignment and Assumption
F	Form of Exemption Certificate
G-1	Form of Term Note
G-2	Form of Revolving Note
G-3	Form of Swingline Note
H	[Reserved]
I	Form of Solvency Certificate
J	Form of Closing Certificate of the Borrower
K-1	Form of Intercreditor Agreement
K-2	Form of Pari Debt Intercreditor Agreement

v

THIS CREDIT AGREEMENT, dated as of April 30, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among IAA, Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Lenders from time to time parties hereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
Recitals
WHEREAS, the Borrower has requested that (a) the Term Lenders extend Term Loans in an aggregate principal amount of $650,000,000, (b) the Revolving Lenders provide Revolving Commitments in an aggregate principal amount of $525,000,000 and (c) the Issuing Lenders agree to issue Letters of Credit in an aggregate amount available to be drawn not in excess of the Total L/C Commitments; and
WHEREAS, the Lenders and the Issuing Lenders are willing to provide such extensions of credit, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Lenders and the Issuing Lenders to enter into this Agreement and to induce the Lenders and the Issuing Lenders to make their respective extensions of credit to the Borrower hereunder, the parties hereto hereby agree as follows:
Section 1.DEFINITIONS
a.Defined Terms
. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“Additional Lender”: as defined in Section 4.17(b).
“Adjustment Date”: as defined in the definition of “Applicable Margin”.
“Administrative Agent”: as defined in the preamble to this Agreement.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Affiliated Lender Assignment and Assumption”: an Affiliated Lender Assignment and Assumption, substantially in the form of Exhibit E-2.

“Affiliated Lenders”: the Borrower, its Subsidiaries and their respective Affiliates.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time, (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of (a) such Lender’s Aggregate Exposure at such time to (b) the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the preamble to this Agreement.
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption and anti-money laundering.
“Anticipated Cure Deadline”: as defined in Section 9.2.
“Applicable Asset Sale Sweep Percentage”: as of any date of determination, 100%; provided that the Applicable Asset Sale Sweep Percentage shall be (i) 50% if the Consolidated Net Leverage Ratio, determined on a pro forma basis as of the then most recently completed Test Date, is less than or equal to 2.00:1.00 but greater than 1.50:1.00, (ii) 25% if the Consolidated Net Leverage Ratio, determined on a pro forma basis as of the then most recently completed Test Date, is less than or equal to 1.50:1.00 but greater than 1.00:1.00 and (iii) 0% if the Consolidated Net Leverage Ratio, determined on a pro forma basis as of the then most recently completed Test Date, is less than or equal to 1.00:1.00.
“Applicable Margin”: for any day (a) with respect to Initial Term Loans, Revolving Loans and Swingline Loans, the applicable rate per annum set forth in the definition of “Pricing Grid” which corresponds to the Consolidated Net Leverage Ratio as of the relevant date of determination, and (b) with respect to any Incremental Term Loans, the rate per annum set forth in the applicable Incremental Commitment Agreement with respect thereto. Each change in the Applicable Margin resulting from a change in the Consolidated Net Leverage Ratio shall be effective with respect to all Initial Term Loans, Revolving Loans and Swingline Loans outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 7.1(a)(i) or 7.1(a)(ii) and Section 7.2(a), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 7.1(a)(i) or 7.1(a)(ii) and Section 7.2(a), respectively, for the period ended September 30, 2021 (such date, the “Adjustment Date”), the Consolidated Net Leverage Ratio shall be deemed to be in Category 3 for purposes of determining the Applicable

Margin in respect of Initial Term Loans, Revolving Loans and Swingline Loans. In addition, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 7.1(a)(i) or 7.1(a)(ii) and Section 7.2(a), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Consolidated Net Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Margin in respect of Initial Term Loans, Revolving Loans and Swingline Loans.
“Applicable Period”: as defined in Section 4.6(c).
“Application”: an application, in a form as the applicable Issuing Lender may reasonably specify from time to time to request such Issuing Lender issue a Letter of Credit.
“Approved Fund”: (a) a CLO and (b) with respect to any Lender that is a fund which invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (including any issuance or sale of Capital Stock of any Restricted Subsidiary of the Borrower, but excluding any Disposition permitted by Section 8.5 (other than any Dispositions permitted pursuant to Section 8.5(s) and issuance of Capital Stock of the Borrower) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.
“Asset Swap”: a concurrent purchase and sale or exchange of Property between the Borrower or any of its Restricted Subsidiaries and another Person; provided that (i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the contractually agreeing to such transaction) as determined in good faith by the Borrower and (ii) such Property is useful to the business of the Borrower or such Restricted Subsidiary.
“Assignee”: as defined in Section 11.6(b)(i).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E-1.
“Available Amount”: at any time, an amount equal to (a) $150,000,000; plus (b) 50% of Consolidated Net Income of the Borrower and its Restricted Subsidiaries for the period (taken as one accounting period) commencing on May 1, 2021 to the end of the most recently ended Fiscal Quarter for which financial statements have been delivered; provided that such amount shall not be less than zero; plus (c) 100% of the aggregate Net Cash Proceeds received by the Borrower from the sale of Capital Stock (excluding Disqualified Capital Stock and any Cure Amounts) of the Borrower or from any capital contributions to the Borrower made in cash or Cash Equivalents (excluding Disqualified Capital Stock and any Cure Amounts) to the

extent such Net Cash Proceeds have not been otherwise applied to increase the Available Amount or included in determining the amount used in reliance on any basket for the incurrence of Indebtedness or the making of any Investment or Restricted Payment; plus (d) 100% of the aggregate Net Cash Proceeds received by the Borrower from third-party Indebtedness and Disqualified Capital Stock of the Borrower and its Restricted Subsidiaries, in each case, issued after the Closing Date, which have been exchanged or converted into Capital Stock (excluding Disqualified Capital Stock and any Cure Amounts) of the Borrower to the extent such Net Cash Proceeds have not been otherwise applied to increase the Available Amount or included in determining the amount used in reliance on any basket for the incurrence of Indebtedness or the making of any Investment or Restricted Payment; plus (e) 100% of the aggregate Net Cash Proceeds and the fair market value of marketable securities or other property received by the Borrower and its Restricted Subsidiaries since the Closing Date from Dispositions of Investments made using the Available Amount, in each case, not to exceed the actual amount of the Investment made using such Available Amount; plus (f) 100% of the returns, profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Restricted Subsidiaries on Investments made using the Available Amount (including Investments in Unrestricted Subsidiaries), in each case, not to exceed the actual amount of the Investment made using such Available Amount; plus (g) 100% of the Investments of the Borrower and its Restricted Subsidiaries made using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries (up to the fair market value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation), in each case, after the Closing Date; plus (h) Declined Amounts; minus (i) without duplication, an amount equal to the sum of (x) redemptions, repurchases, defeasances or otherwise prepayments of Junior Debt pursuant to Section 8.8(a)(i), (y) Restricted Payments made pursuant to Section 8.6(e)(i) and (z) Investments made pursuant to Section 8.7(bb)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.
“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that, in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 3.5, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.7(f).
“Backstop L/C”: as defined in Section 3.7(a).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA, Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate for an Interest Period of one (1) month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for purposes of this definition, the Eurodollar Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one (1) month Interest Period, the Interpolated Rate) at approximately 11:00 a.m., London time, on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.7, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.
“Benchmark”: initially, the LIBO Rate; provided that, if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.7(b) or (c).
“Benchmark Replacement”: for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 4.7(c); or
(4)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.7 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.7.
“Beneficial Ownership Certificate”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender”: as defined in Section 11.7(a).
“BHC Act Affiliate”: with respect to a party, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocked Person”: as defined in Section 5.22(b).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower”: as defined in the preamble to this Agreement.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
“Business”: as defined in Section 5.17(b).
“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurodollar Loan for a LIBOR quoted currency, the term

“Business Day” shall also exclude any day on which banks are not open for general business in London.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or a lease liability on a balance sheet of such Person under GAAP; provided, however, that all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as lease liabilities in the financial statements to be delivered pursuant to Section 7.1.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding Indebtedness convertible or exchangeable into any such capital stock to the extent not yet converted into capital stock.
“Cash Collateral”: as defined in Section 3.7(a).
“Cash Collateralize”: as defined in Section 3.7(a).
“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; provided, however, that time deposits (including eurodollar time deposits), certificates of deposit (including eurodollar certificates of deposit) and bankers’ acceptances in an aggregate amount not to exceed $2,000,000 may be maintained at any commercial bank of recognized standing organized under the laws of the United States (or any State or territory thereof) that does not satisfy the capital and surplus requirements and rating requirements set forth in this clause (b); (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least AA by S&P or AA by Moody’s; (f) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000. In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the U.S., Cash Equivalents shall also include investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.
“Change of Control”: any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Capital Stock of the Borrower (which is at the time entitled to vote in the election of the Board of Directors of the Borrower) that exceeds 35% thereof. For purposes of this definition, (x) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Securities Exchange Act and (y) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
“Charges”: as defined in Section 11.17.
“Class”: when used in reference to any Loan, refers to whether such Loans are Term Loans, Incremental Loans, Revolving Loans or Swingline Loans and, when used in reference to any Lender, refers to whether such Lender has any (a) Revolving Commitment, (b) Term Loans or (c) Incremental Commitment or Incremental Loans. Term Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term Loans shall be construed to be in separate and distinct Classes.
“CLO”: any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.
“Closing Date”: the first date on which the conditions precedents set forth in Section 6.1 have been satisfied (or waived) and the initial funding hereunder shall have occurred, which date is April 30, 2021.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document (for the avoidance of doubt, Collateral shall not include any Excluded Assets (as defined in the Guarantee and Collateral Agreement)).
“Commitment”: as to any Lender, the Revolving Commitment of such Lender.
“Commonly Controlled Entity”: any trade or business, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or (solely for purposes of Section 302 of ERISA and Section 412 of the Code) is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer on behalf of the Borrower substantially in the form of Exhibit B.
“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument (a copy of which shall be provided by the Administrative Agent to the Borrower upon request), subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement (including its obligation to fund a Loan) if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.
“Consolidated EBITDA”: for any period:
(a)    Consolidated Net Income for such period; plus
(b)    to the extent deducted in calculating Consolidated Net Income for such period (other than in the case of clauses (b)(ix), (b)(xii) and (b)(xvi) below), the sum of the following amounts for such period, without duplication:
(i)    the aggregate amount of all provisions for all taxes (whether or not paid, estimated or accrued) based upon the income and profits of the Borrower or alternative taxes imposed as reflected in the provision for income taxes in the Borrower’s consolidated financial statements,

(ii)    interest expense, amortization or write-off of debt discount and debt issuance costs, and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans),
(iii)    depreciation and amortization expense,
(iv)    amortization of intangibles (including goodwill) and organization costs,
(v)    any extraordinary, unusual or non-recurring charges, expenses or losses (whether cash or non-cash) (including such expenses in connection with actual or prospective litigation, legal settlements, fines, judgments or orders); provided that the aggregate amount of addbacks made in respect of cash items pursuant to this clause (b)(v), together with the aggregate amount of addbacks made pursuant to clause (b)(xii) and the aggregate amount of addbacks in respect of cash items made pursuant to clause (b)(xix), shall not exceed 20% of Consolidated EBITDA for such period (calculated prior to giving effect to any adjustments pursuant to this clause (b)(v) or clause (b)(xii) or (b)(xix)),
(vi)    non-cash compensation expenses from stock, options to purchase stock and stock appreciation rights issued to the management of the Borrower,
(vii)    any other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Restricted Subsidiaries for such period (including deferred rent but excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period); provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made,
(viii)    any impairment charges, write-off, depreciation or amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 or to Statement of Financial Accounting Standards No. 142 and any other non-cash charges resulting from purchase accounting,
(ix)    proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four (4) Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such Fiscal Quarters)),

(x)    any earn-out obligation and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with any Permitted Acquisition or any other Investment made in compliance with Section 8.7 or any Investment consummated prior to the Closing Date, which is paid or accrued during such period,
(xi)    to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance, fees, costs, expenses or reserves incurred to the extent covered by indemnification provisions in any agreement in connection with any sale of Capital Stock, Permitted Acquisition, Investment, Restricted Payment, Asset Sale, or incurrences, repayments or amendments of Indebtedness, in each case, including any such transaction consummated prior to the Closing Date and whether or not received so long as such Person in good faith expects to receive the same within the next four (4) Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such Fiscal Quarters),
(xii)    pro forma cost savings, operating expense reductions, operating improvements and synergies related to, and net of the amount of actual benefits realized during such period, from Permitted Acquisitions or other permitted Investments, restructurings, cost savings initiatives or other initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken, committed to be taken or are expected to be taken (in the good faith determination of the Borrower), in each case, within eighteen (18) months after such event; provided that the aggregate amount of addbacks made pursuant to this clause (b)(xii), together with the aggregate amount of addbacks in respect of cash items made pursuant to clauses (b)(v) and (b)(xix), shall not exceed 20% of Consolidated EBITDA for such period (calculated prior to giving effect to any adjustments pursuant to this clause (b)(xii) or clause (b)(v) or (b)(xix)),
(xiii)    any reduction in revenue resulting from the purchase accounting effects of adjustments to deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date or any Permitted Acquisition,
(xiv)    any loss realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) that is not Disposed of in the ordinary course of business and any loss realized upon the sale or other disposition of any Capital Stock of any Person,
(xv)    any unrealized losses in respect of Hedge Agreements,

(xvi)    any unrealized foreign currency translation losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,
(xvii)    the amount of any minority expense net of dividends and distributions paid to the holders of such minority interest,
(xviii)    cash receipts not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (b)(vii) above for any previous period and not added back,
(xix)    any costs, fees and expenses associated with the cost reduction, operational restructuring and business improvement efforts of any consulting firm engaged by the Borrower or its Restricted Subsidiaries to perform such service; provided that the aggregate amount of addbacks made in respect of cash items pursuant to this clause (b)(xix), together with the aggregate amount of addbacks made pursuant to clause (b)(xii) and the aggregate amount of addbacks in respect of cash items made pursuant to clause (b)(v), shall not exceed 20% of Consolidated EBITDA for such period (calculated prior to giving effect to any adjustments pursuant to this clause (b)(xix) or clause (b)(v) or (b)(xii)),
(xx)    the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), any charges, costs, fees and expenses realized upon the termination or cancellation of leases, software licenses or other contracts in connection with the operational restructuring and business improvement efforts of the Borrower and its Restricted Subsidiaries, and
(xxi)    Transaction Costs, and any other costs, fees and expenses incurred in connection with and charges related to any Permitted Acquisition, Investments, issuances or Incurrence of Indebtedness, Dispositions, issuances of Capital Stock or refinancing transactions and modifications of instruments of Indebtedness, in each case, whether or not consummated; minus
(c)    to the extent included in calculating Consolidated Net Income for such period, the sum of the following amounts for such period, without duplication:
(i)    interest income,
(ii)    any extraordinary, unusual or non-recurring income or gains whether or not included as a separate item in the statement of Consolidated Net Income,
(iii)    all non-cash gains on the sale or disposition of any property other than inventory sold in the ordinary course of business,

(iv)    any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (b)(vii) above),
(v)    any gain realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) that is not Disposed of in the ordinary course of business and any gain realized upon the sale or other disposition of any Capital Stock of any Person,
(vi)    any unrealized gains in respect of Hedge Agreements, and
(vii)    any unrealized foreign currency translation gains in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, all as determined on a consolidated basis; plus
(d)    the annualized impact of buyer fee increases on any business acquired in a Permitted Acquisition.
“Consolidated Interest Expense”: for any period, (a) the total interest expense of the Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Borrower and its Restricted Subsidiaries, including any such interest expense consisting of (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount, (iii) interest in respect of Indebtedness of any other Person that has been guaranteed by the Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Borrower or any Restricted Subsidiary, (iv) non-cash interest expense, (v) the interest portion of any deferred payment obligation and (vi) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (b) preferred stock dividends paid in cash in respect of Disqualified Capital Stock of the Borrower held by Persons other than the Borrower or a Restricted Subsidiary, minus (c) to the extent otherwise included in such interest expense referred to in clause (a) above, amortization or write-off of financing costs, in each case under clauses (a) through (c) as determined on a consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to interest rate Hedge Agreements.
“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded the income (or loss) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest recorded using the equity method, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions.

“Consolidated Net Leverage Ratio”: the ratio of (a) Consolidated Total Debt on the last day of any Fiscal Quarter of the Borrower to (b) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters then ended.
“Consolidated Senior Secured Net Leverage Ratio”: the ratio of (a) Consolidated Total Debt on the last day of any Fiscal Quarter of the Borrower, except that portion thereof consisting of Indebtedness that is not secured by a Lien on any Property of any Group Member, to (b) Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters then ended.
“Consolidated Total Assets”: as of any date, the total assets of Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Borrower as of such date.
“Consolidated Total Debt”: at any date, (a) the aggregate amount shown or required by GAAP to be shown as a liability on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date in respect of (i) all obligations for borrowed money; (ii) all Capital Lease Obligations and purchase money indebtedness; (iii) any obligations evidenced by notes, bonds, debentures or other similar instruments; and (iv) all unreimbursed obligations in respect of drawn letters of credit, bank guarantees or similar instruments; provided that Consolidated Total Debt shall not include Indebtedness in respect of any letter of credit, bank guaranty or similar instrument, except to the extent of any unreimbursed obligations in respect of any drawn letter of credit, bank guaranty or similar instruments; minus (b) Unrestricted Cash; provided that the aggregate amount of Unrestricted Cash netted from the calculation of Consolidated Total Debt at any date shall not exceed $300,000,000. For the avoidance of doubt, Consolidated Total Debt shall not include any Indebtedness of a Securitization Subsidiary in connection with a Permitted Securitization.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity”: any of the following:
(1)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(2)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(3)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement Refinancing Indebtedness”: (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Refinancing Debt, (c) Permitted Unsecured/Subordinated Refinancing Debt and (d) Indebtedness Incurred or Refinancing Revolving Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, Incremental Loans, Refinancing Term Loans, Refinancing Revolving Loans, outstanding Revolving Loans or (in the case of Refinancing Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments, Incremental Revolving Commitments or the Refinancing Revolving Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided, that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Refinancing Revolving Commitments, the unused portion of such Refinancing Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments or Refinancing Revolving Commitments, the amount thereof), plus accrued and unpaid interest capitalized, any premium thereon and other reasonable amount paid, and fees and expenses reasonably incurred in connection therewith, (ii) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) payable in connection with the repayment thereof shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, Incurred or obtained; provided, that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments or Refinancing Revolving Commitments (or Revolving Loans, Refinancing Revolving Loans or Swingline Loans Incurred pursuant to any Revolving Commitments or Refinancing Revolving Commitments), such Revolving Commitments or Refinancing Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, Incurred or obtained, (iv) such Indebtedness will have terms and conditions (other than pricing, premiums, fees, rate floors, and optional prepayment terms) that are (taken as a whole) no more favorable to the investors providing such Credit Agreement Refinancing Indebtedness than the Refinanced Debt (except for covenants or other provisions applicable only to the period after the Latest Maturity Date) (or in the case of any Credit Agreement Refinancing Indebtedness in the form of notes, are on market terms), and (v) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (ii) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such bridge or other interim credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (ii) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clause (iv) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.
“Cure Amount”: as defined in Section 9.2.

“Cure Right”: as defined in Section 9.2.
“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Declined Amount”: as defined in Section 4.2(e).
“Declining Lender”: as defined in Section 4.2(e).
“Default”: any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right”: the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender”: any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three (3) Business Days of the date required to be funded by it hereunder (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied), (b) notified the Borrower, the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan or issuing a Letter of Credit, as applicable, under this Agreement cannot be satisfied) or under other agreements generally in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, the Borrower or any Issuing Lender, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or such Issuing Lender and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of or has a parent company that has become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors (or equivalent governing body) of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.
“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case of clauses (a) through (d) above, prior to the date that is ninety-one (91) days after the later of the Revolving Termination Date and the date final payment is due on the Term Loans. Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case, in the ordinary course of business of the Borrower or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Borrower (or any Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
“Disqualified Person” shall mean (a) any bank, financial institution or other entity designated as such in writing by the Borrower to the Administrative Agent prior to the Closing Date or any of their affiliates that are either (x) separately identified in writing by the Borrower from time to time or (y) known or clearly identifiable on the basis of such affiliate’s name or (b) (i) those persons identified in writing by the Borrower from time to time that are competitors of the Borrower or any of its subsidiaries and (ii) any affiliates of any such competitors (other than such affiliates that are bona fide debt funds that are engaged in making or purchasing commercial loans in the ordinary course of business, except to the extent otherwise disqualified pursuant to clause (a) above), in each case, that are either (x) separately identified in writing by the Borrower from time to time or (y) known or clearly identifiable on the basis of such affiliate’s name; provided that, any such supplemental list referred to in clause (b) or (c) above shall not apply to retroactively to disqualify any Person that has previously acquired an assignment of or participation interest in the Commitments, Loans, or Obligations. “Disqualified Persons” shall exclude (x) any commercial or investment bank (but will include any other Person referred to in clause (a), (b) or (c) above sponsored by such bank) and (y) any Person that the Borrower has designated as no longer being a “Disqualified Person” by written notice delivered to the Administrative Agent from time to time. The identity of Disqualified Persons shall be made available upon request, but not posted, to all Lenders and prospective assignees.
“Documentation Agent”: each of BMO Harris Bank N.A., The Huntington National Bank and U.S. Bank National Association.
“Dollars” and “$”: denote the lawful currency of the United States of America.
“Domestic Subsidiary”: any Restricted Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
“Early Opt-in Election”: if the then-current Benchmark is the LIBO Rate, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Earnout Obligation”: an obligation to pay the seller in an acquisition a future payment that is contingent upon the financial performance of the business acquired in such acquisition exceeding a specified benchmark level and that becomes payable when such excess financial performance is achieved.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature”: an electronic symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws”: any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other Requirements of Law (including common law) regulating, relating to or imposing liability concerning protection or preservation of the environment and natural resources, including those relating to the generation, use, storage, transportation, disposal, release, or threatened release of, or exposure to, Materials of Environmental Concern.
“Environmental Permits”: any and all permits, licenses, approvals, registrations, exemptions and other authorizations issued by any Governmental Authority under any Environmental Law.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.
“Escrow Debt”: Indebtedness permitted to be incurred hereunder that is incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period and at all times subject to Section 4.5, the LIBO Screen Rate at approximately 11:00 a.m., London time, on the Quotation Day for such currency and Interest Period; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if a LIBO Screen Rate shall not be available at the applicable time for the applicable Interest Period, then the Eurodollar Base Rate for such currency and Interest Period shall be the Interpolated Rate.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to the Eurodollar Base Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Eurodollar Rate for any Eurodollar Loan that includes the Statutory Reserve Rate as a component of the calculation will be adjusted automatically with respect to all such Eurodollar Loan then outstanding as of the effective date of any change in the Statutory Reserve Rate.
“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility for which the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 9.1; provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Indebtedness”: all Indebtedness permitted by Section 8.2 (except the net cash proceeds of any Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt or other Credit Agreement Refinancing Indebtedness).
“Excluded Subsidiaries”: (a) any Immaterial Subsidiary, (b) any Foreign Subsidiary, (c) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower; provided that a Subsidiary that ceases to be a Wholly Owned Subsidiary of the Borrower solely as a result of the Capital Stock of such Subsidiary becoming owned by an Affiliate of the Borrower shall not be deemed to be an Excluded Subsidiary pursuant to this clause (c), (d) any Unrestricted Subsidiary, (e) any special purpose vehicle (or similar entity), (f) any captive insurance subsidiary, (g) any not-for-profit Subsidiary, (h) any Subsidiary, including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable Requirement of Law, accounting policies or by contractual obligation existing on the Closing Date (or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such contractual obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a guaranty pursuant to the Guarantee and Collateral Agreement, or if such guaranty would require governmental (including regulatory) or third party consent, approval, license or authorization (except to the extent that such consent, approval, license or authorization has been obtained), (i) any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of providing a guarantee of or granting Liens to secure the Obligations would be excessive in relation to the practical benefit to be afforded thereby and (j) any Securitization Subsidiary.

“Excluded Swap Obligations”: as defined in the Guarantee and Collateral Agreement.
“Excluded Taxes”: as defined in Section 4.10(b).
“Existing Credit Agreement”: the Credit Agreement, dated as of June 28, 2019, among the Borrower, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended by the Incremental Commitment Agreement No. 1, dated as of May 1, 2020 and the Technical Amendment, dated as of June 2, 2020, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.
“Existing Letter of Credit”: any “Letter of Credit” issued for the account of the Borrower or any of its Subsidiaries under the Existing Credit Agreement prior to the Closing Date and scheduled in Schedule 1.1(c).
“Existing Loans”: as defined in Section 4.18(a).
“Existing Tranche”: as defined in Section 4.18(a).
“Extended Loans”: as defined in Section 4.18(a).
“Extended Tranche”: as defined in Section 4.18(a).
“Extending Lender”: as defined in Section 4.18(b).
“Extending Revolving Lender”: as defined in Section 4.18(b).
“Extending Term Loan Lender”: as defined in Section 4.18(b).
“Extension Amendment”: as defined in Section 4.18(c).
“Extension Date”: as defined in Section 4.18(d).
“Extension Election”: as defined in Section 4.18(b).
“Extension Request”: as defined in Section 4.18(a).
“Facility”: any Term Facility or the Revolving Facility, as the context may require, and “Facilities” means all of them, collectively.
“FATCA”: Sections 1471 through 1474 of the Code, effective as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCA”: as defined in Section 1.5.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Covenant Increase Period”: as defined in Section 8.1.
“First Tier Foreign Subsidiary”: each Foreign Subsidiary with respect to which the Borrower or any of its Domestic Subsidiaries directly owns or controls all of such Foreign Subsidiary’s issued and outstanding Capital Stock.
“Fiscal Quarter”: each thirteen (13) week fiscal quarter of each Fiscal Year of the Borrower, with the first Fiscal Quarter of each Fiscal Year beginning on the Monday immediately following the Sunday closest to December 31 of the preceding calendar year; provided that, in any fifty-three (53) week Fiscal Year, the final Fiscal Quarter of such Fiscal Year will be a fourteen (14) week period.
“Fiscal Year”: the fifty-two (52) week (or, for every fifth (5th) year, the fifty-three (53) week) fiscal year of the Borrower ending on either the last Sunday in December or the first Sunday in January. The following “Fiscal Year” begins on the Monday immediately following such Sunday. Each of the Fiscal Years ended December 30, 2018, December 29, 2019 and December 27, 2020 were fifty-two (52) week periods.
“Fixed Amount”: as defined in Section 1.3(c).
“Fixed Incremental Amount”: as defined in the definition of “Incremental Amount.”
“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Floor”: the benchmark rate floor of 0.00%, provided in this Agreement with respect to the LIBO Rate.
“Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary or that is a Foreign Subsidiary Holdco.
“Foreign Subsidiary Holdco”: any Domestic Subsidiary that (a) has no material assets other than equity (or equity and other securities) of one or more Foreign Subsidiaries and other assets relating to the ownership interest in any such securities and (b) has no Guarantee Obligations in respect of any Indebtedness of the Borrower or any Domestic Subsidiary.
“Former Properties”: as defined in Section 5.17(d).
“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1. In the event that any Accounting Change shall occur and such change would otherwise result in a change in the method of calculation of financial covenants, standards or terms in this Agreement or if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date in GAAP regardless of whether any such notice is given before or after any Accounting Change or in the application thereof, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Restricted Subsidiaries.
“Guarantee and Collateral Agreement”: that certain Guarantee and Collateral Agreement, dated as of the date hereof, by the Borrower and each Subsidiary Guarantor in favor of the Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation which (in the case of either clause (a) or clause (b)), guarantees or has the effect of guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Hedge Agreements”: any interest rate protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Immaterial Subsidiary”: any Restricted Subsidiary that is not a Material Subsidiary.
“Impacted Interest Period”: as defined in the definition of “LIBO Rate”.
“Incremental Amount”: at any time, an amount not to exceed:

1.$450,000,000; plus
2.the aggregate principal amount of the sum of (i) voluntary prepayments of Term Loans and Incremental Equivalent Debt and/or permanent reductions of the Revolving Commitments or commitments in respect of any Incremental Equivalent Debt and (ii) the consideration paid in connection with any purchases of any Loans outstanding hereunder pursuant to Section 4.13(b) or Section 11.6(g) by an Affiliated Lender from time to time, except, in each case, to the extent (x) such prepayments were funded with the proceeds of long-term Indebtedness (other than revolving credit facilities) or (y) such Term Loans or Incremental Equivalent Debt were incurred pursuant to the Ratio Incremental Amount (together with clause (a) above, the “Fixed Incremental Amount”, which shall be reduced by previously used amounts of the Fixed Incremental Amount for Incremental Facilities and Incremental Equivalent Debt); plus
3.an unlimited amount if, after giving effect to the incurrence of any Incremental Facilities or Incremental Equivalent Debt and the use of proceeds thereof (assuming for this purpose that the Incremental Revolving Commitments being Incurred at the time of such calculation are fully drawn and assuming for this purpose that any unsecured Indebtedness incurred under the Ratio Incremental Amount or pursuant to Section 8.2(s) are deemed to be secured ratably with the Facilities for purposes of calculating the Consolidated Senior Secured Net Leverage Ratio), the Consolidated Senior Secured Net Leverage Ratio on a pro forma basis is less than or equal to 3.25:1.00 (the “Ratio Incremental Amount”); provided that, for purposes of this clause (c), if the proceeds of the relevant Incremental Facility or Incremental Equivalent Debt will be applied to finance a Limited Condition Transaction, the Ratio Incremental Amount will be determined in accordance with Section 1.3. It is understood and agreed that if the applicable incurrence test is satisfied on a pro forma basis after giving effect to any Incremental Facility or Incremental Equivalent Debt in lieu thereof, such Incremental Facility or Incremental Equivalent Debt, as applicable, may be incurred under the Ratio Incremental Amount regardless of whether there is capacity under the Fixed Incremental Amount.
“Incremental Commitment Agreement”: an agreement delivered by an Incremental Lender, in form and substance reasonably satisfactory to the Administrative Agent and accepted by the Borrower, pursuant to which an Incremental Lender confirms its Incremental Commitment in accordance with the terms of Section 4.17.
“Incremental Commitments”: as defined in Section 4.17(a).
“Incremental Equivalent Debt”: as defined in Section 8.2(w).
“Incremental Facilities”: as defined in Section 4.17(a).
“Incremental Lender”: a Lender, Approved Fund or other Person that provides an Incremental Commitment.
“Incremental Loans”: as defined in Section 4.17(a).

“Incremental Revolving Commitments”: as defined in Section 4.17(a).
“Incremental Revolving Facility”: as defined in Section 4.17(a).
“Incremental Revolving Facility Lender”: with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.
“Incremental Revolving Loans”: as defined in Section 4.17(a).
“Incremental Term Facility”: as defined in Section 4.17(a).
“Incremental Term Loan Commitments”: as defined in Section 4.17(a).
“Incremental Term Loans”: as defined in Section 4.17(c).
“Incur”: issue, assume, enter into any Guarantee Obligation in respect of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. The accrual of interest or dividends, the accretion of accreted value, the accretion of amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.
“Incurrence-Based Amount”: as defined in Section 1.3(c).
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables Incurred in the ordinary course of such Person’s business and Earnout Obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation;

provided, that the amount of such Indebtedness shall be limited to the lesser of such obligation and the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation, (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Capital Stock of such Person, and (j) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements, but in each case in the above clauses excluding obligations under operating leases, Escrow Debt and obligations under employment contracts entered into in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
“Indemnified Liabilities”: as defined in Section 11.5.
“Indemnitee”: as defined in Section 11.5.
“Initial Term Commitment”: the Term Commitment of each Initial Term Lender on the Closing Date. The aggregate amount of the Initial Term Commitments of all Initial Term Lenders as of the Closing Date is $650,000,000.
“Initial Term Facility”: (a) prior to the Closing Date, the term loan facility evidenced by the aggregate Initial Term Commitments of all Initial Term Lenders at such time, and (b) thereafter, the term loan facility evidenced by the aggregate Initial Term Loans of all Initial Term Lenders at such time.
“Initial Term Lender”: each Term Lender that has a Term Commitment or holds Term Loans on the Closing Date.
“Initial Term Loans”: the Term Loans made on the Closing Date.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.
“Intellectual Property”: the collective reference to all rights and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and technology, know-how, trade secrets and proprietary information of any type, domain names and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intellectual Property Security Agreement”: each Intellectual Property Security Agreement to be executed and delivered by each applicable Loan Party in accordance with Section 5.9 of the Guarantee and Collateral Agreement.

“Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit K-1 hereto or such other form that is reasonably acceptable to the Administrative Agent.
“Interest Payment Date”: (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three (3) months, each day that is three (3) months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), three (3) or six (6) or, if available to all Lenders under the relevant Facility, twelve (12) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), three (3) or six (6) or, if available to all Lenders under the relevant Facility, twelve (12) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 1:00 p.m., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the date final payment is due on the Term Loans, as applicable;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)    the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate (for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, as of 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided that, if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of clause (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, the overnight rate for such currency determined by the Administrative Agent from such service as the Administrative Agent may select.
“Investments”: as defined in Section 8.7.
“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Lender”: as the context may require, (a) each Lender listed in Schedule 1.1(f) hereto, acting through any of its Affiliates or branches, in its capacity as an issuer of Letters of Credit hereunder, (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit, and (c) any other Lender that may become an Issuing Lender pursuant to Section 3.7(c), with respect to Letters of Credit issued by such Lender. Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.
“Joint Bookrunner”: each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., Capital One, National Association, PNC Capital Markets LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC.
“Junior Debt”: as defined in Section 8.8.
“L/C Commitment”: as to each Issuing Lender, the amount listed next to its name in Schedule 1.1(f) hereto, as the same may be reduced or increased from time to time in accordance herewith.
“L/C Fee Payment Date”: the fifteenth (15th) day following the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.11. The L/C Obligations as to any Revolving Lender shall be such Lender’s Revolving Percentage of the L/C Obligations then outstanding. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be the maximum amount available to be drawn under such Letter of Credit (not to exceed the stated amount thereof in effect at such time, or, with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, article 29 of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce publication no. 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participants”: the collective reference to all the Revolving Lenders (other than the Issuing Lenders in their capacities as such).
“Latest Maturity Date”: as of any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Refinancing Term Loan, any Refinancing Revolving Loan or any Refinancing Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.
“LCT Election”: as defined in Section 1.3(a).
“LCT Test Date”: as defined in Section 1.3(a).
“Lead Arranger”: JPMorgan Chase Bank, N.A.
“Lender Vote/Directive”: as defined in Section 11.21.
“Lender-Related Person”: as defined in Section 11.5.
“Lender”: (i) each lender listed on the signature pages hereto as a Lender, including for the avoidance of doubt, the Term Lenders, the Revolving Lenders, the Swingline Lender and any Issuing Lender, and (ii) any other Person that becomes a party hereto pursuant to an Assignment and Assumption Agreement, other than any Person that ceases to be a party hereto pursuant to any Assignment and Assumption Agreement; provided that, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
“Letters of Credit”: as defined in Section 3.7(a).

“LIBO Rate”: with respect to any Eurodollar Loan for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate; provided that, if the LIBO Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBO Screen Rate”: for any day and time, with respect to any borrowing of Eurodollar Loans for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion).
“LIBOR”: as defined in Section 1.5.
“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction”: (a) any Permitted Acquisition or other permitted Investment that is not conditioned upon receipt of financing, (b) any redemption, repurchase, defeasance or prepayment of, or offer to purchase, the Senior Notes (or any Permitted Refinancing thereof) so long as such redemption, repurchase, defeasance, prepayment or purchase is consummated within sixty (60) days after the date of announcement thereof, and (c) any Restricted Payment that is made within sixty (60) days after the date of declaration thereof.
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Security Documents, the Notes, each other agreement and each other material certificate or document executed by any Loan Party and delivered to the Administrative Agent or any Lender pursuant to this Agreement or any Security Document.
“Loan Parties”: the collective reference to the Borrower and the Subsidiary Guarantors.
“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the

Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments). The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Majority Facility Lenders with respect to any Facility at any time. The Loans and Commitments of any Affiliated Lender shall, for purposes of this definition, be subject to Section 11.21.
“Management Advances”: promissory notes issued on an unsecured basis by the Borrower to a Management Investor in accordance with the Management Stock Agreements to fund all or a portion of the purchase price paid in connection with the repurchase by the Borrower of its Capital Stock from such Management Investor, if such repurchase is occasioned by the death, disability, or retirement of such Management Investor.
“Management Investors”: present or former officers, employees or directors of a Group Member who beneficially own outstanding capital stock of the Borrower.
“Management Stock Agreements”: any subscription agreement or stockholders agreement between the Borrower and any Management Investor.
“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, financial condition or results of operations of the Group Members, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Domestic Subsidiary”: each Domestic Subsidiary which, for the most recently ended period of four (4) consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 7.1, contributed greater than two and a half percent (2.5%) of the Borrower’s (i) Consolidated EBITDA for such period or (ii) Consolidated Total Assets as of the end of such period.
“Material Foreign Subsidiary”: each Foreign Subsidiary which, for the most recently ended period of four (4) consecutive Fiscal Quarters for which financial statements have been delivered pursuant to Section 7.1, contributed greater than two and a half percent (2.5%) of the Borrower’s (i) Consolidated EBITDA for such period or (ii) Consolidated Total Assets as of the end of such period.
“Material Subsidiary”: each Material Domestic Subsidiary and each Material Foreign Subsidiary.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any substances, materials or wastes, defined, listed or regulated as hazardous or toxic under any Environmental Law, including polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other substances that are regulated pursuant to or could give rise to liability under any Environmental Law.
“Maximum Rate” : as defined in Section 11.17.

“Modification”: a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent.
“Moody’s”: Moody’s Investors Service, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.
“Mortgaged Properties”: (i) the owned real properties listed on Schedule 1.01(a), and (ii) any owned real property required to be mortgaged pursuant to Section 7.9(b), in each case, as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.
“Mortgages”: each of the mortgages, deeds to secure debts and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as (a) shall be advisable under the law of the jurisdiction in which such mortgage, deed to secure debt or deed of trust is to be recorded and (b) do not have a significant adverse economic effect on any Loan Party), as amended, restated, modified, supplemented or extended from time to time.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received, and Cash Equivalents at their maturity) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable fees and expenses actually incurred in connection therewith and net of taxes paid, payable or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of Capital Stock or any Incurrence of Indebtedness, the cash proceeds received from such issuance or Incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other reasonable fees and expenses actually incurred in connection therewith; provided, that amounts provided as a reserve, in accordance with GAAP, against any liability under any indemnification obligations or purchase price adjustment associated with any of the foregoing shall not constitute Net Cash Proceeds except to the extent and at the time any such amounts are released from such reserve.
“Non-Consenting Lender”: as defined in Section 4.13(a).
“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: as defined in Section 4.10(b).
“Non-Extending Lender”: as defined in Section 4.18(e).
“Non-public Information”: information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD of the Securities Act 1933, as amended.
“Non-U.S. Lender”: as defined in Section 4.10(e).
“Notes”: the collective reference to any promissory note evidencing Loans.
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that, if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties (and, solely with respect to any Specified Hedge Agreement or Specified Cash Management Arrangement, any Restricted Subsidiary) to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Arrangements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter Incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Cash Management Arrangements or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses, overdraft charges (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Restricted Subsidiary under any Specified Hedge Agreement or Specified Cash Management Arrangement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or the Borrower or the Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Specified Cash Management Arrangements. Notwithstanding the foregoing, Obligations shall not include any Excluded Swap Obligations.
“Organizational Documents”: as to any Person, its certificate or articles of incorporation and by-laws if a corporation, its partnership agreement if a partnership, its limited liability company agreement if a limited liability company, or other organizational or governing documents of such Person.
“Other Applicable Indebtedness”: Indebtedness permitted hereunder that is secured on a pari passu basis with the Obligations.
“Other Representatives”: the Lead Arranger, the Joint Bookrunners, the Syndication Agents and the Documentation Agents.
“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording or filing taxes or any other excise taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except for any such Taxes described in clause (i) of the definition of Excluded Taxes imposed with respect to an assignment.
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent”: any Person of which the Borrower at any time is or becomes a Subsidiary after the Closing Date.
“Pari Debt Intercreditor Agreement”: an intercreditor agreement substantially in the form of Exhibit K-2 hereto or such other form that is reasonably acceptable to the Administrative Agent.
“Participant”: as defined in Section 11.6(c)(i).
“Participant Register”: as defined in Section 11.6(c)(iii).
“Patriot Act”: as defined in Section 11.18.
“Payment”: as defined in Section 10.15.
“Payment Notice”: as defined in Section 10.15.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).
“Permitted Acquisition”: any acquisition by purchase or otherwise of all or substantially all of the business, assets or at least a majority of the Capital Stock (other than directors’ qualifying shares) of any Person or a business unit of a Person so long as, subject to Section 1.3, (a) no Event of Default has occurred and is continuing at the time such acquisition is made and no Event of Default would result from the completion of such acquisition, (b) on a pro forma basis after giving effect to such acquisition, all related transactions (including the Incurrence and use of proceeds of all Indebtedness Incurred in connection therewith) and all other acquisitions and dispositions and related transactions at any time completed as if completed on the first day of the twelve (12) month period ending on the most recent Test Date, the Borrower would have been in compliance with Section 8.1 on the most recent Test Date and (c) if the aggregate consideration for such acquisition is more than $100,000,000, the Borrower delivers to the Administrative Agent a certificate of a Responsible Officer demonstrating in reasonable detail that the pro forma tests in clause (b) above are satisfied.
“Permitted Encumbrances”: as specified in the Mortgages.
“Permitted Foreign Entities”: any First Tier Foreign Subsidiary which is a Restricted Subsidiary.
“Permitted Foreign Investment”: an Investment made by the Borrower or another Loan Party to any Permitted Foreign Entity or any other Wholly Owned Foreign Subsidiary after the Closing Date; provided that, the proceeds of such Investment are used by such Permitted Foreign Entity or Wholly Owned Foreign Subsidiary, as applicable, solely to directly, or indirectly through any Foreign Subsidiary of such Permitted Foreign Entity or Wholly Owned Foreign Subsidiary, finance a Permitted Acquisition.
“Permitted Junior Refinancing Debt”: secured Indebtedness Incurred by the Borrower or any other Loan Party in the form of one or more series of junior lien secured notes or junior lien loans; provided, that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Obligations hereunder and the obligations in respect of any Permitted Pari Passu Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary of the Borrower other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Loans, Refinancing Term Loans, outstanding Revolving Loans or outstanding Refinancing Revolving Loans, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is the Latest Maturity Date at the time such Indebtedness is Incurred, (iv) if secured, such Indebtedness is only secured by property and assets constituting Collateral, (v) such Indebtedness is not guaranteed by any Person that is not a Loan Party, (vii) a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement or, if an Intercreditor Agreement has previously been entered into in connection with any other Permitted Pari Passu Refinancing Debt, execute a joinder to the then existing Intercreditor Agreement in substantially the form provided in the Intercreditor Agreement, and (vii) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (iii) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such bridge or other interim credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (iii) of this definition) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, nothing in this definition shall prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions. Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Liens”: as defined in Section 8.3.
“Permitted Pari Passu Refinancing Debt”: any secured Indebtedness Incurred by the Borrower or any other Loan Party in the form of one or more series of senior secured notes; provided, that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations hereunder and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Loans, Refinancing Term Loans, outstanding Revolving Loans or outstanding Refinancing Revolving Loans, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is the Latest Maturity Date at the time such Indebtedness is Incurred, (iv) if secured, such Indebtedness is only secured by property and assets constituting Collateral, (v) such Indebtedness is not guaranteed by any Person that is not a Loan Party, (vi) a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement or, if an Intercreditor Agreement has previously been entered into in connection with any other Permitted Pari Passu Refinancing Debt, execute a joinder to the then existing Intercreditor Agreement in substantially the form provided in the Intercreditor Agreement, and (vii) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (iii) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such bridge or other interim credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (iii) of this definition) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, nothing in this definition shall prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions. Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Refinancing”: with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole.
“Permitted Securitization”: any Securitization that complies with the following criteria: (a) the cash portion of the initial purchase price paid by the Securitization Subsidiary at closing for the Securitization Assets is at least 70% of the book value of the Securitization Assets at such time and (b) the Seller’s Retained Interest and all proceeds thereof shall constitute Collateral hereunder if the seller is a Loan Party and in such event all necessary steps to perfect a security interest in such Seller’s Retained Interest by the Administrative Agent are taken by the Group Members.
“Permitted Unsecured/Subordinated Refinancing Debt”: Indebtedness Incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior unsecured or subordinated unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Term Loans, Incremental Loans, Refinancing Term Loans, outstanding Revolving Loans or outstanding Refinancing Revolving Loans, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is the Latest Maturity Date at the time such Indebtedness is Incurred, (iii) such Indebtedness is not guaranteed by any Person that is not a Loan Party, and (iv) such Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (ii) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such bridge or other interim credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (ii) of this definition) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, nothing in this definition shall prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions. Permitted Unsecured/Subordinated Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee pension benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform”: as defined in Section 7.2(f).
“Pledged Notes”: as defined in the Guarantee and Collateral Agreement.
“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
“Pricing Grid”: with respect to Initial Term Loans, Revolving Loans, Swingline Loans and the Unused Commitment Fee Rate, the table set forth below:

Category	Consolidated Net Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans	Unused Commitment Fee Rate
1	> 3.50:1.00	1.25%	2.25%	0.300%
2	< 3.50:1.00 and > 3.00:1.00	1.00%	2.00%	0.250%
3	< 3.00:1.00 and > 2.50:1.00	0.75%	1.75%	0.225%
4	< 2.50:1.00 and > 2.00:1.00	0.50%	1.50%	0.200%
5	< 2.00:1.00	0.375%	1.375%	0.175%
“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Projections”: as defined in Section 7.2(b).
“Properties”: as defined in Section 5.17(a).
“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“PTO”: as defined in Section 5.19(c).

“QFC”: the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Specified Cash Management Arrangement, any counterparty thereto that, (i) at or before the time such Specified Hedge Agreement or Specified Cash Management Arrangement was entered into or (ii) on or after the Closing Date, was a Lender or the Administrative Agent or an Affiliate of a Lender.
“Qualifying Material Acquisition”: any Permitted Acquisition, if (i) the aggregate purchase consideration in respect thereof is at least $100,000,000 and (ii) the Borrower has designated such Permitted Acquisition as a “Qualifying Material Acquisition” by a written notice provided to the Administrative Agent within ten (10) Business Days after consummating such Permitted Acquisition.
“Quotation Day”: with respect to any Eurodollar Loan for any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the Eurodollar Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one (1) day, then the Quotation Day will be the last of those days)).
“Ratio Incremental Amount”: as defined in the definition of “Incremental Amount.”
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member, other than (x) any such settlement or payment arising by reason of any loss of revenues or interruption of business or operations caused thereby and (y) any such settlement or payment constituting reimbursement or compensation for amounts previously paid by any Group Member in respect of the theft, loss, destruction, damage or other similar event relating to any such claim or proceeding.
“Reference Time”: with respect to any setting of the then-current Benchmark, (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two (2) London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refinanced Debt”: as defined in the definition of “Credit Agreement Refinancing Indebtedness.”
“Refinancing”: the refinancing in full all amounts due and owing under the Existing Credit Agreement with the proceeds of the Loans to be made hereunder on the Closing Date.

“Refinancing Amendment”: an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being Incurred pursuant thereto, in accordance with Section 4.19.
“Refinancing Revolving Commitments”: the revolving credit commitments hereunder that result from a Refinancing Amendment.
“Refinancing Revolving Loans”: the Revolving Loans made pursuant to any Refinancing Revolving Commitment.
“Refinancing Term Commitments”: one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.
“Refinancing Term Loans”: one or more Tranches of Term Loans that result from a Refinancing Amendment.
“Register”: as defined in Section 11.6(b)(iv).
“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantee Obligation) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Regulation T”: Regulation T of the Board as in effect from time to time.
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Regulation X”: Regulation X of the Board as in effect from time to time.
“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.11 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, an amount equal to the aggregate Net Cash Proceeds received by any Group Member in connection therewith that would have otherwise been required to be applied to prepay the Term Loans pursuant to Section 4.2(b)(i) but for the delivery of the Reinvestment Notice.
“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends to use an amount equal to all or a specified portion of the net proceeds of an Asset Sale or Recovery Event to acquire, improve or repair fixed or capital assets useful in the Borrower’s business, to acquire a brand or trademark and related assets or to complete a Permitted Acquisition.
“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, improve or repair fixed or capital assets useful in the Borrower’s business, to acquire a brand or trademark and related assets or to complete a Permitted Acquisition.
“Reinvestment Prepayment Date”: with respect to any Reinvestment Event the date occurring eighteen (18) months after the receipt by the Borrower of proceeds relating to such Reinvestment Event (or the one hundred and eightieth (180th) day thereafter if the Borrower or any of its Restricted Subsidiaries has entered into a legally binding commitment to apply such proceeds in accordance with the applicable Reinvestment Notice).
“Related Persons”: with respect to any specified Person, such Person’s Affiliates and the respective officers, directors, employees, attorneys, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body”: the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty (30) day notice requirement is waived by regulation in effect as of the date hereof.
“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding plus (ii) the Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Extensions of Credit then outstanding. The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. The Loans and Commitments of any Affiliated Lender shall, for purposes of this definition, be subject to Section 11.21.
“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: with respect to any Person, the chief executive officer, president, vice president, chief financial officer, secretary, manager, director or duly appointed attorney-in-fact or similar Person or any other person designated by the board of directors or managing officers, as applicable, in a resolution.
“Restricted Payments”: as defined in Section 8.6.
“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately prior and immediately after giving effect to such designation (x) the Borrower would have been in compliance with Section 8.1 on the most recent Test Date on a pro forma basis after giving effect to such designation and all related transactions at any time completed as if completed on the first day of the twelve (12) month period ending on the most recent Test Date and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Borrower’s Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions.
“Reuters”: as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed, (a) in the case of Lenders party hereto as of the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(e) hereto and (b) in the case of Lenders that become parties hereto after such date, the amount set forth in the Assignment and Assumption by which such Lender became a party hereto, in each case of the foregoing clauses (a) and (b), as the same may be changed from time to time pursuant to the terms hereof. The initial aggregate amount of Revolving Commitments as of the Closing Date is $525,000,000.
“Revolving Commitment Period”: the period from and including the Closing Date up to but excluding the Business Day preceding the Revolving Termination Date.
“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.
“Revolving Facility”: at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time (including any Incremental Revolving Commitments).
“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 3.1(a).
“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).
“Revolving Termination Date”: the earlier of (a) the fifth (5th) anniversary of the Closing Date and (b) the date on which the Revolving Commitments are terminated pursuant to any provision of this Agreement.
“S&P”: Standard & Poor’s Ratings Services and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.
“Sanctioned Country”: at any time, a country or territory which is the subject or target of comprehensive Sanctions (at the time of this Agreement, Cuba, the Crimea region, Iran, North Korea and Syria).
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned fifty percent (50%) or more or controlled by any such Person.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC”: the Securities and Exchange Commission, any successor thereto and otherwise any analogous Governmental Authority.
“Secured Obligations”: as defined in the Guarantee and Collateral Agreement.
“Secured Parties”: as defined in the Guarantee and Collateral Agreement.
“Securitization”: any transaction or series of transactions entered into by any Group Member pursuant to which such Group Member sells, conveys, assigns, grants an interest in or otherwise transfers to a Securitization Subsidiary, Securitization Assets (and/or grants a security interest in such Securitization Assets transferred or purported to be transferred to such Securitization Subsidiary), and which Securitization Subsidiary finances the acquisition of such Securitization Assets with (i) cash, (ii) the issuance to such Group Member of Seller’s Retained

Interests or an increase in such Seller’s Retained Interests or (iii) proceeds from the sale or collection of Securitization Assets.
“Securitization Assets”: any accounts receivable owed to the Borrower or any Restricted Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Borrower or a Restricted Subsidiary to a Securitization Subsidiary.
“Securitization Subsidiary”: a Person to which a Group Member sells, conveys, transfers or grants a security interest in Securitization Assets, and which Person is formed (or, in the case of any business trust, the applicable series or other comparable tranche of such business trust is designated or otherwise credited) for the limited purpose of effecting one or more securitizations involving the Securitization Assets and related activities.
“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, Modifications, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Secured Obligations.
“Seller’s Retained Interest”: in respect of a Securitization, the debt or equity interests held by Group Members in a Securitization Subsidiary to which Securitization Assets have been transferred, including any such debt or equity received as consideration for or as a portion of the purchase price for the Securitization Assets transferred, or any other instrument through which any Group Member has rights to or receives distributions in respect of any residual or excess interest in the Securitization Assets.
“Senior Notes”: the 5.500% senior notes due 2027 issued by the Borrower pursuant to the Senior Notes Indenture.
“Senior Notes Indenture”: the Indenture, dated as of June 6, 2019, between the Borrower and U.S. Bank National Association, as trustee.
“Senior Representative”: with respect to any series of Permitted Pari Passu Refinancing Debt or Permitted Junior Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, Incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, but that is not a Multiemployer Plan.

“SOFR”: with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website”: the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
“Specified Cash Management Arrangement”: any arrangement for treasury, depositary or cash management services (including any credit card, commercial card, merchant card or other stored value card services and any processing of payments and other administrative services with respect thereto) provided to the Borrower or any of its Restricted Subsidiaries by a Qualified Counterparty in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis that has been designated as a Specified Cash Management Arrangement by notice from the Borrower to the Administrative Agent. The designation by the Borrower of any such arrangement as a Specified Cash Management Arrangement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral or of the Obligations of the Borrower or any Subsidiary Guarantor under the Guarantee and Collateral Agreement. All treasury, depository and cash management services (including any credit card, commercial card, merchant card or other stored value card services and any processing of payments and other administrative services with respect thereto) now or at any time hereafter provided to the Borrower or any of its Subsidiaries by JPMorgan Chase Bank, N.A. in connection with any transfer or disbursement of funds through any automated clearinghouse or on a same day or immediate or accelerated availability basis are hereby designated by the Borrower as a Specified Cash Management Arrangement.

“Specified Existing Tranche”: as defined in Section 4.18(a).
“Specified Hedge Agreement”: any Hedge Agreement between the Borrower or any of its Restricted Subsidiaries and any Qualified Counterparty that has been designated as a Specified Hedge Agreement by notice from the Borrower to the Administrative Agent (it being understood that one notice with respect to a specified ISDA Master Agreement may designate all transactions thereunder as being “Obligations” under a Specified Hedge Agreement, without the need for separate notices for each individual transaction thereunder). The designation by the Borrower of any Hedge Agreement as a Specified Hedge Agreement (a) shall constitute a representation and warranty by the Borrower that such Hedge Agreement is permitted by this Agreement (upon which such Qualified Counterparty shall be entitled to rely conclusively) and (b) shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral or of the Obligations of the Borrower or any Subsidiary Guarantor under the Guarantee and Collateral Agreement except to the extent expressly set forth in the Guarantee and Collateral Agreement.
“Standard Securitization Undertakings”: representations, warranties, covenants, repurchase obligations and indemnities entered into by a Group Member which are customary for a seller or servicer of assets transferred in connection with a Securitization.
“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurodollar Rate, for “Eurocurrency” funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, however, all such references to “Subsidiary” or to “Subsidiaries” shall not include any Securitization Subsidiary.
“Subsidiary Guarantor”: each Wholly Owned Subsidiary of the Borrower that is a Material Domestic Subsidiary (or any other Restricted Subsidiary designated by the Borrower as a Subsidiary Guarantor) and party to the Guarantee and Collateral Agreement from time to time.

Notwithstanding anything herein or in any other Loan Document to the contrary, no Excluded Subsidiary shall be required to be a Subsidiary Guarantor.
“Swingline Commitment”: $75,000,000.
“Swingline Exposure”: at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Revolving Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.
“Swingline Loans”: as defined in Section 3.3(a).
“Swingline Participation Amount”: as defined in Section 3.4(c).
“Syndication Agent”: each of Bank of America, N.A., Capital One, National Association, PNC Capital Markets LLC, Truist Bank, Wells Fargo Bank, National Association and Fifth Third Bank, National Association.
“Target Person”: as defined in Section 8.7.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment”: as to any Lender, the obligations of such Lender, if any, to make the Term Loans to the Borrower on the Closing Date in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(d) hereto.
“Term Facility”: the Initial Term Facility or any Incremental Term Facility, and “Term Facilities” means all of them, collectively.
“Term Lender”: (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time, and (b) at any time after the Closing Date, any Lender that holds Term Loans (or Term Commitments under any Incremental Term Facility) at such time.
“Term Loan Maturity Date” shall mean, as the context may require, (a) with respect to the Initial Term Loans, the fifth (5th) anniversary of the Closing Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Commitment Agreement.
“Term Loans”: an advance made by any Term Lender under any Term Facility.
“Term Percentage”: as to any Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Term SOFR”: for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice”: a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event”: the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 4.7 that is not Term SOFR.
“Test Date”: at any time, the last day of the most recently ended Fiscal Quarter for which the Borrower’s consolidated annual or quarterly financial statements are then available.
“Third Party Assignee”: as defined in Section 11.6(ii)(E).
“Total L/C Commitments”: $50,000,000.
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.
“Tranche”: each tranche of Loans and/or Commitments available hereunder. On the Closing Date there shall be two tranches comprising (i) the Initial Term Facility and (ii) the Revolving Facility.
“Transaction Costs”: the fees, costs and expenses payable by the Borrower or any of its Restricted Subsidiaries in connection with the Transactions.
“Transactions”: collectively, the Refinancing and the Borrower’s obtaining of the Initial Term Facility and the Revolving Facility.
“Transferee”: any Assignee or Participant.
“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.
“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States”: the United States of America.
“Unrestricted Cash”: cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower in accordance with GAAP; provided that cash and Cash Equivalents that are restricted or secured (i) in favor of the Indebtedness under this Agreement shall be deemed to be Unrestricted Cash and (ii) in favor of other Indebtedness secured by a pari passu or junior Lien on the Collateral as permitted under this Agreement shall be deemed to be Unrestricted Cash (only if such cash and Cash Equivalents are also restricted or secured in favor of the Indebtedness under this Agreement on a pari passu or senior basis to the Lien of such other Indebtedness).
“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors of the Borrower in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Closing Date (and any such Subsidiary so designated is set forth on Schedule 1.1(b) hereto), or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then the fair market value of such designation would be permitted under Section 8.7; provided, further, that immediately prior and immediately after giving effect to such designation (x) the Borrower would have been in compliance with Section 8.1 on the most recent Test Date on a pro forma basis after giving effect to such designation and all related transactions at any time completed as if completed on the first day of the twelve (12) month period ending on the most recent Test Date and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Borrower’s Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions.
“Unused Commitment Fee Rate”: the applicable rate per annum set forth under the heading “Unused Commitment Fee Rate” on the Pricing Grid which corresponds to the Consolidated Net Leverage Ratio as of the relevant date of determination. Notwithstanding the foregoing, until the Adjustment Date, the Consolidated Net Leverage Ratio shall be deemed to be in Category 3 for purposes of determining the Unused Commitment Fee Rate. In addition, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 7.1(a)(i) or 7.1(a)(ii) and Section 7.2(a), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Consolidated Net Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Unused Commitment Fee Rate.
“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Foreign Subsidiary”: any Wholly Owned Subsidiary that is a Foreign Subsidiary.
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law or de minimis shares held by nominees or others as required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries. Unless otherwise qualified, all references to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” in this Agreement shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.
“Withholding Agent”: the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
b.Other Definitional Provisions
.
1.Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

2.As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties of every type and nature and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).
3.For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., “Term Loans”) or by Type (e.g., “Eurodollar Rate Term Loans”).
4.The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
5.The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
6.The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to any Obligation shall mean the payment in full of such Obligation in cash in immediately available funds (other than contingent surviving indemnity obligations in respect of which no claim or demand has been made and obligations under or in respect of Hedge Agreements or Specified Cash Management Arrangements).
c.Certain Calculations and Tests
.
7.Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (x) compliance with any financial ratio or test (including Section 8.1, any Consolidated Net Leverage Ratio test, any Consolidated Senior Secured Net Leverage Ratio test, the amount of Consolidated Total Assets or any cap expressed as a percentage of Consolidated Total Assets), (y) the making or accuracy of any representations and warranties or (z) the absence of a Default or Event of Default as a condition to (A) the making of any Limited Condition Transaction or (B) the consummation of any transaction in connection with any Limited Condition Transaction (including acquisitions, Investments, Dispositions, the assumption or incurrence of Indebtedness and the use of proceeds thereof, the incurrence of Liens, repayments, repurchases and redemptions of Indebtedness and Restricted Payments), at the election of the Borrower (an “LCT Election”), the determination of whether the relevant condition is satisfied may be made at either (x) the time of (or on the basis of the financial statements for the most recent Test Date at the time of) the execution of the definitive agreement with respect to such Limited Condition Transaction (or, if applicable, delivery of notice of redemption, prepayment, declaration of dividend or similar event) or (y) the consummation of such Limited Condition Transaction (such date, the “LCT Test Date”), giving effect to the relevant Limited Condition Transaction or other transaction and any related Indebtedness or Liens on a pro forma basis. If the Borrower has made an LCT Election for any Limited Condition Transaction and such Limited Condition Transaction would be permitted on the LCT Test Date, (i) each such condition shall be deemed satisfied and complied with for all purposes of such Limited Condition Transaction and (ii) any change in status of any such condition between the LCT Test Date and the consummation of such Limited Condition Transaction shall be disregarded and all such conditions shall continue to be deemed complied with and satisfied for all purposes of such Limited Condition Transaction and no Default or Event of Default shall be deemed to exist or to have occurred or resulted from such change in status.
8.Notwithstanding the foregoing, if the Borrower has made an LCT Election, then, in connection with any subsequent calculation of any ratio or test on or following the LCT Test Date and prior to the earlier of (x) the date on which such Limited Condition Transaction is consummated or (y) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or test shall be calculated on a pro forma basis assuming such Limited Condition Transaction or any transactions in connection therewith (including any incurrence of Indebtedness, Liens and the use of proceeds thereof) has been consummated.
9.Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under Section 4.17 or any covenant that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under Section 4.17 or the same covenant as such Fixed Amount that requires compliance with a financial ratio (including Section 8.1, any Consolidated Net Leverage Ratio test or any Consolidated Senior Secured Net Leverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred shall be disregarded in the calculation of the financial ratio or test applicable to such substantially concurrent utilization of the Incurrence-Based Amounts under Section 4.17 or the same covenant as such Fixed Amount.
10.For purposes of determining compliance with any negative covenant set forth in Section 8, in the event that any Indebtedness, Lien, Disposition, Restricted Payment, Investment, prepayment, repurchase or redemption of Junior Debt or Affiliate transaction meets the criteria of more than one of the category of transactions permitted pursuant to any clause of such negative covenant, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses of such negative covenant as determined by the Borrower in its sole discretion at such time. Furthermore, the Borrower may, in its sole discretion, divide, classify or re-classify, or at any later time divide, classify or re-classify, any such transaction (or any portion thereof) among any exceptions to such negative covenant and will only be required to include the amount and type of such transaction in any one category of such exceptions; provided that (x) all Indebtedness outstanding under the Loan Documents (including any Incremental Facilities) will at all times be deemed to be outstanding in reliance on Section 8.2(a), (y) all Indebtedness under Hedge Agreements will at all times be deemed to be outstanding in reliance on Section 8.2(f) and (z) no such classification or reclassification shall obviate the requirement for any Indebtedness secured by any of the Collateral to be subject to an Intercreditor Agreement or a Pari Debt Intercreditor Agreement.
11.Notwithstanding anything to the contrary herein, Consolidated EBITDA, Consolidated Net Income and any financial ratios or tests, including the Consolidated Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio, shall be calculated in the manner prescribed by this Section 1.3(e) or Section 1.3(f), as applicable; provided that notwithstanding anything to the contrary in clause (i), (ii), (iii) or (iv) of this Section 1.3(e) or Section 1.3(f), as applicable, when calculating the Consolidated Senior Secured Net Leverage Ratio for purposes of determining actual compliance (and not compliance on a pro forma basis or determining compliance giving pro forma effect to a transaction) with Section 8.1, the events described in this Section 1.3(e) or Section 1.3(f) that occurred subsequent to the end of the period of four (4) consecutive Fiscal Quarters ended on the most recent Test Date shall not be given pro forma effect:
(i)if since the beginning of such period the Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate Consolidated EBITDA, Consolidated Interest Expense or any financial ratio or test is an Incurrence of Indebtedness, Consolidated EBITDA, Consolidated Interest Expense or such ratio or test for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred and the proceeds thereof had been used on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four Fiscal Quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four Fiscal Quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation);
(ii)if since the beginning of such period the Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate Consolidated EBITDA, Consolidated Interest Expense or any financial ratio or test involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), then Consolidated EBITDA, Consolidated Interest Expense or such financial ratio or test for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge and use of proceeds thereof had occurred on the first day of such period;
(iii)if since the beginning of such period the Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale, and any financial ratio or test shall be calculated after giving pro forma effect to such Sale as if such Sale had occurred on the first day of such period;
(iv)if since the beginning of such period the Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business in a Permitted Acquisition, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA, Consolidated Interest Expense or any financial ratio or test for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period;

(v)if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (ii), (iii) or (iv) of Section 1.3(e) if made by the Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA, Consolidated Interest Expense or any financial ratio or test for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period; and
(vi)whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings, synergies or annualized impact of buyer fee increases relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or a Responsible Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
12.For the purposes of calculating Consolidated EBITDA, Consolidated Interest Expense or any financial ratio or test for any period of four (4) consecutive Fiscal Quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Restricted Subsidiary shall have made any Material Disposition or designated any Restricted Subsidiary as an Unrestricted Subsidiary, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition or designation for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Restricted Subsidiary shall have made a Material Acquisition or designated any Unrestricted Subsidiary as a Restricted Subsidiary, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto, as if such Material Acquisition or designation occurred on the first day of such Reference Period. As used herein, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $5,000,000.
d.Divisions
. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) any reference to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person and (b) any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
e.Interest Rates; LIBOR Notification
. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate (“LIBOR”). LIBOR is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, one (1) week, two (2) month and twelve (12) month Japanese Yen LIBOR settings, the overnight, one (1) week, two (2) month and twelve (12) month British Pound Sterling LIBOR settings, and the one (1) week and two (2) month U.S. Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and twelve (12) month U.S. Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the one (1) month, three (3) month and six (6) month Japanese Yen LIBOR settings and the one (1) month, three (3) month and six

(6) month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the one (1) month, three (3) month and six (6) month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Sections 4.7(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 4.7(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 4.7(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 4.7(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
f.Cashless Rollovers
. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Refinancing Term Loans, Refinancing Revolving Loans, Extended Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in immediately available funds”, “in cash” or any other similar requirement.
Section 2.AMOUNT AND TERMS OF TERM LOANS
a.Term Loans

. Subject to the terms and conditions hereof, (a) each Initial Term Lender severally agrees to make a Term Loan denominated in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of such Initial Term Lender’s Initial Term Commitment as of the Closing Date and (b) each Term Lender that holds Term Commitments under any Incremental Term Loan Facility agrees to make a Term Loan to the Borrower as and when set forth in the applicable Incremental Commitment Agreement. Term Loans shall be either Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3. The Initial Term Commitments shall automatically terminate upon funding of the Initial Term Loans on the Closing Date.
b.Procedure for the Initial Term Loan Borrowing
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13.The Borrower shall give the Administrative Agent irrevocable notice, which must be received by the Administrative Agent prior to 1:00 p.m., New York City time, two (2) Business Days prior to the anticipated Closing Date, requesting that the Initial Term Lenders make Initial Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice, the Administrative Agent shall promptly notify each Initial Term Lender thereof. Not later than 1:00 p.m., New York City time, on the Closing Date, each Initial Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loans to be made by such Initial Term Lender.
14.The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate amounts made available to the Administrative Agent by the Initial Term Lenders in immediately available funds.
c.Repayment of Initial Term Loans
. The Initial Term Loans shall mature and be payable in full on the Term Loan Maturity Date, and shall also be repayable prior to that date in consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage of (i) for the first full year following the Closing Date, 0.0% of the aggregate principal amount of the Initial Term Loans outstanding immediately after the Closing Date, (ii) for each of the second and third full years following the Closing Date, 1.25% of the aggregate principal amount of the Initial Term Loans outstanding immediately after the Closing Date and (iii) for each of the fourth and fifth full years following the Closing Date, 1.875% of the aggregate principal amount of the Initial Term Loans outstanding immediately after the Closing Date, in each case, after giving effect to Section 2.1 hereof, commencing on September 30, 2021 and continuing on the last day of each consecutive September, December, March and June thereafter.

Section 3.AMOUNT AND TERMS OF REVOLVING COMMITMENTS
a.Revolving Commitments
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15.Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) denominated in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Extensions of Credit then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. Revolving Loans that are repaid may be reborrowed during the Revolving Commitment Period, subject to the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.
16.The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.
b.Procedure for Revolving Loan Borrowing
. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided, that the Borrower shall give the Administrative Agent irrevocable notice, which must be received by the Administrative Agent prior to (a) 1:00 p.m., New York City time, three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 11:00 a.m., New York City time, on the requested Borrowing Date, in the case of Base Rate Loans, and which shall specify (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such amounts will then be made available to the Borrower by the Administrative Agent crediting an account of the Borrower maintained by the Administrative Agent, in like amounts and funds as received by the Administrative Agent.
c.Swingline Commitment
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17.Subject to the terms and conditions hereof, the Swingline Lender may in its sole discretion make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) denominated in Dollars to the Borrower notwithstanding that after making a requested Swingline Loan, the sum of (i) the Swingline Lender’s aggregate principal amount of all Revolving Loans, (ii) the Revolving Percentage of the L/C Obligations and (iii) all outstanding Swingline Loans may exceed the Swingline Lender’s Revolving Commitment; provided, that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment, (ii) the Borrower shall not request any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (iii) the Swingline Lender shall not be required to make any Swingline Loans under this Section 3.3 at any time when an Event of Default has occurred and is continuing. Subject to the foregoing, Swingline Loans may be repaid and reborrowed from time to time.
18.Swingline Loans shall be Base Rate Loans only.
19.The Borrower shall repay all outstanding Swingline Loans (i) on each Borrowing Date for Revolving Loans, (ii) on the Revolving Termination Date, (iii) on a weekly basis as determined by the Swingline Lender and (iv) on demand by the Swingline Lender at any time when an Event of Default has occurred and is continuing.
d.Procedure for Swingline Borrowing; Refunding of Swingline Loans; Successor Swingline Lenders
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20.Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 p.m., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and such notice shall constitute certification by the Borrower to the Swingline Lender that the unused portion of the Revolving Facility is greater than or equal to the Swingline Loans and the Swingline Lender shall be entitled to rely conclusively on such certification. Each borrowing of Swingline Loans shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

21.The Swingline Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to do so), request a borrowing of Revolving Loans in an amount equal to the aggregate outstanding Swingline Loans and apply the proceeds of such borrowing to the repayment of the Swingline Loans. Each Revolving Lender agrees to fund its Revolving Percentage of any such borrowing so requested in immediately available funds, not later than 10:00 a.m., New York City time, on the first Business Day after the date of such borrowing is requested. The proceeds of such Revolving Loans shall immediately be made available by the Administrative Agent to the Swingline Lender for application to the repayment of Swingline Loans. The Borrower agrees to pay, and irrevocably authorizes the Swingline Lender and Administrative Agent to charge the Borrower’s accounts with the Swingline Lender or Administrative Agent as necessary to pay, all outstanding Swingline Loans to the extent amounts received from the Revolving Lenders upon any such request are not sufficient to repay the outstanding Swingline Loans.
22.If the Swingline Lender at any time determines that it is precluded from making a request for a borrowing of Revolving Loans pursuant to Section 3.4(b), whether by reason of the occurrence of a Default described in Section 9.1(f) or otherwise for any reason, each Revolving Lender hereby purchases from the Swingline Lender an undivided participating interest in the then outstanding Swingline Loans (a “Swingline Participation Amount”) and shall promptly upon demand of the Swingline Lender complete such purchase at par by paying to the Swingline Lender an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate outstanding Swingline Loans.
23.Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, that if any such payment is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
24.Each Revolving Lender’s obligation to make the Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or the failure to satisfy any of the conditions specified in Section 6; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

25.The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 4.5(b). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
26.Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 3.4(f) above.
e.Fees, etc.

27.The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender an unused commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Unused Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the fifteenth (15th) day following the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the Closing Date.
28.The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates agreed to in writing by the Borrower and the Administrative Agent.
f.Termination or Reduction of Revolving Commitments
. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments, which notice may be conditioned upon the occurrence of any other transaction and, if such condition is not satisfied on or prior to the date specified in such notice, may be revoked by the Borrower; provided, that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $500,000, or a whole multiple thereof or the Total Revolving Commitment, and shall reduce permanently the Revolving Commitments then in effect. Unless previously terminated in accordance with the terms hereof, the Revolving Commitments shall automatically terminate on the Revolving Termination Date.
g.Letter of Credit Commitment
.
29.Subject to the terms and conditions hereof, each Issuing Lender (other than any Issuing Lender referred to in clause (b) of the definition of “Issuing Lender”), in reliance on the agreements of the other Revolving Lenders set forth in Section 3.10(a), agrees to issue, on a sight basis, letters of credit (“Letters of Credit”) for the account of the Borrower (or for the account of any Subsidiary of the Borrower if the Borrower requests a Letter of Credit for such Subsidiary’s account; provided, that notwithstanding that a Letter of Credit may be issued or outstanding hereunder in support of any obligations of, or for the account of, a Subsidiary of the Borrower, the Borrower shall be jointly and severally obligated to reimburse each Issuing Lender hereunder for any and all drawings under such Letter of Credit) on any Business Day at any time and from time to time until the date that is ten (10) days prior to the Revolving Termination Date, in such form as may be approved from time to time by such Issuing Lender; provided, that the applicable Issuing Lender shall have no obligation to cause any Letter of Credit to be issued if, after giving effect to such issuance, (i) the L/C Obligations would exceed the Total L/C Commitments, (ii) the aggregate amount of the Available Revolving Commitments would be less than zero, (iii) the stated amount of all outstanding Letters of Credit issued by such Issuing Lender would exceed the then outstanding aggregate principal amount of the outstanding Revolving Commitments of such Issuing Lender or (iv) the stated amount of all outstanding Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s L/C Commitment (provided, that each Issuing Lender may, at its sole discretion, issue a Letter of Credit although after giving effect to such issuance the stated amount of all outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, so long as after giving effect to such issuance, the L/C Obligations would not exceed the Total L/C Commitments); provided, further, that no Issuing Lender shall be under any obligation to issue commercial or trade Letters of Credit. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Letter of Credit shall be denominated in Dollars and expire no later than the earlier of (i) the first anniversary of its date of issuance and (ii) the date that is five (5) days prior to the Revolving Termination Date; provided, that any Letter of Credit with a one-year term may provide, with the consent of the applicable Issuing Lender, for the automatic extension thereof for additional periods of up to one year (which shall in no event extend beyond the date referred to in clause (ii) above). If, as of the

Revolving Termination Date, any Letter of Credit for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then undrawn amount of all outstanding Letters of Credit; provided, that all such Cash Collateral or Backstop L/Cs shall be denominated in Dollars. “Cash Collateralize” shall mean to (i) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuing Lender and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances of deposit accounts under the sole dominion and control of the Administrative Agent on terms reasonably satisfactory to the Administrative Agent in an amount equal to 103% of the total amount then available under the applicable Letters of Credit pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Issuing Lender (which documents are hereby consented to by the Lenders) (“Cash Collateral”) or (ii) deliver to the applicable Issuing Lender one or more backstop letters of credit in form and substance reasonably acceptable to, and issued by financial institutions reasonably acceptable to the applicable Issuing Lender that has issued such Letter of Credit and the Administrative Agent (each such letter of credit, a “Backstop L/C”). Derivatives of such above defined terms shall have corresponding meanings.
30.No Issuing Lender shall at any time be obligated to cause any Letter of Credit to be issued hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law or such Issuing Lender’s internal policies relating to the issuance of Letters of Credit.
31.The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender being so designated, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this Section 3.7(c) shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender.
32.The Borrower hereby agrees that each Existing Letter of Credit shall be deemed to be a Letter of Credit under this Agreement after the Closing Date.
33.Any Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.9. From and after the effective date of any such replacement, (x) the successor Issuing Lender shall have all the rights and obligations of the replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or amend or extend any outstanding Letter of Credit issued by it.
34.Any Issuing Lender may resign as an Issuing Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent and the Borrower, in which case, such Issuing Lender may be replaced in accordance with Section 3.7(e).
h.Procedure for Issuance of Letters of Credit
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35.The Borrower may from time to time request that any Issuing Lender (other than any Issuing Lender referred to in clause (b) of the definition of “Issuing Lender”) issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, such Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of written confirmation from the Administrative Agent that after giving effect to the requested issuance, none of the statements specified in clauses (i) through (iv) of the first sentence of Section 3.7(a) would be true, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith to be processed in accordance with its customary policies and procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
36.The making of each request for a Letter of Credit by the Borrower shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.7(a) or any Requirement of Law applicable to the Loan Parties. Unless each Issuing Lender has received notice from the Administrative Agent before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6.2 are not satisfied, or that the issuance of such Letter of Credit would violate Section 3.7, then such Issuing Lender may issue the requested Letter of Credit for the account of the Borrower in accordance with its customary policies and procedures.

i.Fees and Other Charges
.
37.The Borrower will pay a fee on the undrawn and unexpired amount of each Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility less the fronting fee set forth in the succeeding sentence, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender computed at a rate not in excess of 0.125% per annum and payable quarterly in arrears on each L/C Fee Payment Date.
38.In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
j.Letter of Credit Participations
.
39.Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each drawing paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a drawing is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand of such Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such drawing, or any part thereof, that is not so reimbursed and the Administrative Agent shall promptly forward such amounts to such Issuing Lender.
40.If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of any Issuing Lender pursuant to Section 3.10(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.10(a) is not made available to the Administrative Agent for the account of any Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Facility. A certificate of any Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.10 shall be conclusive in the absence of manifest error.
41.Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.10(a), the Administrative Agent or any Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or such Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, that if any such payment received by Administrative Agent or such Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender the portion thereof previously distributed to such L/C Participant.
k.Reimbursement Obligation of the Borrower
. The Borrower agrees to reimburse each Issuing Lender within one (1) Business Day after such Issuing Lender notifies the Borrower of the date and amount of a drawing presented under any Letter of Credit paid by such Issuing Lender or on the next Business Day, if such notice is received any time after 11:00 a.m., New York time, on such Business Day for the amount of such drawing so paid. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant drawing is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c).
l.Obligations Absolute
. The Borrower’s obligations under Section 3.11 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.11 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or purportedly transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee or purported transferee, (ii) payment by each Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.12, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender or any Related Person of such Issuing Lender. The Borrower agrees that any action taken by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.
m.Letter of Credit Payments
. If a compliant drawing shall be presented for payment under any Letter of Credit, the applicable Issuing Lender that issued such Letter of Credit shall promptly notify the Administrative Agent who in turn shall promptly notify the Borrower of the date and amount thereof. The responsibility of each Issuing Lender to the Borrower in connection with any drawing presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to causing the applicable Issuing Lender that has issued such Letter of Credit to determine that the documents (including each drawing, if any) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
Section 4.GENERAL PROVISIONS APPLICABLE TO LOANS AND
LETTERS OF CREDIT
a.Optional Prepayments
.
42.The Borrower may at any time and from time to time voluntarily prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 p.m., New York City time (or such later time as the Administrative Agent may agree in its sole discretion), three (3) Business Days prior thereto in the case of Eurodollar Loans and no later than 1:00 p.m., New York City time (or such later time as the Administrative Agent may agree in its sole discretion), one (1) Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to

Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing or events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied), together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans pursuant to this Section 4.1 shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Partial prepayments of Swingline Loans pursuant to this Section 4.1 shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.
43.Any optional prepayments of the Term Facilities shall be credited to the remaining scheduled installments of the Term Facilities thereof as specified by the Borrower or, if not specified, pro rata to the remaining installments of each of the Facilities on a pro rata basis.
b.Mandatory Prepayments
.
44.If at any time after the Closing Date any Group Member receives any Net Cash Proceeds from the Incurrence of any Indebtedness (other than Excluded Indebtedness) or the issuance of any Disqualified Capital Stock, the Borrower shall prepay the Term Loans on a pro rata basis on the date of such receipt in an amount equal to 100% of such Net Cash Proceeds; provided, that if at the time of such prepayment such Group Member is required to prepay any Other Applicable Indebtedness (to the extent and if required by the terms of the definitive documentation governing such other Indebtedness), then the Borrower may apply 100% of such Net Cash Proceeds to prepay the Term Loans and prepay, redeem or repurchase such Other Applicable Indebtedness on a pro rata basis on the date of such receipt; provided, further, that (A) any prepayment, redemption or repurchase of such Other Applicable Indebtedness shall be at par (or less than par), (B) the portion of such prepayment amount allocated to such Other Applicable Indebtedness shall not exceed the amount required to be allocated to such Other Applicable Indebtedness pursuant to the terms thereof, (C) the amount of prepayment of the Term Loans that would otherwise have been required pursuant to this Section 4.2(a) shall be reduced accordingly and (D) to the extent the holders of such Other Applicable Indebtedness decline to have such Indebtedness prepaid, redeemed or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.
45.If at any time after the Closing Date any Group Member receives any Net Cash Proceeds from any Asset Sale or Recovery Event in an amount exceeding $10,000,000 in any Fiscal Year, then, the Borrower shall (i) if no Reinvestment Notice shall have been delivered in respect thereof, prepay the Term Loans on a pro rata basis on the third

(3rd) Business Day following the date of such receipt in an amount equal to the Applicable Asset Sale Sweep Percentage of such excess Net Cash Proceeds or (ii) if a Reinvestment Notice has been delivered in respect thereof, prepay the Term Loans in an amount equal to the Reinvestment Prepayment Amount, if any, on a pro rata basis on the Reinvestment Prepayment Date; provided, that if at the time of such prepayment the Borrower or such Group Member is required to prepay any Other Applicable Indebtedness (to the extent and if required by the terms of the definitive documentation governing such other Indebtedness), then the Borrower may apply 100% of such excess Net Cash Proceeds (or the Reinvestment Prepayment Amount, as applicable) to prepay the Term Loans and prepay, redeem or repurchase such Other Applicable Indebtedness on a pro rata basis on the date of such receipt; provided, further, that (A) any prepayment, redemption or repurchase of such Other Applicable Indebtedness shall be at par (or less than par), (B) the portion of such prepayment amount allocated to such Other Applicable Indebtedness shall not exceed the amount required to be allocated to such Other Applicable Indebtedness pursuant to the terms thereof, (C) the amount of prepayment of the Term Loans that would otherwise have been required pursuant to this Section 4.2(b) shall be reduced accordingly and (D) to the extent the holders of such Other Applicable Indebtedness decline to have such Indebtedness prepaid, redeemed or repurchased, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.
46.If at any time after the Closing Date, the aggregate Revolving Extensions of Credit then outstanding exceed the Revolving Commitments then in effect, the Borrower (without notice or demand) shall immediately prepay outstanding Swingline Loans or Revolving Loans and pay any unpaid Reimbursement Obligations (or, if no Swingline Loans or Revolving Loans are outstanding, Cash Collateralize outstanding Letters of Credit) in an amount sufficient to eliminate any such excess.
47.Mandatory prepayments of Term Loans shall be applied first to Base Rate Loans to the full extent thereof and then to Eurodollar Loans and shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Each such prepayment shall be credited to the remaining scheduled installments of the Term Facilities thereof as specified by the Borrower or, if not specified, to the scheduled quarterly installments of the Term Loans in direct order of maturity.
48.The Borrower shall provide the Administrative Agent written notice of any mandatory prepayment of Term Loans required to be made pursuant to Section 4.2(a) and (b), three (3) Business Days (or with respect to any mandatory prepayments upon the Incurrence of any Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt or other Credit Agreement Refinancing Indebtedness pursuant to Section 4.2(a), one (1) Business Day prior thereto in the case of any Base Rate Loans being prepaid) prior to the date of prepayment (or such later time as the Administrative Agent may agree in its sole discretion), which notice shall specify the date and amount of prepayment; provided, that such notice may be conditioned on consummation of such mandatory prepayment event and receipt of Net Cash Proceeds thereof by the applicable Group Member. Other than with respect to mandatory prepayments upon the Incurrence of any Permitted Pari

Passu Refinancing Debt, Permitted Junior Refinancing Debt or other Credit Agreement Refinancing Indebtedness pursuant to Section 4.2(a), the applicable Lenders may elect not to accept any mandatory prepayment (each such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent and the Borrower no later than 5:00 p.m., New York City time, one (1) Business Day prior to the date of such prepayment. Any prepayment amount declined by the Declining Lenders (the “Declined Amount”) shall be retained by the Borrower.
49.Notwithstanding any other provisions of this Section 4.2 to the contrary, with respect to any prepayment required pursuant to Section 4.2(a) or (b), if at the time of such prepayment, the Group Member receiving the Net Cash Proceeds (i) is prohibited, restricted or delayed by applicable local law from repatriating such Net Cash Proceeds to the Borrower, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 4.2(a) or (b) but may be retained by the applicable Group Member so long, but only so long, as the applicable local law will not permit repatriation to the Borrower, and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Cash Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 4.2(a) or (b) to the extent provided therein or (ii) cannot repatriate such funds to the Borrower without (in the good faith determination of the Borrower) the repatriation of such Net Cash Proceeds (or a portion thereof) that would otherwise be required to be applied pursuant to Section 4.2(a) or (b) resulting in material adverse tax consequences, the Net Cash Proceeds (or portion thereof) so affected may be retained by the applicable Group Member (the Borrower hereby agrees to cause the applicable Group Member to promptly use commercially reasonable efforts to take all actions within the reasonable control of the Borrower that are reasonably required to eliminate such tax effects) until such time as such material adverse costs would not apply to the repatriation thereof, at which time the mandatory prepayments otherwise required by Section 4.2(a) or (b) with respect to such Net Cash Proceeds shall be made.
c.Conversion and Continuation Options
.
50.The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 12:00 noon, New York City time, on the Business Day preceding the proposed conversion date; provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 p.m., New York City time, on the second (2nd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefore); provided, that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. If the Borrower requests a conversion to Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
51.Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations; provided, further, that if the Borrower shall fail to give any required notice as described in this Section 4.3(b) or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. So long as no Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations, if the Borrower fails to request a continuation of Eurodollar Loans or requests a continuation of Eurodollar Loans in any such notice, but fails to specify an Interest Period, it will be deemed to have requested or specified, as applicable, an Interest Period of one (1) month. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
d.Limitations on Eurodollar Tranches
. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than fifteen (15) Eurodollar Tranches shall be outstanding at any one time.
e.Interest Rates and Payment Dates; Administrative Agent Fees; Other Fees
.
52.Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
53.Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin.

54.During the continuance of an Event of Default under Section 9.1(a), (i) if any portion of the principal of any Loan or Reimbursement Obligation is not paid when due (whether at the stated maturity, by acceleration or otherwise), such portion of such principal shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to Section 4.5(a) or 4.5(b) plus 2.00% per annum or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2.00% per annum and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder is not paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2.00% per annum (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2.00% per annum), in each case, with respect to both clause (i) and clause (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).
55.Interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to Section 4.5(c) shall be payable from time to time on demand.
56.The Borrower agrees to pay to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by the Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.
f.Computation of Interest and Fees
.
57.Interest and fees payable pursuant hereto shall be calculated on the basis of a three hundred and sixty (360) day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a three hundred and sixty-five (365) (or three hundred and sixty-six (366), as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for each day on which it is made or outstanding, except the day on which it is repaid unless it is repaid on the same day that it was made.
58.Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).
59.In the event that any financial statement or compliance certificate delivered pursuant to Section 7.1 or 7.2, respectively, is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Unused Commitment Fee Rate for any period (an “Applicable Period”) than the Applicable Margin or Unused Commitment Fee Rate applied for such Applicable Period respectively, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement and a corrected compliance certificate for such Applicable Period, (ii) the Applicable Margin and the Unused Commitment Fee Rate shall be determined based on the corrected compliance certificate for such Applicable Period, and (iii) the Borrower shall promptly pay to the Administrative Agent (for the account of the Lenders and the Issuing Lenders during the Applicable Period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin and Unused Commitment Fee Rate for such Applicable Period. This Section 4.6(c) shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 4.5(b) and Section 9, and shall survive the termination of this Agreement.
g.Alternate Rate of Interest
.
60.Subject to Sections 4.7(b) through (g), if prior to the commencement of any Interest Period for a Eurodollar Loan:
(vii)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(viii)the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in the borrowing of such Loans for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any notice that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and (B) any request for a borrowing of a Eurodollar Loan shall be made as a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one Type of Loans, then the other Type of Loans shall be permitted; provided further and notwithstanding any other provision herein, the Borrower may rescind such borrowing request promptly after receipt of any such notice.
61.Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 4.7), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
62.Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this Section 4.7(c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.
63.In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
64.The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition

Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.7(d) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.7.
65.Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
66.Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of or conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
h.Pro Rata Treatment and Payments
.
67.Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the

Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be of the relevant Lenders.
68.Each payment (including each prepayment but excluding any purchase of Loans pursuant to Section 11.6(g)) by the Borrower on account of principal of and interest on the Term Loans shall be made, pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.
69.Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
70.All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
71.Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 4.8(e) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.
72.Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
i.Requirements of Law
.
73.If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, or compliance by any Lender or the Administrative Agent with any request or directive whether or not having the force of law from any central bank or other Governmental Authority made subsequent to the date such Lender or the Administrative Agent, as applicable, becomes a party hereto:
(ix)shall subject any Lender or the Administrative Agent to any Tax of any kind whatsoever with respect to this Agreement, or any other Loan Documents, and Commitment or Obligation, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) changes in the rate of net income taxes, branch profits taxes and franchise taxes (imposed in lieu of income taxes) and (B) Non-Excluded Taxes imposed on amounts payable hereunder, Other Taxes and Excluded Taxes; provided, that this provision shall not affect any obligation of the Borrower under Section 4.10);
(x)shall impose, modify or hold applicable any reserve, liquidity requirements, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or
(xi)shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender or the

Administrative Agent, by an amount that such Lender or the Administrative Agent, as applicable, reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or the Administrative Agent, upon its written demand (accompanied by a certificate of the type described in Section 4.9(c)), any additional amounts necessary to compensate such Lender or the Administrative Agent for such increased cost or reduced amount receivable. If any Lender or the Administrative Agent becomes entitled to claim any additional amounts pursuant to this Section 4.9(a), it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
74.If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements whether or not having the force of law from any Governmental Authority made subsequent to the date such Lender becomes a party hereto shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity requirements and such Lender’s desired return on capital) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request (accompanied by a certificate of the type described in Section 4.9(c)) therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction. For purposes of this Agreement, and notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be have been enacted, adopted or issued after the date each Lender has become a party hereto, regardless of the date such act, requests, rules, regulations, guidelines or directives enacted, adopted or issued.
75.A certificate as to any additional amounts payable pursuant to this Section 4.9 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 4.9, the Borrower shall not be required to compensate a Lender pursuant to this Section 4.9 for any amounts Incurred more than six (6) months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such six (6) month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 4.9 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
j.Taxes
.
76.Except to the extent required under applicable law, all payments made under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for any Taxes. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is a Non-Excluded Tax (as defined below), then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.10) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that, for the avoidance of doubt, the Borrower shall not be required to increase any such amounts payable to any Lender or the Administrative Agent with respect to any Excluded Taxes.
77.“Non-Excluded Taxes” shall mean all Taxes other than Excluded Taxes. “Excluded Taxes” shall mean Taxes (i) measured by net income (however denominated), branch profits Taxes and franchise Taxes imposed on the Administrative Agent or any Lender or its applicable lending office or any branch, in each case as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, this Agreement or any other Loan Document, or sold or assigned an interest in any Loan or Loan Document), (ii) that are attributable to such Lender’s or the Administrative Agent’s failure to comply (other than as a result of any change in any Requirement of Law) with the requirements of Section 4.10(e) or (f), (iii) that are United States federal withholding taxes imposed on amounts payable to such Lender or the Administrative Agent at the time such Lender or the Administrative Agent becomes a party to this Agreement (other than pursuant to a replacement by the Borrower under Section 4.13), except to the extent that such Lender’s or the Administrative Agent’s assignor (if any) was entitled, at the time of assignment to receive additional amounts from the Borrower with respect to the Taxes pursuant to this Section 4.10(a) or Section 4.10(h) and (iv) any withholding taxes imposed under FATCA.

78.In addition, but without duplication of Section 4.10(a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
79.Whenever any Non-Excluded Taxes or Other Taxes are payable by or on account of a Loan Party, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay or cause to be paid any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit or cause to be remitted to the Administrative Agent the required receipts or other required documentary evidence, the Loan Parties shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
80.Each Lender or the Administrative Agent (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8IMY (together with any required attachments), Form W-8EXP and/or Form W-8BEN or W-8BEN-E (claiming benefits of an applicable tax treaty) or Form W-8ECI, as applicable (or successor form) or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN or W-8BEN-E, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver properly updated forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 4.10(e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 4.10(e) that such Non-U.S. Lender is not legally able to deliver. Each Lender or the Administrative Agent that is not a Non-U.S. Lender shall furnish an accurate and complete U.S. Internal Revenue Service Form W-9 (or successor form) establishing that such Lender or the Administrative Agent is not subject to U.S. backup withholding, and to the extent it may lawfully do so at such times, provide a new Form W-9 (or successor form) upon the expiration or obsolescence of any previously delivered form.

81.A Lender or the Administrative Agent that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and upon reasonable request in writing by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.10(d)) shall not be required if in such Lender’s or the Administrative Agent’s reasonable judgment such completion, execution or submission would subject such Lender or the Administrative Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or the Administrative Agent.
82.If any Lender or the Administrative Agent determines, in its reasonable discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.10(g), in no event will any Lender or the Administrative Agent be required to pay any amount to any Loan Party under this Section 4.10(g) the payment of which would place such Lender or the Administrative Agent in a materially less favorable net after-Tax position than such Lender or the Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.10(g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
83.The Borrower and each Loan Party shall indemnify each Lender and the Administrative Agent within twenty (20) days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes paid or payable by such Lender or the Administrative Agent or any of their respective Affiliates, as applicable, on or with respect to any payment by or on account of any obligation of the Borrower or such Loan Party hereunder (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.10) or otherwise arising in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that neither the Borrower nor any Loan Party shall be obligated to make payment to any Lender or the Administrative Agent, as applicable, pursuant to this Section 4.10(h) in respect of penalties, interest or other similar liabilities attributable to such Non-Excluded Taxes or Other Taxes if such penalties, interest or other similar liabilities are attributable to the gross negligence or willful misconduct of such Lender or the Administrative Agent, as the case may be, seeking indemnification as determined in a final, non-appealable judgment of a court of competent jurisdiction. An original official receipt, or certified copy thereof, as to the amount of such payment, delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of any such Person, shall be conclusive absent manifest error.
84.The agreements in this Section 4.10 shall survive resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments or this Agreement and the repayment, satisfaction or discharge of the Loans, Obligations and all other amounts payable under any Loan Document.
85.If a Lender changes its applicable lending office (other than with respect to the designation of a new lending office pursuant to a request by the Borrower under Section 4.12) or assigns its rights or sells participations therein and the effect of the change, assignment or participation, as of the date of the change, would be to cause the Borrower to become obligated to pay any additional amount under Section 4.9(a)(i) or 4.10, the Borrower shall not be obligated to pay such additional amount in excess of amounts the Borrower was obligated to pay prior to such change, assignment or participation.
86.If a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or the Administrative Agent has complied with such Lender’s or the Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.10(k), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

k.Indemnity
. The Borrower agrees to indemnify each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 4.11 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
l.Change of Lending Office
. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9, 4.10(a) or 4.15 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 4.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9, 4.10(a) or 4.15. Subject to the terms and conditions set forth in Section 10.7, the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
m.Replacement of Lenders
.

87.The Borrower may replace (at its sole expense and effort), with a replacement financial lender reasonably satisfactory to the Administrative Agent, any Lender that (x) requests payment of any amounts payable under Section 4.9, 4.10(a) or 4.15, (y) is a Defaulting Lender hereunder or (z) declines to deliver any requested consent to a waiver, amendment or other modification of any provision of the Loan Documents that has been consented to by the Borrower, the Administrative Agent, the Required Lenders and, if otherwise required, the Majority Facility Lenders (any such Lender who does not agree to such consent, waiver or other modification, a “Non-Consenting Lender”), but only if (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default has occurred and is continuing at the time of such replacement, (iii) prior to any such replacement, such Lender has taken no action under Section 4.12 so as to eliminate the demand or condition giving rise to the Borrower’s replacement right, (iv) the replacement lender purchases, at par, all Loans and other amounts owing to the replaced Lender on or prior to the date of replacement and assumes all obligations of the replaced Lender under the Loan Documents in accordance with Section 11.6 (except that the Borrower shall pay the registration and processing fee referred to therein), (v) the Borrower compensates the replaced Lender under Section 4.11 if any Eurodollar Loan outstanding to the replaced Lender is purchased other than on the last day of the Interest Period relating thereto, (vi) in the case of any such replacement resulting from a claim for compensation under Section 4.9 or 4.10, such replacement will result in a reduction in such compensation or payments thereafter, and (vii) the Borrower shall pay the replaced Lender all amounts payable under Section 4.9 or 4.10. Notwithstanding the foregoing, all rights and claims of the Borrower, the Administrative Agent and the Lenders against any replaced Lender that has defaulted in its obligation to make Loans hereunder shall be in all respects and unaffected by the replacement of such Lender.
88.If the Borrower is unable to find a replacement for any Non-Consenting Lender, the Borrower may purchase the outstanding principal of its Loans of the relevant Class or Classes, in each case, subject to the terms and conditions set forth in Section 11.6(g).
n.Evidence of Debt
.
89.Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
90.The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a sub-account therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

91.The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, but the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
92.The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Loans or Swingline Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3, respectively, with appropriate insertions as to date and principal amount.
o.Illegality
. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement,(a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.
p.Defaulting Lenders
. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
93.fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 3.5;
94.the Aggregate Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Majority Facility Lenders under any Facility have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.1); provided, that this Section 4.16(b) shall not apply to the vote of a Defaulting Lender in the case of any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders under Section 11.1;

95.if any Swingline Exposure or any L/C Obligations exists at the time a Lender becomes a Defaulting Lender then:
(xii)all or any part of such Defaulting Lender’s Swingline Exposure and L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments, (y) the sum of the Revolving Extensions of Credit, Swingline Exposure and L/C Obligations of any Non-Defaulting Lender does not exceed such Non-Defaulting Lender’s Revolving Commitment and (z) no Event of Default shall have occurred and be continuing at such time;
(xiii)if the reallocation described in Section 4.16(c)(i) cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and any unpaid Reimbursement Obligations and (y) second, Cash Collateralize such Defaulting Lender’s remaining L/C Obligations (after giving effect to any partial reallocation pursuant to Section 4.16(c)(i)) in accordance with the procedures set forth in Section 3.7(a) for so long as such L/C Obligations are outstanding;
(xiv)if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to Section 4.16(c)(ii) and Section 3.7(a), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.9(a) or (b) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;
(xv)if the L/C Obligations of the Non-Defaulting Lenders is reallocated pursuant to Section 4.16(c)(i), then the fees payable to the Lenders pursuant to Section 3.9(a) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Percentages; or
(xvi)if any Defaulting Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to Section 4.16(c)(i) or (ii), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.9(a) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the applicable Issuing Lenders until such L/C Obligations are cash collateralized and/or reallocated;

96.so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and each Issuing Lender shall not be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.16(c) and Section 3.7(a), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.16(c)(i) (and Defaulting Lenders shall not participate therein); and
97.in the event and on the date that each of the Administrative Agent, the Borrower, the Issuing Lenders and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Obligations of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, subject to Section 11.23, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
q.Incremental Facilities
.
98.So long as no Event of Default exists or would arise therefrom, the Borrower shall have the right, at any time and from time to time after the Closing Date to (i) request new term loan commitments under one or more new term loan credit facilities to be included in this Agreement and/or increase the principal amount of any class of Term Loans (each, an “Incremental Term Facility” and, collectively, the “Incremental Term Loan Commitments”) and/or (ii) increase the Total Revolving Commitment (each, an “Incremental Revolving Facility” and, such commitments, the “Incremental Revolving Commitments”; together with the Incremental Term Loan Commitments, the “Incremental Commitments” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and, together with any Incremental Term Loans, “Incremental Loans”) so long as the aggregate outstanding principal amount of all unutilized Incremental Commitments and Incremental Loans does not exceed the Incremental Amount; provided that, after giving pro forma effect to any Incurrence or discharge of Indebtedness on the date the applicable Incremental Commitment Agreement becomes effective (subject to Section 1.3) and all related transactions as if completed on the first day of the twelve (12) month period ending on the most recent Test Date, the Borrower would have been in compliance with Section 8.1 on the most recent Test Date (and the Borrower shall deliver a certificate, on or prior to the date on which such Incremental Commitment shall become effective to the Administrative Agent certifying that the Borrower is in compliance with this Section 4.17). Any Incremental Term Loan Commitment Incurred in the form of increases to any Class of existing Term Loans shall be identical to and form part of such Term Loans. Any Incremental Revolving Commitments shall be Incurred in the form of increases to the Revolving Commitments and shall be identical to and form part of such Revolving Facility.
99.Each request from the Borrower pursuant to this Section 4.17 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments. The Incremental Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”) subject, (i) in respect of any Additional Lender not already a Lender hereunder or an Affiliate of a Lender hereunder, to the Borrower’s consent (such consent not to be unreasonably withheld or delayed) and (ii) in the case of any Incremental Revolving Commitments (if such Additional Lender is not already a Lender hereunder or any Affiliate of a Lender hereunder) to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). Any allocation of any Incremental Commitments to any Affiliated Lender shall be subject to the terms of Section 11.6(g).
100.No Incremental Commitment or Incremental Loans shall be effective unless the Borrower delivers to the Administrative Agent an Incremental Commitment Agreement executed and delivered by the Borrower and the proposed Additional Lenders. Notwithstanding anything in Section 11.1 to the contrary, an Incremental Commitment Agreement may, without the consent of any other Lender, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Borrower and the Administrative Agent, to effect the provisions of this Section 4.17; provided, however, that (i) (A) the Incremental Term Loan Commitments will not be guaranteed by any Person that is not a Loan Party, and will be secured on a pari passu or (at the Borrower’s option) junior basis only by assets or property constituting Collateral, (B) the Incremental Term Loan Commitments and any incremental loans drawn thereunder (the “Incremental Term Loans”) shall rank pari passu in right of payment with or (at the Borrower’s option) junior to the Loans hereunder and (C) no Incremental Commitment Agreement may provide for any Incremental Commitment or any Incremental Term Loans to be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans; (ii) no Lender will be required to provide any such Incremental Commitment unless it so agrees; (iii) the interest rate margins, upfront fees, original issue discount, any interest rate floors and any customary arrangement or commitment fees applicable to the loans made pursuant to the Incremental Commitments shall be determined by the Borrower and the applicable Additional Lenders; (iv) such Incremental Commitment Agreement may provide for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders or of the Lenders of each Tranche hereunder and may provide class protection for any additional credit facilities in a manner consistent with those provided the Facilities pursuant to the provisions of Section 11.1 as in effect on the Closing Date; (v) the final maturity date of any Incremental Term Loans or Incremental Term Loan Commitments shall be no earlier than the Latest Maturity Date and the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans; (vi) the prepayment provisions shall be determined by the Borrower and the applicable Additional Lenders; provided that they shall not be more favorable than the prepayment provisions applicable to the Term Loans; (vii) if such Incremental Loans or Incremental Commitment shall be secured on a junior basis, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement; and (viii) except as expressly provided in this Section 4.17, the terms and conditions in respect of any Incremental Term Facility, taken as a whole, shall not be materially more favorable to the lenders or holders thereof than the terms and conditions applicable to the Term Loans, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment, other than (1) terms and conditions that are applicable only to periods after the Latest Maturity Date of the Term Loans at the time of incurrence and (2) any term or condition to the extent such term or condition is also added for the benefit of the Lenders under this Agreement; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least three (3) Business Days (or such shorter period as many be agreed by the Administrative Agent) prior to the incurrence of such Incremental Term Facility stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (viii) shall be conclusive evidence that such terms and conditions satisfy such requirement, unless the Administrative Agent notifies the Borrower within such three (3) Business Day (or shorter as may be agreed by the Administrative Agent) period that it disagrees with such determination.
101.The Administrative Agent shall promptly notify each Lender whenever any Incremental Commitment becomes effective.
102.No Incremental Commitment Agreement shall become effective unless the Administrative Agent has received (i) a certificate executed by a Responsible Officer of the Borrower to the effect that no Event of Default has occurred and is continuing (subject to Section 4.17(i)) and (ii) such additional Security Documents, legal opinions, board resolutions, certificates and other documentation as may be required by such Incremental Commitment Agreement.
103.Upon the implementation of any Incremental Revolving Facility pursuant to this Section 4.17, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 4.17) and (ii) the existing Revolving Lenders shall assign Revolving Loans to certain other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving

Loans, in each case to the extent necessary so that all of the Revolving Lenders participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Revolving Commitments (after giving effect to any increase in the Revolving Commitment pursuant to this Section 4.17); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
104.Subject to Section 4.17(i), each Incremental Commitment Agreement shall contain representations and warranties by the Borrower reasonably acceptable to the Borrower and the Lenders, including Additional Lender(s) making an Incremental Commitment pursuant to such Incremental Commitment Agreement.
105.In connection with any Incremental Commitment Agreement pursuant to this Section 4.17, at the direction and as reasonably requested by Administrative Agent to ensure the continuing priority of the Lien of the Mortgages as security for the Loans, (A) the Borrower or Loan Party party to the Mortgages shall enter into, and deliver to the Administrative Agent a Modification and (B) Borrower shall deliver, or cause the title company or local counsel, as applicable, to deliver, to the Administrative Agent local counsel opinions, an endorsement to the relevant title policies (or, to the extent an acceptable endorsement is not available in the applicable jurisdiction, a new title insurance policy), date down(s) or other documents, instruments or evidence of the priority of the Lien of the Mortgages as security for the Loans, each in form and substance reasonably satisfactory to Administrative Agent (provided that Administrative Agent agrees that local counsel opinions in substantially the same form and from the same counsel as are delivered in connection with this Agreement shall be satisfactory). In addition, as reasonably requested by the Administrative Agent, the Borrower shall deliver an updated flood hazard certificate certified to the Administrative Agent for each of the Mortgaged Properties specifying whether such real property is located in a special flood hazard zone and if so, evidence of flood insurance as required by any Requirement of Law, including Flood Insurance Laws.
106.Notwithstanding anything to the contrary in this Section 4.17 or in any other provision of any Loan Document, if the proceeds of any Incremental Facility are intended to be applied to finance a Limited Condition Transaction and the Borrower has made an LCT Election with respect to such Limited Condition Transaction, (x) the condition that no Event of Default has occurred and is continuing may be tested and satisfied as of the LCT Test Date, so long as no Event of Default under Section 9.1(a) or (f) shall exist upon the effectiveness of the Incremental Commitments and the making of the Incremental Loans, (y) the accuracy of any representations and warranties of the Borrower may be tested and satisfied as of the LCT Test Date and (z) the Consolidated Senior Secured Net Leverage Ratio set forth in clause (c) of the definition of “Incremental Amount” may be tested and satisfied as of the LCT Test Date.
107.It is understood and agreed that each Lender has consented to each amendment to this Agreement and the other Loan Documents necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of, or be consistent with, this Section 4.17 and the arrangements described above in connection therewith for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 4.17 and the arrangements described above in connection therewith.
r.Extension Amendments
.
108.The Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of any commitments or the Loans (including any Extended Loans), each existing at the time of such request (each, an “Existing Tranche” and the Loans of such Tranche, the “Existing Loans”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, “Extended Tranche” and the Loans of such Tranche, the “Extended Loans”) and to provide for other terms consistent with this Section 4.18. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms (other than provided in Section 4.18(c)) shall be identical to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”) except (x) all or any of the final maturity dates of such Extended Tranches may be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the commitment fee, if any, with respect to the Extended Tranche may be higher or lower than the commitment fee, if any, for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided, that, notwithstanding anything to the contrary in this Section 4.18 or otherwise, (1) such Extended Tranche shall not be, (x) in the case of any Extended Tranche relating to Loans under any of the Term Facilities hereunder, in an amount less than $100,000,000 and shall be in integral multiples of $50,000,000 in excess thereof and (y) in the case of any Extended Tranche relating to Loans under the Revolving Facility hereunder, in an amount less than $50,000,000 and shall be in integral multiples of $25,000,000 in excess thereof, (2) no Extended Tranche shall be secured by or receive the benefit of any collateral, credit support or security that does not secure or support the Existing Tranches, (3) the repayment (other than in connection with a permanent repayment and, if applicable, termination of commitments), the mandatory prepayment and the commitment reduction of any of Loans or Commitments under the Extended Tranches shall be made on a pro rata basis with all other outstanding Loans or Commitments (including all Extended Tranches) respectively; provided, that, Extended Loans may, if the Extending Lenders making such Extended Loans so agree, participate on a less than pro rata basis in any voluntary or mandatory repayment or prepayment or commitment reductions hereunder, (4) the final maturity of any Extended Tranche shall not be earlier than, and if such Extended Tranche is a term facility, shall not have a Weighted Average Life to Maturity shorter than the applicable Specified Existing Tranche, (5) each Lender in the Specified Existing Tranche shall be permitted to participate in the Extended Tranche in accordance with its pro rata share of the Specified Existing Tranche and (6) assignments and participations of Extended Tranches shall be governed by the same assignment and participation provisions applicable to Loans and Commitments hereunder as set forth in Section 11.6. No Lender shall have any obligation to agree to have any of its Existing Loans or, if applicable, commitments of any Existing Tranche converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans (and, if applicable, commitments) from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date).
109.The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender” and with respect to Term Loans an “Extending Term Loan Lender” and with respect to Revolving Commitments an “Extending Revolving Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election.
110.Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins, fees or prepayments referenced in Section 4.18(a) and which, except to the extent expressly contemplated by the penultimate sentence of this Section 4.18(c) and notwithstanding anything to the contrary set forth in Section 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Borrower the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any Extended Tranche in an aggregate principal amount that is less than (x) in the case of any Extended Tranche relating to Loans under either of the Term Facilities hereunder, in an amount less than $100,000,000 and shall be in integral multiples of $50,000,000 in excess thereof and (y) in the case of any Extended Tranche relating to Loans under the Revolving Facility hereunder, in an amount less than $50,000,000 and shall be in integral multiples of $25,000,000 in excess thereof; provided, that no Extension Amendment may provide for any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches. It is understood and agreed that each Lender has consented to each amendment to this Agreement and the other Loan Documents authorized by this Section 4.18 and the arrangements described above in connection therewith for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 4.18 and the arrangements described above in connection therewith. In connection with any Extension Amendment, the Borrower shall, if requested by the Administrative Agent, deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.
111.Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with Section 4.18(a) (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date) and (B) if, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Specified Existing Tranches, such loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s applicable Specified Existing Tranches to the applicable Extended Tranches so converted by such Lender on such date.
112.If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full at par by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption or (B) prepay the Loans and, at the Borrower’s option, if applicable, terminate the Commitments of such Non-Extending Lender, in whole or in part, subject to Section 4.11, without premium or penalty. In connection with any such replacement under this Section 4.18, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full in cash by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date without any action on the part of such Non-Extending Lender and the Assignment and Assumption executed by the replacement Lender shall be effective for the purposes of this Section 4.18.
113.This Section 4.18 shall supersede any provisions in Section 4.8 or Section 11.1 to the contrary.
114.No amendment, conversion or exchange of Loans pursuant to any Extension Amendment in accordance with Section 4.18 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
s.Refinancing Facilities
.
115.At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (A) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (A) will be deemed to include any then outstanding Incremental Loans under any Incremental Term Loan Commitments) and any then outstanding Refinancing Term Loans or (B) all or any portion of the Revolving Loans (or unused Revolving Commitments or any Incremental Loans or unused Incremental Revolving Commitments or any unused Refinancing Revolving Commitment of Refinancing Revolving Loans) under this Agreement, in the form of (x) Refinancing Term Loans or Refinancing Term Commitments or (y) Refinancing Revolving Loans or Refinancing Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided, that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, (iii) (x) with respect to any Refinancing Revolving Loans or Refinancing Revolving Commitments, will have a maturity date that is not prior to the maturity date of the Revolving Loans (or unused Revolving Commitments) being refinanced and (y) with respect to any Refinancing Term Loans or Refinancing Term Commitments, will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Term Loans being refinanced, (iv) will have such pricing, premiums, optional prepayment terms and financial covenants as may be agreed by the Borrower and the Lenders thereof and (v) will have other terms and conditions that (taken as a whole) are no more favorable to the investors providing such Credit Agreement Refinancing Indebtedness than the Refinanced Debt (or in the case of any Credit Agreement Refinancing Indebtedness in the form of notes, are on market terms); provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, Incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 6.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Tranche of Credit Agreement Refinancing Indebtedness Incurred under this Section 4.19 shall be in an aggregate principal amount that is (x) not less than $100,000,000 in the case of Refinancing Term Loans or $50,000,000 in the case of Refinancing Revolving Loans and (y) an integral multiple of $50,000,000 in excess thereof in the case of Refinancing Term Loans or $25,000,000 in excess thereof in the case of Refinancing Revolving Loans. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, pursuant to any Refinancing Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments and in each case with the consent of the applicable Issuing Lenders and Swingline Lenders. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness Incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Loans, Refinancing Revolving Commitments and/or Refinancing Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 4.19. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Termination Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.
116.This Section 4.19 shall supersede any provisions in Section 4.8 or Section 11.1 to the contrary.
Section 5.REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that, unless otherwise specified, on and as of the Closing Date and on and as of each date as required by Section 6.2(b):

a.Financial Condition
. The audited consolidated balance sheets and the related consolidated statements of income and of cash flows of the Borrower and its consolidated Subsidiaries for the Fiscal Year ended December 27, 2020, reported on by and accompanied by an unqualified report from KPMG LLP, and for the Fiscal Year ended December 29, 2019, in each case, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries, as of such dates and their consolidated results of operations and consolidated cash flows for the Fiscal Years then ended. All such financial statements, including the related schedules and notes (if any) thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firms of accountants and disclosed therein). As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 5.1 other than as contemplated by the Loan Documents.
b.No Change
. There has not been since December 27, 2020, any development or event that has had or would reasonably be expected to have a Material Adverse Effect.
c.Corporate Existence; Compliance with Law
. Each of the Borrower and its Material Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the organizational power and authority, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent the failure to be so qualified would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law and Organizational Documents, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
d.Power; Authorization; Enforceable Obligations
. Each Loan Party has the organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit under this Agreement. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings under this Agreement as of the Closing Date. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transactions, the borrowings under this Agreement as of the Closing Date or the execution, delivery, performance, validity or enforceability of the Loan Documents except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect except as specifically described in Schedule 5.4 and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, each other Loan Document upon execution will constitute the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
e.No Legal Bar
. No execution, delivery and performance of the Loan Documents and, the issuance of Letters of Credit and the borrowings hereunder do not and will not violate in any material respect any Requirement of Law, Organizational Documents or any material Contractual Obligation of the Borrower or any Material Subsidiary or result in or require the creation or imposition of any Lien on any property or revenues of the Borrower or any Material Subsidiary in any material respect pursuant to any Requirement of Law, Organizational Documents or material Contractual Obligation (other than the Liens created by the Security Documents). No Group Member is subject to any Requirement of Law, Organizational Documents or Contractual Obligation that has had or would reasonably be expected to have a Material Adverse Effect.
f.Litigation
. Except as set forth on Schedule 5.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.
g.No Default
. No Default or Event of Default has occurred and is continuing.
h.Ownership of Property; Liens; Insurance
. Each of the Borrower and its Material Subsidiaries has good and marketable title to the Mortgaged Properties, and to the knowledge of the Borrower, has good and valid title to, or a valid leasehold interest in, all its other material property and none of such property is subject to any Lien except Permitted Liens.
i.Intellectual Property

. Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted, except to the extent such failure to own or possess the right to use, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) no claim has been asserted and is pending before a governmental authority against any Group Member by any Person challenging or questioning the use of any Intellectual Property, or the validity or enforceability of any Intellectual Property owned by any Group Member, and (b) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.
j.Taxes
. Each Group Member has filed or caused to be filed all Federal and state income and other material Tax returns that are required to be filed and has paid all material Taxes due and payable by such Group Member or any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (except that are being contested in good faith by appropriate proceedings diligently conducted and for which such Person, as applicable, has set aside on its books adequate reserves in conformity with GAAP). As of the Closing Date, no tax Lien has been filed (other than Liens for taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member), and, to the knowledge of the Borrower, no claim is being asserted, with respect to any material Tax, fee or other charge. No Group Member intends to treat the Loan, the Transactions, or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4).
k.Federal Regulations
. No part of the proceeds of any Loans or Revolving Extensions of Credit will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board, including, without limitation, Regulation T, Regulation U or Regulation X of the Board.
l.Labor Matters
. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
m.ERISA

. Neither a Reportable Event nor a failure to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) has occurred during the five (5) year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, whether or not waived, which resulted in any material liability to any Group Member or Commonly Controlled Entity, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five (5) year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No Group Member or Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA. No such Multiemployer Plan is Insolvent, or was determined to or expected to be in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA, and no Single Employer Plan was determined to or expected to be in “at risk” status as defined in Section 430 of the Code or Section 303 of ERISA, and no Group Member or Commonly Controlled Entity would become subject to any material liability under ERISA if any Group Member or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Group Member has any liability with respect to any employee benefit plan that is not subject to the laws of the United States or a political subdivision thereof that would reasonably be expected to result in a Material Adverse Effect.
n.Investment Company Act
. No Loan Party is required to be registered as an “investment company”, under the meaning of the Investment Company Act of 1940, as amended.
o.Restricted Subsidiaries
. As of the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of organization of each Restricted Subsidiary and, as to each such Restricted Subsidiary, the percentage of each class of Capital Stock owned by any Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Capital Stock of the Group Member (other than the Borrower), except as created by the Loan Documents.
p.Use of Proceeds
. (a) The proceeds of the Initial Term Loans made on the Closing Date shall be used to finance the Transactions and any amounts that remain unutilized after the consummation of the Transactions may be used by the Borrower and its Subsidiaries after the Closing Date for ongoing working capital needs and general corporate purposes and (b) on or after the Closing Date, the Borrower and its Subsidiaries may use proceeds from Revolving Loans, Letters of

Credit, Swingline Loans and proceeds of any Incremental Loans for working capital, Permitted Acquisitions or other general corporate purposes.
q.Environmental Matters
. Except as, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect:
117.Except as listed on Schedule 5.17, the facilities and properties currently owned, leased or operated by any Group Member (the “Properties”) do not contain either (i) any Materials of Environmental Concern or (ii) contamination in amounts or concentrations or under circumstances, in either case that constitute a violation of, or would reasonably be expected to give rise to liability under, any Environmental Law;
118.Except as listed on Schedule 5.17, no Group Member has received any written notice of violation, alleged violation, non-compliance or liability or potential liability, under Environmental Laws with regard to any of the Properties or any Group Member’s operation of any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge that any such notice is likely to be received or is being threatened;
119.the Group Members (i) conduct the Business in compliance with Environmental Law, (ii) hold all Environmental Permits (each of which is in full force and effect) required pursuant to Environmental Law for the conduct of the Business and (iii) are in compliance with all such Environmental Permits;
120.Except as listed on Schedule 5.17, Materials of Environmental Concern have not been transported or disposed of by or on behalf of any Group Member from the Properties in violation of, or in a manner or to a location that would give rise to liability under, any Environmental Law, nor during any Group Member’s ownership or operation of the Properties or, to the knowledge of the Borrower, at any formerly owned, leased or operated facilities or properties (“Former Properties”) have any Materials of Environmental Concern been generated, treated, stored or disposed of, released or threatened to be released at, on or under any of the Properties or Former Properties or otherwise in connection with the Business in violation of Environmental Law, or in a manner that could give rise to liability under, any Environmental Law; and
121.Except as listed on Schedule 5.17, no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or is reasonably likely to be named as a party with respect to the Properties or the Business or, to the knowledge of the Borrower, any Former Properties, nor are there any consent decrees, consent orders, administrative orders or other orders, or other binding administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business or, to the knowledge of the Borrower, any Former Properties.

r.Accuracy of Information, etc.
No written reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent (other than any projections and information of a general economic or general industry nature, forecasts, projections or other forward looking information) in connection with the negotiation of this Agreement or any other Loan Document that is entered into, amended or amended and restated in connection with this Agreement (as modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made), taken as a whole, contains any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading, in the light of the circumstances under which they were made (after giving effect to all supplements). The forecasts, projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
s.Security Documents
.
122.The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds and products thereof to secure the Secured Obligations, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, to the extent provided therein, when financing statements, other filings specified on Schedule 4 to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified on Schedule 4 to the Guarantee and Collateral Agreement and the other actions described in Section 4.3 of the Guarantee and Collateral Agreement are completed, the Guarantee and Collateral Agreement shall be effective to create a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Obligations, in each case (to the extent provided therein) prior and superior in right to any other Person (except for Permitted Liens);
123.Upon execution thereof, each of the Mortgages shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof, and when the Mortgages are appropriately filed or recorded and indexed in the appropriate offices as may be required under applicable Requirements of Law (to the extent required hereunder and thereunder), together with payment of appropriate filing or recording fees and applicable taxes, if any, in the offices specified therein, each such Mortgage shall constitute, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally (to the extent provided therein), a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case (except as expressly set forth therein) prior and superior in right to any other Person (except for Permitted Liens). Schedule 1.1(a) lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any other Loan Party that has a value, in the reasonable opinion of the Borrower, in excess of $12,000,000.
124.When delivered and at all times thereafter, each Intellectual Property Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Intellectual Property Collateral as described therein and the proceeds and products thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. Upon the filing of (i) each Intellectual Property Security Agreement in the appropriate indexes of the United States Patent and Trademark Office (the “PTO”) relative to United States patents and United States trademarks, and the United States Copyright Office relative to United States copyrights, if any, together with provision for payment of all requisite fees, and (ii) financing statements in appropriate form for filing in the offices specified on Schedule 4 of the Guarantee and Collateral Agreement, each Intellectual Property Security Agreement shall constitute (to the extent provided in the Guarantee and Collateral Agreement) a perfected Lien on, and security interests in, all right, title and interest of the Loan Parties in such Intellectual Property Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case (except as expressly set forth therein) prior and superior in right to any other Person (except for Permitted Liens); provided, that, notwithstanding anything to the contrary in any of the Loan Documents, the Loan Parties shall not have any obligation to perfect any security interest or lien, or record any notice thereof, in any Intellectual Property Collateral in any jurisdiction other than the United States of America, and subsequent filings in the PTO and United States Copyright Office and actions and filings under applicable law to obtain the equivalent perfection may be necessary with respect to registrations for Intellectual Property acquired by any Loan Party after the date hereof.
t.Solvency
. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent on the Closing Date, and after giving effect to the Transactions and the Incurrence of all Indebtedness and obligations being Incurred in connection herewith and therewith on the Closing Date, will be Solvent.
u.Regulation H
. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in respect of which the procurement of flood insurance is required by any Requirement of Law, unless such flood insurance has been obtained and is in full force and effect.
v.Anti-Terrorism Laws
.
125.No Group Member or any Affiliate of any Group Member is in violation of (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act or (iii) or any other similar anti-terrorism laws. No part of the proceeds of the Loans or the Revolving Extensions of Credit will be used, directly or knowingly indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
126.No Group Member or Affiliate of any Group Member is any of the following (each a “Blocked Person”):
(xvii)a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(xviii)a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
(xix)a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any applicable anti-terrorism law;
(xx)a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;
(xxi)a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or
(xxii)a Person or entity who is affiliated with a Person or entity listed above.
127.No Group Member knowingly (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
w.Anti-Corruption Laws and Sanctions
. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers, directors and employees and, to the knowledge of the Borrower, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any of its subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will directly or knowingly indirectly violate Anti-Corruption Laws or applicable Sanctions.
x.Affected Financial Institutions
. No Loan Party is an Affected Financial Institution.
y.Beneficial Ownership Certificate
. The information included in the Beneficial Ownership Certificate last delivered with respect to the Borrower, if applicable, is true and correct in all material respects.
Section 6.CONDITIONS PRECEDENT
a.Conditions to Initial Extension of Credit
. The agreement of each Lender to make the initial extension of credit requested to be made by it on the Closing Date is subject to the satisfaction (or waiver), prior to the making of such extension of credit, of the following conditions precedent:
128.Credit Agreement; Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower, the Administrative Agent and each Person identified herein as a Lender signatory hereto, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, and (iii) each Intellectual Property Security Agreement, executed and delivered by each applicable Loan Party.
129.Closing Certificate of the Borrower. The Administrative Agent shall have received (i) a certificate executed on behalf of the Borrower by a Responsible Officer of the Borrower dated as of the Closing Date, substantially in the form of Exhibit J, and (ii) a long form good standing certificate for the Borrower from its jurisdiction of organization.

130.Financial Statements. The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower and its Subsidiaries, in each case, as of and for the period ending on December 27, 2020 and December 29, 2019, and (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries, in each case, as of the last day of the most recently ended Fiscal Quarter of the Borrower elapsed more than forty-five (45) days prior to the Closing Date, and all such financial statements referred to in clauses (i) and (ii), including the related schedules and notes (if any) thereto, shall have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firms of accountants and disclosed therein).
131.Fees. The Administrative Agent shall have received confirmation reasonably satisfactory to it that all fees required to be paid and all invoiced expense reimbursements (to the extent invoiced at least three (3) Business Days prior to the Closing Date) payable by any Loan Party for account of any of the Other Representatives, Administrative Agent or Lenders on or before the Closing Date will be paid concurrently with the funding of the Term Loans on the Closing Date (which amounts may be offset against the proceeds of the Facilities).
132.Closing Certificate of the Guarantors, Certificate of Incorporation; Good Standing. The Administrative Agent shall have received (i) a certificate of each Subsidiary Guarantor, dated the Closing Date, substantially in the form of Exhibit C, and (ii) a long form good standing certificate for each Subsidiary Guarantor from its jurisdiction of organization.
133.Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:
(xxiii)a customary legal opinion of Sidley Austin LLP, counsel to the Loan Parties; and
(xxiv)a customary legal opinion of Ice Miller LLP, Indiana counsel to Automotive Recovery Services, Inc.
134.Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) certificates representing the shares of Capital Stock listed on Schedule 2 to the Guarantee and Collateral Agreement, together with an undated stock power or equivalent for each such certificate executed in blank by the pledgor thereof and (ii) each promissory note (if any) listed on Schedule 2 to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
135.Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit I, which shall document the solvency of the Borrower and its Subsidiaries, on a consolidated basis, as of the Closing Date after giving effect to the Transactions and other transactions contemplated hereby.

136.Existing Indebtedness. Arrangements reasonably satisfactory to the Administrative Agent shall have been made for the delivery of all documents or instruments necessary to release all Liens securing all obligations of the Borrower and its Subsidiaries under the Existing Credit Agreement and all Guarantee Obligations of the Borrower and its Subsidiaries in respect of the obligations under the Existing Credit Agreement and all Existing Letters of Credit shall have been designated as Letters of Credit hereunder in a manner reasonably satisfactory to such Issuing Lender.
137.Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.
138.Lien Searches. The Administrative Agent shall have received the results of a recent lien search with respect to each Loan Party in the jurisdiction where each such Loan Party is located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged substantially concurrently with or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
139.Perfection Certificate. The Administrative Agent shall have received a perfection certificate executed by the Borrower, dated as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent.
140.Patriot Act. The Lenders shall have received from the Loan Parties, at least three (3) Business Days prior to the Closing Date, (i) to the extent reasonably requested by the Administrative Agent or any Lender at least ten (10) Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate in relation to the Borrower.
141.Refinancing. Substantially concurrently with the initial funding of the Facilities, the Refinancing shall be consummated.
b.Conditions to Each Extension of Credit
. Subject to Sections 1.3 and 4.17(i), the agreement of each Lender to make any extension of credit requested to be made by it on the date of this Agreement or any other date is subject to the satisfaction (or waiver) of the following conditions precedent:

142.No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
143.Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
144.Borrowing Notices. The Administrative Agent shall have received (i) a notice of borrowing pursuant to Section 2.2(a) in connection with the borrowing of the Initial Term Loans on the Closing Date, (ii) a notice of borrowing pursuant to Section 3.2 or 3.4, as the case may be, in connection with any borrowing under the Revolving Commitments or Swingline Loans or (iii) an Application pursuant to Section 3.8 for issuance of a Letter of Credit on behalf of the Borrower.
Each borrowing by and issuance or increase of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.
Section 7.AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:
a.Financial Statements
.
145.Furnish to the Administrative Agent and each Lender:
(xxv)as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and the current year budget, reported on without any material qualification or exception including a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (except to the extent solely due to the scheduled occurrence of a maturity date within one year from the date of such audit or the potential inability to satisfy the financial covenant set forth in Section 8.1), by KPMG LLP or other independent certified public accountants of nationally recognized standing; and
(xxvi)as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower (or, in the case of the first Fiscal Quarter ending after the Closing Date, sixty (60) days after the end of such Fiscal Quarter), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year and the current year budget, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).
146.All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
147.Notwithstanding the foregoing, the financial statements required to be delivered pursuant to Section 7.1(a) and 7.2(e) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC.
b.Certificates; Other Information
. Furnish to the Administrative Agent on behalf of each Lender (or, in the case of Section 7.2(g), to the relevant Lender):
148.concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the knowledge of such Responsible Officer, each Group Member during such period has observed in all material respects or performed in all material respects all of the applicable covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it in all material respects, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, in each case except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations reasonably necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the Fiscal Quarter or Fiscal Year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Unused Commitment Fee Rate, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and, concurrently with the delivery of any financial statements pursuant to Section 7.1(a)(i) only, a listing of any registered or applied-for material Intellectual

Property in the United States acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);
149.as soon as available, and in any event no later than ninety (90) days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”);
150.if the Borrower is not then a reporting company under the Exchange Act within forty-five (45) days after the end of each Fiscal Quarter of the Borrower (or ninety (90) days, in the case of the fourth Fiscal Quarter of any Fiscal Year, and sixty (60) days, in the case of the first Fiscal Quarter ending after the Closing Date), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;
151.no later than five (5) Business Days prior to the effectiveness thereof (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Securitization;
152.within five (5) Business Days after the same are sent, copies of all financial statements and reports that any Parent or the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five (5) Business Days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;
153.concurrently with the delivery of any document or notice required to be delivered pursuant to Section 7.1 or 7.2, the Borrower shall indicate in writing whether such document or notice contains Non-public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material Non-public Information with respect to any Group Member or their securities) and, if documents or notices required to be delivered pursuant to Section 7.1 or 7.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrower has indicated contains Non-public Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If Borrower has not indicated whether a document or notice delivered pursuant to Section 7.1 or 7.2 contains Non-public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Group Members and their securities. Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to “public-side”

Lenders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein;
154.promptly, such additional financial and other information (including, without limitation, information regarding any Single Employer Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request (including any information that any Lender reasonably requests in order to comply with its obligations under any “know-your-customer” or anti-money laundering laws or regulations, including Patriot Act and the Beneficial Ownership Regulation); and
155.no later than five (5) Business Days prior to the effectiveness thereof (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), any change that would cause the Borrower’s method of determining the Fiscal Quarter or the Fiscal Year to change.
c.Payment of Obligations; Payment of Taxes
.
156.Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where failure to pay, discharge or otherwise satisfy such material obligations, in the aggregate, has not had and would not reasonably be expected to result in a Material Adverse Effect; and
157.pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises when due and payable, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP, shall have been made therefore and for any accrued interest and potential penalties or other costs relating thereto, (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any material portion of the Collateral to satisfy such Tax or claim and (c) any Tax or claim determined to be due, together with any interest or penalties thereon is promptly paid after final resolution of such contest.
d.Maintenance of Existence; Compliance
. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary to conduct its business, except, in each case, as otherwise permitted by Section 8.4 and except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
e.Maintenance of Property; Insurance
. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain with reputable insurance companies insurance on all its property in at least such amounts and against such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business.
f.Inspection of Property; Books and Records; Discussions
. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit, upon reasonable prior notice, any persons designated by the Administrative Agent, or upon the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at such reasonable times and upon reasonable intervals and to discuss the business, operations, properties and financial and other condition of the Group Members with officers of the Group Members and with their independent certified public accountants at such reasonable times and upon reasonable intervals, in each case as any Administrative Agent or, upon the occurrence of and during the continuance of an Event of Default, any Lender may reasonably request; provided, that, unless an Event of Default has occurred and is continuing, such visitation and inspection rights may only be exercised by the Administrative Agent once per calendar year. Notwithstanding anything to the contrary in this Section 7.6, none of the Group Members will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that such Group Member shall have notified the Administrative Agent that such document, information or other matter is being withheld on the basis of the foregoing.
g.Notices
. Promptly upon any Responsible Officer of any Group Member acquiring knowledge thereof, give notice to the Administrative Agent and each Lender of the following:
158.the occurrence of any Default or Event of Default;

159.any (i) default or event of default under any material Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that is reasonably expected to be determined adversely and, if so determined, would reasonably be expected to have a Material Adverse Effect;
160.any litigation or proceeding affecting any Group Member (i) which is reasonably expected to be determined adversely and, if so determined, would have or would reasonably be expected to have a Material Adverse Effect, (ii) in which injunctive or other temporary or specific relief is sought which, if granted, would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;
161.the following events, as soon as possible and in any event within thirty (30) days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, the incurrence of a failure to satisfy the minimum funding standard (as defined in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA) (whether or not waived) with respect to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan; and
162.any development or event that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, the relevant Group Member proposes to take with respect thereto.
h.Environmental Laws
.
163.Comply in all material respects and conduct the Business in compliance with, and make all commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all Environmental Laws, and obtain and comply in all material respects with and maintain, and make all commercially reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply in all material respects with and maintain, any and all Environmental Permits required pursuant to Environmental Law for the conduct of the Business or their respective operations, in each case except for any such non-compliance or failure to obtain that, individually or in the aggregate, would not be expected to result in a Material Adverse Effect.
164.Except as would not be expected to result in a Material Adverse Effect, (i) unless being contested in good faith, conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and (ii) promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws; provided, that compliance within deadlines set by such orders or authorities shall be deemed to be prompt.
i.Additional Collateral, etc.

165.With respect to any owned property constituting Collateral acquired after the Closing Date by the Borrower or any Subsidiary Guarantor as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien (except as expressly set forth in the applicable Security Document), within thirty (30) days of such acquisition (or within such longer period of time as reasonably consented to by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a (except as expressly set forth in the applicable Security Document) perfected security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.
166.Subject to the last sentence of this Section 7.9(b), with respect to any fee simple interest in any real property having a value of at least $12,000,000 acquired after the Closing Date by the Borrower or any Subsidiary Guarantor within ninety (90) days of such acquisition (or within such longer period of time as reasonably consented to by the Administrative Agent) (A) execute, acknowledge and deliver a Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties securing the Obligations (provided that, such amount shall not exceed 125% of the purchase price if such property is located in a state which imposes a mortgage recording tax, documentary stamp or similar tax upon recording a Mortgage on such real property), (B) if requested by the Administrative Agent, provide the Secured Parties with (1) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or 125% of the purchase price for properties in states imposing a mortgage recording tax, documentary stamp or similar tax) (and endorsements thereto) together with a current ALTA survey thereof, together with a surveyor’s certificate, provided that, if the Borrower is able to obtain a “no change” affidavit acceptable to the title company insuring such Mortgage and does deliver such certificate to the title company to enable it to issue a title policy insuring such Mortgage (x) removing all exceptions which would otherwise have been raised by the title company as a result of the absence of a current survey for such real property and (y) including all endorsements that are available in the applicable jurisdiction that would otherwise have been included had a current survey been obtained, then a current survey shall not be required; and (2) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (C) a flood hazard certificate, certified to the Administrative Agent, specifying whether such real property is located in a special flood hazard zone and if so, evidence of flood insurance as required by any Requirement of Law, including Flood Insurance Laws and (D) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent (provided that Administrative Agent agrees that legal opinions in substantially the same form and from the same counsel as are delivered in connection with this Agreement shall be satisfactory). Notwithstanding the foregoing, the Administrative Agent shall not accept delivery of any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date unless and until (a) if such Mortgaged Property relates to a property not located in a “special flood hazard area”, the date that is five (5) Business Days or (b) if such Mortgaged Property relates to a property located in a “special flood hazard area”, the later of (x) the date that is twenty (20) Business Days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination certified to the Administrative Agent from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Insurance Laws, evidence of required flood insurance and (y) the date on which the Administrative Agent has received confirmation from each Lender that such Lender has completed all of its flood due diligence relating to such Mortgaged Property.
167.With respect to any new Restricted Subsidiary that is not an Excluded Subsidiary (or such other Restricted Subsidiary designated by the Borrower as a Subsidiary Guarantor) created or acquired after the Closing Date by any Group Member (which, for the purposes of this Section 7.9(c), shall include any existing Restricted Subsidiary that ceases to be a Foreign Subsidiary or an Excluded Subsidiary), promptly (or within such period of time as reasonably consented to by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest in the Capital Stock of such new Restricted Subsidiary (to the extent constituting Collateral) that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers or equivalents, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Restricted Subsidiary (other than any Securitization Subsidiary) (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a (to the extent provided in the Guarantee and Collateral Agreement) perfected security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the

Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
168.[Reserved].
169.If, as of the end of any Fiscal Quarter, the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Immaterial Subsidiaries (which are not otherwise Excluded Subsidiaries pursuant to clauses (b) through (j) of the definition thereof) exceeds either (x) five percent (5.0%) of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Fiscal Quarter or (y) five percent (5.0%) of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Quarter, the Borrower (or, in the event the Borrower has failed to do so within forty-five (45) days, the Administrative Agent) shall designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Restricted Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries. Upon becoming a Material Domestic Subsidiary, such Subsidiary shall cease to be designated an Immaterial Subsidiary.
170.Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:
(xxvii)no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;
(xxviii)no Loan Party shall be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable law;
(xxix)the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any Taxes or expenses payable relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent;
(xxx)no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests (including any Intellectual Property registered in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-

U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction including with respect to foreign Intellectual Property); and
(xxxi)no actions shall be required with respect to assets requiring perfection through control agreements or perfection by “control” (as defined in the UCC) (other than in respect of Indebtedness for borrowed money (other than intercompany Indebtedness) owing to the Loan Parties evidenced by a note in excess of $5,000,000, Indebtedness of any non-Loan Party that is owing to any Loan Party in excess of $5,000,000 (which shall be evidenced by an intercompany note and pledged to the Administrative Agent)) and certificated Capital Stock of Wholly Owned Subsidiaries that are Material Subsidiaries otherwise required to be pledged pursuant to the Guarantee and Collateral Agreement to the extent otherwise required by Section 7.9(a). Notwithstanding the foregoing, in each case subject to the terms and conditions set forth in the Guarantee and Collateral Agreement, in the case of any Collateral consisting of uncertificated securities in excess of $5,000,000, the applicable Loan Party shall have caused the issuer thereof to either (x) register the Administrative Agent as the owners of such uncertificated securities or (y) promptly agree in writing that such issuer will comply with instructions issued or originated by the Administrative Agent without further consent of such Loan Party.
j.Use of Proceeds
. Use the proceeds of the Loans only for the purposes specified in Section 5.16.
k.Further Assurances
. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Restricted Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will, if reasonably requested by the Administrative Agent, use commercially reasonable efforts to execute and deliver, or to cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

l.Post-Closing Items
. Deliver the items described on Schedule 7.12 within the period or by the date specified therein or, within such longer period of time or by such later date as reasonably consented to by the Administrative Agent.
Section 8.NEGATIVE COVENANTS
The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (other than to the extent Cash Collateralized) or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
a.Financial Condition Covenant
. Permit the Consolidated Net Leverage Ratio, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2021), to exceed 4.00:1.00; provided that, subject to the limitations set forth in the definition of Qualifying Material Acquisition (including the delivery of notice thereof within the required time period set forth in the definition thereof), such ratio shall be increased to 4.50:1.00 for four (4) consecutive full Fiscal Quarters (and no other Fiscal Quarters) commencing with, and including, the Fiscal Quarter in which the relevant Qualifying Material Acquisition is consummated (such period, the “Financial Covenant Increase Period”); provided, further, with respect to additional Qualifying Material Acquisitions, the covenant shall be decreased to a maximum Consolidated Net Leverage Ratio of 4.00:1.00 for at least two (2) full Fiscal Quarters before the Borrower can make an election for the commencement of a new Financial Covenant Increase Period.
b.Indebtedness
. Create, issue, assume, become liable in respect of or otherwise Incur, or suffer to exist, any Indebtedness, except:
171.Indebtedness of any Loan Party pursuant to any Loan Document;
172.Indebtedness (i) of the Borrower to any Restricted Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any Restricted Subsidiary, (iii) of any Restricted Subsidiary that is not a Subsidiary Guarantor to any other Restricted Subsidiary that is not a Subsidiary Guarantor and (iv) to the extent permitted pursuant to Section 8.7(j) or 8.7(bb), of any Restricted Subsidiary that is not a Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor;
173.Guarantee Obligations Incurred in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower, any Subsidiary Guarantor and, to the extent permitted pursuant to Section 8.7, of any Restricted Subsidiary that is not a Subsidiary Guarantor; and Guarantee Obligations Incurred by any

Restricted Subsidiary that is not a Subsidiary Guarantor of obligations of any other Restricted Subsidiary that is not a Subsidiary Guarantor;
174.Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on the Closing Date and listed on Schedule 8.2(d) and any Permitted Refinancing thereof;
175.Indebtedness (including Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed, immediately after giving effect to the issuance or Incurrence of such Indebtedness and taken together with all such Indebtedness Incurred and then outstanding under this Section 8.2(e), the greater of (i) $100,000,000 and (ii) 4.0% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1 and any Permitted Refinancing of such Indebtedness;
176.Indebtedness arising in connection with Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;
177.Indebtedness of Foreign Subsidiaries, and guarantees thereof by Foreign Subsidiaries, in an aggregate principal amount not to exceed at any time the greater of (i) 125,000,000 and (ii) 5.0% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1;
178.unsecured Indebtedness of the Borrower in respect of Management Advances in an aggregate principal amount not to exceed $7,500,000 Incurred in any Fiscal Year;
179.guarantees of Indebtedness of directors, officers and employees of Borrower or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes, if the aggregate amount of Indebtedness so guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding under Section 8.7(f), shall not at any time exceed $7,500,000;
180.(i) Indebtedness of a Restricted Subsidiary of the Borrower acquired in a Permitted Acquisition and outstanding at the time of such Permitted Acquisition, (ii) Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness so long as, in the case of each of clauses (i) and (ii), (x) such Indebtedness was not Incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the aggregate principal amount of such Indebtedness does not at any time exceed $50,000,000, and (iii) any Permitted Refinancing of such Indebtedness under clause (i) or (ii);
181.guarantees of Indebtedness of a Person which is not a Restricted Subsidiary of the Borrower and in which the Borrower or a Restricted Subsidiary made an investment permitted by Section 8.7(m) or preferred Capital Stock of a Foreign Subsidiary which such Foreign Subsidiary is obligated to purchase, redeem, retire or otherwise acquire, if the aggregate outstanding principal amount so guaranteed and the aggregate outstanding redemption value of such Capital Stock, when added to (i) unreimbursed payments theretofore made in respect of such guarantees and (ii) Investments then outstanding under Section 8.7(m), does not at any time exceed $7,500,000;
182.to the extent constituting Indebtedness, obligations of any Group Member which is the seller or servicer in a Permitted Securitization in respect of any Standard Securitization Undertakings as to such Permitted Securitization and Guarantee Obligations of the Borrower or any other Loan Party as to such Indebtedness in an aggregate principal amount not to exceed $100,000,000;
183.Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations (including in connection with workers’ compensation), or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case Incurred in the ordinary course of business;
184.Indebtedness in respect of Specified Cash Management Arrangements, netting services, overdraft protections and otherwise in connection with deposit accounts;
185.Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of the Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in connection with permitted Investments or permitted Dispositions;
186.Indebtedness consisting of promissory notes issued to present or former officers, directors or employees of any Group Member upon the death, disability, retirement or termination of employment or service of such officer, director or employee or otherwise to finance the purchase or redemption of Capital Stock of Borrower, to the extent the applicable Restricted Payment is permitted by Section 8.6;
187.Indebtedness representing insurance premiums owing in the ordinary course of business;
188.(i) unsecured Indebtedness of any Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Cash Proceeds received by the Borrower from capital contributions or the issuance or sale of Capital Stock (other than Disqualified Capital Stock and any Cure Amounts) to the extent such Net Cash Proceeds have not been otherwise applied to increase the Available Amount or included in determining the amount used in reliance on any basket for the incurrence of Indebtedness or the making of any Investment or Restricted Payment and (ii) any Permitted Refinancing thereof;
189.(i) Indebtedness of the Borrower or any Subsidiary Guarantor Incurred in connection with a Permitted Acquisition; provided that (A) the Consolidated Senior

Secured Net Leverage Ratio after giving effect to the Incurrence thereof (subject to Section 1.3) is less than or equal to 3.25:1.00 (assuming for this purpose that any revolving commitments being incurred pursuant to this Section 8.2(s) at the time of such calculation are fully drawn and assuming for purposes of such calculation that any unsecured Indebtedness incurred pursuant to this Section 8.2(s) or incurred under the Ratio Incremental Amount are deemed to be secured ratably with the Facilities for purposes of calculating the Consolidated Senior Secured Net Leverage Ratio), (B) such Indebtedness is not scheduled to mature prior to (x) in the case of such Indebtedness secured on a pari passu basis, the Latest Maturity Date, and (y) in the case of such Indebtedness secured on a junior basis or unsecured, the date that is ninety-one (91) days after the Latest Maturity Date (provided that, this clause (B) shall not apply to any bridge loans permitted under this Section 8.2(s) prior to conversion thereof), (C) such Indebtedness is not guaranteed by any Restricted Subsidiaries other than the Subsidiary Guarantors, (D) if such Indebtedness is secured, the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral and the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (E) if such Indebtedness is secured on a pari passu basis, such Indebtedness must be in the form of senior secured notes and (F) if such Indebtedness is secured, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to, if secured on a pari passu basis, a Pari Debt Intercreditor Agreement and, if secured on a junior basis, an Intercreditor Agreement, and (ii) any Permitted Refinancing thereof;
190.Indebtedness in respect of bid, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance or surety, appeal or similar bonds issued for the account of and completion guarantees and other similar obligations provided by any Group Member in each case in the ordinary course of business and consistent with past practices, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;
191.Indebtedness representing deferred compensation to employees of the Borrower and its Restricted Subsidiaries permitted by the terms of this Agreement and Incurred in the ordinary course of business;
192.Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt, Permitted Unsecured/Subordinated Refinancing Debt and any Permitted Refinancing thereof;
193.(i) Indebtedness of the Borrower or any Subsidiary Guarantor in respect of one or more series of notes or loans that are either senior or subordinated and unsecured or secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Obligations (or any bridge loans to the extent that the long-term indebtedness into which such bridge loans convert into otherwise satisfies the requirements of this Section 8.2(w)) that are issued or made in lieu of Incremental Loans (any such Indebtedness, “Incremental Equivalent Debt”); provided that (A) such Indebtedness is not scheduled to mature prior to (x) in the case of such Indebtedness secured on a pari passu basis, the Latest Maturity Date, and (y) in the case of such Indebtedness secured on a junior basis or unsecured, the date that is ninety-one (91) days after the Latest Maturity Date (provided that, this clause (A) shall not apply to any bridge loans permitted under this Section 8.2(w) prior to conversion thereof), (B) the aggregate principal amount of all such Indebtedness Incurred pursuant to this Section 8.2(w) shall not exceed the Incremental Amount, (C) such Indebtedness is not guaranteed by any Restricted Subsidiaries other than the Subsidiary Guarantors, (D) in the case of such Indebtedness that is secured, the obligations in respect thereof shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral and the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (E) such unsecured or senior Incremental Equivalent Debt shall not provide for any scheduled prepayments of principal prior to the final maturity date of such debt, (F) if such Indebtedness is secured on a pari passu basis, such Indebtedness must be in the form of senior secured notes and (G) if such Indebtedness is secured, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to, if secured on a pari passu basis, a Pari Debt Intercreditor Agreement and, if secured on a junior basis, an Intercreditor Agreement, and (ii) any Permitted Refinancing thereof;
194.Indebtedness of the Borrower or any Subsidiary Guarantor that is secured on a junior basis or unsecured, so long as (i) such Indebtedness (A) matures no earlier than the Latest Maturity Date (provided that, this clause (A) shall not apply to any bridge loans to the extent that the long-term indebtedness into which such bridge loans convert into otherwise satisfies the requirements of this clause (A)) and (B) does not require any mandatory prepayments, redemptions, sinking fund payments or purchase offers prior to maturity, except in case of certain customary asset sales or changes of control (provided that, this clause (B) shall not apply with respect to any mandatory prepayments of bridge loans permitted under this Section 8.2(x) with the proceeds of other unsecured Indebtedness, including senior unsecured notes) and (ii) the Borrower would have been in compliance with Section 8.1 on the most recent Test Date on a pro forma basis after giving effect to the Incurrence of such Indebtedness and all related transactions at any time completed as if completed on the first day of the twelve (12) month period ending on the most recent Test Date;
195.additional Indebtedness of the Group Members in an aggregate principal amount not to exceed at any one time outstanding the greater of (i) $60,000,000 and (ii) 3.0% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1; and
196.(i) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount not to exceed $500,000,000 and Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness and (ii) any Permitted Refinancing thereof.
The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 8.2. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.
c.Liens
. Create, become subject to, assume or otherwise incur, or suffer to exist, any Lien upon any of its property, whether now owned or hereafter acquired, except for the following (collectively, the “Permitted Liens”):
197.Liens for taxes, assessments or government charges not yet due or that are being contested in good faith by appropriate proceedings and for which the relevant Group Member has set aside reserves with respect on its books in conformity with GAAP;
198.carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings;
199.pledges or deposits in connection with workers’ compensation, unemployment insurance, old age pensions, or other social security or retirement benefits or similar legislation;
200.(i) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or (ii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;
201.easements, rights-of-way, restrictions (including zoning restrictions) and other similar encumbrances and minor title defects or matters that would be disclosed in an accurate survey affecting real property incurred in the ordinary course of business that, individually or in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of any Group Member or materially detract from the value of the real property subject thereto;
202.Liens created pursuant to the Loan Documents;
203.Liens securing Indebtedness permitted by Section 8.2(e) if (i) such Liens are created substantially simultaneously with the Incurrence of such Indebtedness (for the acquisition of certain property) or within two hundred and seventy (270) days thereafter and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (except for additions and accessions to such assets, replacements and products thereof and customary deposits); provided, that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

204.any interest or title of a lessor under any lease entered into by a Group Member in the ordinary course of its business and covering only the assets so leased and other statutory and common law landlords’ liens under leases;
205.Liens in existence on the Closing Date listed on Schedule 8.3(i) and modifications, replacements, renewals or extensions thereof; provided, that no such Lien is spread to cover any additional property after the Closing Date and the amount of the aggregate obligations, if any, secured by any such Lien are not increased;
206.attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 9.1;
207.Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition, if (i) any Indebtedness secured by such Liens is permitted by Section 8.2(j), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of any Group Member; and Liens on such property or assets securing refinancings, renewals and extensions of such Indebtedness permitted under Section 8.2(j);
208.Liens on assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 8.2(g);
209.Liens on property subject to sale-leaseback transactions;
210.licenses, sublicenses, leases or subleases granted to other Persons in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the conduct of the business of the Borrower or any of its Restricted Subsidiaries taken as a whole;
211.(i) any encumbrances or restrictions with respect to the Capital Stock of any Unrestricted Subsidiary, (ii) any customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly Owned Subsidiaries and (iii) any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to the Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
212.any interest of any Group Member’s clients in vehicles that are on consignment to the Borrower and any proceeds thereof;
213.Liens securing Indebtedness permitted by Section 8.2(s);
214.Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

215.Liens (i) on earnest money deposits of cash or Cash Equivalents in connection with any Investments made pursuant to Section 8.7(h) or 8.7(z) or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 8.5;
216.Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Loan Parties in the ordinary course of business;
217.the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods and similar arrangements;
218.Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
219.Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.7;
220.Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted under Section 8.2(q);
221.Liens in connection with the sale or transfer of any assets in a transaction permitted under Section 8.5, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof solely relating to such assets so sold or transferred;
222.Liens in favor of a Loan Party on assets of a Subsidiary that is not required to be a Subsidiary Guarantor;
223.Liens on Collateral securing Permitted Pari Passu Refinancing Debt, Permitted Junior Refinancing Debt, secured Indebtedness Incurred pursuant to Section 8.2(w) (provided that, if secured on a pari passu basis, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to a Pari Debt Intercreditor Agreement, and if secured on a junior basis, a Senior Representative validly acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement) and any Permitted Refinancing thereof;
224.Permitted Encumbrances;
225.Liens solely on the proceeds of Escrow Debt and any interest thereof, securing the applicable Escrow Debt;
226.Liens not otherwise permitted by this Section 8.3, so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds at any one time the greater of (x) $60,000,000 and (y) 3.0% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1; and

227.Liens on (x) Securitization Assets sold or transferred or purported to be sold or transferred to a Securitization Subsidiary in connection with a Securitization and (y) Equity Interests of Securitization Subsidiaries.
d.Fundamental Changes
. Merge into, consolidate or amalgamate with any other Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of, all or substantially all of its property or business or (solely with respect to the Borrower) change its jurisdiction of organization to any jurisdiction outside of the United States, except:
228.that any Restricted Subsidiary of the Borrower may be merged, amalgamated, consolidated or liquidated (i) with or into the Borrower if the Borrower is the continuing or surviving corporation, (ii) with or into any Subsidiary Guarantor if the Subsidiary Guarantor is the continuing or surviving corporation or (iii) subject to Section 8.7(j), with or into any Foreign Subsidiary; and any Restricted Subsidiary that is not a Loan Party may be merged, amalgamated or consolidated with or into any other Restricted Subsidiary that is not a Loan Party;
229.that any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation, winding up, dissolution or otherwise) as permitted by Section 8.5 (other than Section 8.5(c)), or to the Borrower or any Subsidiary Guarantor or, subject to Section 8.7(j), any Foreign Subsidiary; and any Restricted Subsidiary that is not a Loan Party may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Restricted Subsidiary that is not a Loan Party;
230.any Restricted Subsidiary may merge into or consolidate with any Person in order to consummate a Disposition made in compliance with Section 8.5 (other than Section 8.5(c)) in which the surviving entity is not a Subsidiary;
231.any Restricted Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; provided, further, that, if the other party is not a Loan Party, no Default exists after giving effect to such transaction;
232.any merger, consolidation or amalgamation between the Borrower or a Subsidiary Guarantor, on the one hand, and any other Person, on the other hand; provided, that the Borrower or such Subsidiary Guarantor, as the case may be, is the surviving entity of any such merger, consolidation or amalgamation; and
233.any merger, consolidation or amalgamation between a Restricted Subsidiary that is not a Loan Party, on the one hand, and any other Person, on the other hand; provided, that such Restricted Subsidiary is the surviving entity of any such merger, consolidation or amalgamation.
e.Disposition of Property

. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:
234.the Disposition of (i) obsolete, used, surplus or worn out property in the ordinary course of business (including the abandonment or other Disposition of Intellectual Property that is in the reasonable judgment of the Borrower, no longer economically practicable to maintain or used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole), (ii) property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries and (iii) cash and Cash Equivalents;
235.the sale of inventory or the licensing, sublicensing or other disposition of Intellectual Property in the ordinary course of business;
236.Dispositions permitted by Sections 8.4(a), 8.4(b) and 8.4(e);
237.the sale or issuance of (i) Capital Stock of any Restricted Subsidiary to the Borrower or any Subsidiary Guarantor and (ii) Capital Stock of any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;
238.sale-leaseback transactions;
239.sales, transfers or dispositions by the Borrower or any of its Restricted Subsidiaries of non-strategic assets purchased as part of a Permitted Acquisition, so long as (i) no Default then exists or would result therefrom, (ii) the Borrower or such Restricted Subsidiary receives at least fair market value (as determined in good faith by the Borrower), (iii) the aggregate proceeds received by the Borrower or such Restricted Subsidiary from all such sales, transfers or dispositions relating to a given Permitted Acquisition do not exceed 40% of the aggregate consideration paid for such Permitted Acquisition and (iv) such non-strategic assets are sold, transferred or disposed of on or prior to the first anniversary of such Permitted Acquisition;
240.Asset Swaps;
241.Dispositions of property from (i) the Borrower to any Subsidiary Guarantor, (ii) any Subsidiary Guarantor to any other Subsidiary Guarantor and (iii) any Restricted Subsidiary that is not a Subsidiary Guarantor to any other Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor or to any Loan Party;
242.Dispositions permitted by Sections 8.3, 8.6 and 8.7;
243.leases or subleases of property in the ordinary course of business which do not materially interfere with the conduct of the business of the Borrower or any of its Restricted Subsidiaries taken as a whole;
244.Dispositions of property in connection with Recovery Events;

245.Dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business;
246.other Dispositions of property having an aggregate fair market value not in excess of $7,500,000 (as determined by the Borrower in good faith);
247.sales, transfers, leases and other dispositions to a Foreign Subsidiary; provided, that any such sales, transfers, leases or other dispositions from the Borrower or any Subsidiary Guarantor shall be made (i) in compliance with Section 8.9 and (ii) to the extent not made in compliance with Section 8.9, shall be treated as an Investment in such Foreign Subsidiary and shall be permitted only to the extent permitted pursuant to Section 8.7;
248.Dispositions of Investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that the consideration received shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower);
249.sales, forgiveness or other dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;
250.any issuance or sale of Capital Stock in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;
251.the issuance of Capital Stock by a Restricted Subsidiary that represents all or a portion of the consideration paid by the Borrower or a Restricted Subsidiary in connection with any Investment permitted by Section 8.7, including in connection with the formation of a joint venture with a Person other than a Restricted Subsidiary;
252.Dispositions of other property; provided that (i) at the time of such Disposition, no Default or Event of Default shall have occurred and been continuing or would result from such Disposition, (ii) with respect to any Disposition pursuant to this Section 8.5(s) of property having an aggregate fair market value (determined as of the closing of such Disposition) that exceeds $10,000,000, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and twenty (120) days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed $10,000,000 and (iii) such Disposition is for fair market value as reasonably determined by the Borrower in good faith;
253.Dispositions of Capital Stock deemed to occur upon the exercise of stock options, warrants or other equity derivatives or settlement of convertible securities if such Capital Stock represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise; and
254.the sale of Securitization Assets to one or more Securitization Subsidiaries in connection with a Permitted Securitization.
f.Restricted Payments
. Declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Capital Stock) of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:
255.(i) any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary, to (x) the Borrower or any Subsidiary Guarantor and (y) to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests); and (ii) any Restricted Subsidiary that is not a Loan Party may make Restricted Payments to any other Restricted Subsidiary that is not a Loan Party;
256.so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase the Borrower’s Capital Stock from present or former officers, directors or employees of any Group Member upon the death, disability, retirement or termination of employment or service of such officer, director or employee or otherwise under any stock option or employee stock ownership plan approved by the board of directors of the Borrower, in an aggregate amount (net of any proceeds received by the Borrower in connection with resales of any Capital Stock so purchased) not exceeding $5,000,000 in any Fiscal Year (with unused amounts carried over to the succeeding Fiscal Year);
257.the Borrower may pay dividends or make loans and advances to any Parent to permit any Parent to (i) pay corporate overhead expenses incurred in the ordinary course of business in an aggregate amount not exceeding $5,000,000 in any Fiscal Year; (ii) pay (A) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by any Parent), required to be paid by any Parent solely by virtue of its being incorporated or otherwise organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Restricted Subsidiaries or any Parent), or being a holding company parent of the Borrower, or having guaranteed any obligations of the Borrower or any Restricted Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower is permitted to make payments to any Parent pursuant to the other clauses of this Section 8.6, or (B) for so long as the Borrower is a member of a group filing a consolidated, combined or unitary tax return with any Parent, amounts necessary for the payment of federal, state or local income taxes payable by such Parent and measured by the income of the Borrower and its Subsidiaries which are payable by such Parent for any applicable tax period; provided, however, that such amount shall not exceed the lesser of (x) the aggregate amount that would be payable by the Borrower and its Restricted Subsidiaries if the Borrower and such Subsidiaries had filed a separate consolidated, combined or unitary tax return with the Borrower as the parent (or, if such group tax return had not been available, each a separate tax return) with respect to such tax period or (y) the net amount of the relevant income tax that the Parent actually owes (taking into account credits and prior payments); (iii) to pay expenses incurred by any Parent in connection with offerings, registrations, or exchange listings of equity securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to the Borrower, or (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary of the Borrower out of the proceeds of such offering promptly if such offering is completed; (iv) to pay audit costs and any costs (including all professional fees and expenses) incurred by any Parent in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder; (v) to pay obligations of any Parent under or in respect of director and officer insurance policies or indemnification obligations to directors or officers; and (vi) the Borrower may make Restricted Payments the proceeds of which shall be used by any Parent to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of any Parent;
258.Restricted Payments by the Borrower to redeem in whole or in part any of its Capital Stock for another class of its Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new Capital Stock; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such other class of Capital Stock are at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby; provided, further, that the only consideration paid for any such redemption is Capital Stock of the Borrower or the proceeds of any substantially concurrent equity contribution or issuance of Capital Stock;

259.(i) the Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Amount, so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) other than with respect to clauses (c) and (d) of the definition of “Available Amount”, on a pro forma basis (giving effect to such payment and all related transactions, including the Incurrence and use of proceeds of all Indebtedness Incurred in connection therewith) the Consolidated Net Leverage Ratio on the most recent Test Date did not exceed 3.75:1.00 and (ii) the Borrower shall be permitted to make unlimited Restricted Payments so long as no Event of Default has occurred and is continuing or would result therefrom and on a pro forma basis (giving effect to such payment and all related transactions, including the Incurrence and use of proceeds of all Indebtedness Incurred in connection therewith) the Consolidated Net Leverage Ratio on the most recent Test Date did not exceed 3.25:1.00;
260.[reserved];
261.the Borrower may repurchase its Capital Stock upon the exercise of stock options, warrants or other equity derivatives or settlement of convertible securities if such Capital Stock represents a portion of the exercise price of such options, warrants or other equity derivatives or the settlement price of such convertible securities; provided that such repurchase shall not be paid in cash;
262.the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Borrower;
263.the Borrower may make Restricted Payments in an aggregate amount not to exceed the aggregate amount of net cash proceeds received from sales or issuances of the Capital Stock of the Borrower (other than Disqualified Capital Stock and any Cure Amounts) after the Closing Date to the extent such net cash proceeds have not been otherwise applied to increase the Available Amount or included in determining the amount used in reliance on any basket for the incurrence of Indebtedness or the making of any Investment or Restricted Payment;
264.any repurchase of Capital Stock deemed to occur upon the non-cash exercise of Capital Stock to pay Taxes shall be permitted; and
265.the payment of any dividend or distribution, or the consummation of any irrevocable redemption, within sixty (60) days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at such date of declaration or redemption notice such dividend, distribution or redemption, as the case may be, would have complied with this Section 8.6 shall be permitted.
g.Investments
. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of any Person (all of the foregoing, “Investments”), except:
266.extensions of trade credit in the ordinary course of business;
267.Investments in Cash Equivalents;
268.Guarantee Obligations permitted by Section 8.2;
269.Guarantee Obligations to insurers required in connection with worker’s compensation and other insurance coverage arranged in the ordinary course of business;
270.Investments held by the Borrower or any Restricted Subsidiary on the Closing Date and described on Schedule 8.7(e);
271.loans and advances to directors, officers and employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members, together with the aggregate amount of Indebtedness outstanding under Section 8.2(i), not to exceed $7,500,000 at any one time outstanding;
272.non-cash consideration received in any Disposition permitted by Section 8.5;
273.any Permitted Acquisition; provided that the aggregate amount of consideration paid in respect of all Permitted Acquisitions of (x) Persons that do not become Subsidiary Guarantors and/or (y) assets that do not become Collateral shall not exceed the greater of (i) $200,000,000 and (ii) 10.0% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1;
274.intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;
275.Investments (x) in Restricted Subsidiaries that are not Subsidiary Guarantors (including Permitted Acquisitions of Persons which become Foreign Subsidiaries, Incurrence of Guarantee Obligations with respect to obligations of Foreign Subsidiaries, loans made to Foreign Subsidiaries and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiaries) or (y) made pursuant to clause (x) in conjunction with joint ventures or other similar agreements or partnerships, in each case, so long as the aggregate amount of all such Investments made by the Borrower or any of its Restricted Subsidiaries pursuant to this Section 8.7(j) does not, immediately after giving effect to such Investments (subject to Section 1.3), exceed the greater of (i) $200,000,000 and (ii) 10.0% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1;

276.Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
277.Hedge Agreements permitted under Section 8.2(f);
278.intercompany Investments by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;
279.transactions permitted by Sections 8.3, 8.4 and 8.6(c);
280.Asset Swaps consummated in compliance with Section 8.5;
281.[reserved];
282.intercompany loans permitted by Section 8.2;
283.advances of payroll payments to employees in the ordinary course of business;
284.lease, utility and other similar deposits in the ordinary course of business;
285.Investments to the extent financed by the issuance of Capital Stock of the Borrower;
286.Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary and any modification, replacement, renewal or extension thereof;
287.any Investment in an aggregate amount not to exceed at any time the aggregate amount of Net Cash Proceeds received from sales or issuances of Capital Stock of the Borrower after the Closing Date to the extent such Net Cash Proceeds have not been otherwise applied to increase the Available Amount or included in determining the amount used in reliance on any basket for the incurrence of Indebtedness or the making of any Investment or Restricted Payment;
288.Investments that are captured by, added to the value of or consisting of the Seller’s Retained Interests in connection with a Permitted Securitization;
289.Investments (i) in Restricted Subsidiaries in connection with reorganizations or other activities related to tax planning; provided that, after giving effect to any such reorganization or other activity related to tax planning, the security interest of the Administrative Agent (for the benefit of the Secured Parties) in the Collateral, taken as a whole, is not materially impaired and (ii) by any Loan Party in any Restricted Subsidiary that is not a

Loan Party consisting of the contribution of Capital Stock of any Person that is not a Loan Party (other than Capital Stock constituting Collateral);
290.any Investments in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that any entity that serves to hold cash balances for the purposes of making such advances to Subsidiaries or joint ventures is a Loan Party;
291.guarantees of leases (other than Capital Lease Obligations), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
292.Permitted Foreign Investments;
293.subject to Section 1.3, (i) the Borrower may make Investments in an aggregate amount not to exceed the Available Amount, so long as no Event of Default has occurred and is continuing or would result therefrom and (other than with respect to clauses (c) and (d) of the definition of “Available Amount”) on a pro forma basis after giving effect to such Investments and all related transactions, including the Incurrence and use of proceeds of all Indebtedness Incurred in connection therewith), the Borrower would have been in compliance with Section 8.1 on the most recent Test Date, and (ii) the Borrower shall be permitted to make unlimited Investments, so long as no Event of Default has occurred and is continuing or would result therefrom and on a pro forma basis (giving effect to such Investments and all related transactions, including the Incurrence and use of proceeds of all Indebtedness Incurred in connection therewith) the Consolidated Net Leverage Ratio on the most recent Test Date did not exceed 3.25:1.00 after giving pro forma effect to such Investment;
294.in addition, to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding, not exceeding the greater of (i) $60,000,000 and (ii) 3.0% of Consolidated Total Assets as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1; and
295.Guarantee Obligations of the Borrower in connection with obligations of the Restricted Subsidiaries party to Specified Hedge Agreements and Specified Cash Management Arrangements.
For purposes of covenant compliance with this Section 8.7, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment. In addition, to the extent an Investment is permitted to be made by any Group Member directly in any other Person (each such person, a “Target Person”) under any provision of this Section 8.7, such Investment may be advanced or contributed by the Group Member to a Restricted Subsidiary that is not a Loan Party for purposes of ultimately making the relevant Investment in the Target Person without such advancement or contribution constituting an Investment for purposes of Section 8.7 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds or baskets in, the applicable clause under Section 8.7 as if made by the applicable Group Member directly in the Target Person).
h.Optional Payments and Modifications of Certain Debt Instruments; Certain Modifications
.
296.Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any unsecured Indebtedness (other than any intercompany Indebtedness) or subordinated or junior lien Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate outstanding principal amount in excess of $25,000,000 (including in such principal amount all indebtedness issued under the same instrument) (collectively, “Junior Debt”) (other than in connection with Junior Debt, a Permitted Refinancing therefor or the conversion of any Junior Debt to Capital Stock of the Borrower (other than Disqualified Capital Stock)); provided that, on any date after the Closing Date, the Borrower may:
(xxxii)redeem, repurchase, defease or otherwise prepay Junior Debt in an aggregate amount not to exceed the Available Amount, so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) other than with respect to clauses (c) and (d) of the definition of “Available Amount”, on a pro forma basis (giving effect to such payment and all related transactions, including the Incurrence and use of proceeds of all Indebtedness Incurred in connection therewith) the Consolidated Net Leverage Ratio on the most recent Test Date did not exceed 3.75:1.00;
(xxxiii)redeem, repurchase, defease or otherwise prepay Junior Debt in an unlimited amount, so long as no Event of Default has occurred and is continuing or would result therefrom and on a pro forma basis (giving effect to such payment and all related transactions, including the Incurrence and use of proceeds of all Indebtedness Incurred in connection therewith) the Consolidated Net Leverage Ratio on the most recent Test Date did not exceed 3.25:1.00;
(xxxiv)convert any Junior Debt to Capital Stock (other than Disqualified Capital Stock); and
(xxxv)prepay, redeem, purchase or defease any Junior Debt with any Permitted Refinancing thereof permitted pursuant to Section 8.2.
297.Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Debt

(other than technical corrections or modifications) which (i) shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by any Junior Debt, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith; (ii) adds or relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Borrower or any of its Restricted Subsidiaries to any more onerous or more restrictive provisions; or (iii) otherwise materially and adversely affects the interests of the Lenders, taken as a whole, under this Agreement or any other Loan Document; provided that, it is understood and agreed that the foregoing limitation shall not prohibit any Permitted Refinancing in respect thereof that is otherwise permitted by Section 8.2.
i.Transactions with Affiliates
. Enter into any transaction with a value in excess of $5,000,000, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or its Restricted Subsidiaries), unless such transaction is (i) otherwise permitted under this Agreement and (ii) upon fair and reasonable terms not materially less favorable to the relevant Group Member, than it would obtain in an arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may do the following:
298.Restricted Payments may be made to the extent permitted by Section 8.6;
299.loans may be made and other transactions may be entered into by the Borrower and its Restricted Subsidiaries to the extent permitted by Sections 8.2, 8.4, 8.5 and 8.7;
300.customary fees and indemnifications may be paid to directors of any Parent, the Borrower and its Restricted Subsidiaries;
301.the Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of any Parent, the Borrower and its Restricted Subsidiaries in the ordinary course of business;
302.the execution, delivery and performance of a tax sharing agreement with respect to any of the charges, taxes or assessments described in clause (B) of Section 8.6(c)(ii), to the extent that payments in connection with such tax sharing agreement are permitted by Section 8.6(c)(ii);

303.transactions related to Permitted Securitizations;
304.sales of Capital Stock (other than Disqualified Capital Stock) of the Borrower to its Affiliates and options and warrants exercisable therefore and the granting of registration and other customary rights in connection therewith;
305.any transaction with an Affiliate where the only consideration paid is Capital Stock of the Borrower (other than Disqualified Capital Stock);
306.any transaction with an Affiliate existing on the Closing Date and listed on Schedule 8.9(i);
307.the execution, delivery and performance of any amendments to the stockholders’ agreements and registration rights agreement of the Borrower entered into in connection with the initial registered public offering of voting Capital Stock of the Borrower in form and substance reasonably acceptable to the Administrative Agent;
308.leases or subleases of property in the ordinary course of business not materially interfering with the business of the Borrower and the Restricted Subsidiaries taken as a whole;
309.transactions between or among the Borrower and/or any Restricted Subsidiary and any entity that becomes a Restricted Subsidiary as a result of such transaction;
310.any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Borrower or any of its Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Borrower when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger); and
311.any other transactions with an Affiliate, which is approved by a majority of Disinterested Directors of the Borrower in good faith.
j.Negative Pledge Clauses
. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, become subject to, assume or otherwise incur, or suffer to exist, any Lien upon any of its assets, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is or may become a party other than (a) this Agreement, the other Loan Documents and under any Hedge Agreement permitted under Section 8.2(f); (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby, if the prohibition or limitation therein is only effective against the assets financed thereby; (c) agreements for the benefit of the holders of Liens described in Section 8.3(k) or 8.3(l) and applicable solely to the property subject to such Lien;

(d) any agreement existing on the Closing Date and listed on Schedule 8.10(d); (e) covenants in documents creating Liens permitted by Section 8.3(k) prohibiting further Liens on the properties encumbered thereby; (f) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations or securing any Credit Agreement Refinancing Indebtedness and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; (g) covenants in any Indebtedness permitted pursuant to Section 8.2 to the extent such restrictions or conditions are no more restrictive, taken as a whole, than the restrictions and conditions in the Loan Documents or, in the case of subordinated Indebtedness, are market terms at the time of issuance or, in the case of Indebtedness of any Restricted Subsidiary that is not a Loan Party, are imposed solely on any Restricted Subsidiary that is not a Loan Party; (h) any prohibition or limitation that (1) exists pursuant to Requirements of Law or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries, (2) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.5 pending the consummation of such sale, solely with respect to such property subject to such sale, (3) is contained in leases, subleases, licenses, sublicenses or similar agreements, in each case, so long as such provisions are customary and such leases, subleases, licenses or similar agreements were entered into in the ordinary course of business, (4) exists in any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof) or (5) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (b), (f), (g) or (h)(4) above; provided that such amendments and refinancings are, taken as a whole, no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing; (i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; (j) customary restrictions that arise in connection with any Lien permitted by Section 8.3 on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien; (k) any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (i) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; (l) customary provisions in joint venture agreements, partnership agreements or limited liability company governance documents and other similar agreements applicable to joint ventures or non-Wholly Owned Subsidiaries and applicable solely to such joint venture or non-Wholly Owned Subsidiary; and (m) agreements related to any Permitted Securitization.
k.Clauses Restricting Subsidiary Distributions

. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of any Group Member to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Group Member or (c) transfer any of its assets to any Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date (including any indenture in connection with the Transactions), (iii) any encumbrance or restriction with respect to a Restricted Subsidiary or any of its Restricted Subsidiaries pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which it became a Restricted Subsidiary (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary) and outstanding on such date, which encumbrance or restriction is not applicable to the any other Group Member or the properties or assets of any other Group Member, (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable, taken as a whole, as determined by the Borrower in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement, (v) with respect to clause (c), any encumbrance or restriction (A) that restricts the subletting, assignment or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, (vi) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (vii) any encumbrances or restrictions applicable solely to a Restricted Subsidiary that is not a Loan Party and contained in any credit facility extended to such Restricted Subsidiary, (viii) restrictions in the transfers of assets encumbered by a Lien permitted by Section 8.3, (ix) any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted by Section 8.2 if (A) the Borrower in good faith determines that such encumbrance or restriction will not cause the Borrower not to have the funds necessary to pay the Obligations when due and (B) the encumbrance or restriction is not materially more disadvantageous to the Lenders, taken as a whole, than is customary in comparable financings (as determined in good faith by the Borrower), (x) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Capital Stock of any Person other than a Wholly Owned Subsidiary that is acquired after the Closing Date, (xi) customary restrictions and conditions contained in any agreement relating to the Disposition of any property permitted by Section 8.5 pending the consummation of such Disposition, (xii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, (xiii) any encumbrance or restriction in agreements related to any Permitted Securitization,

(xiv) any holder of a Lien permitted by Section 8.3(k) restricting the transfer of the property subject thereto, (xv) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.5 pending the consummation of such sale, (xvi) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person, (xvii) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis and (xviii) any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xvii) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
l.Lines of Business
. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date or that are reasonably related thereto or similar or complementary thereto or are reasonable extensions thereof and in the case of a Securitization Subsidiary, a Permitted Securitization.
Section 9.EVENTS OF DEFAULT
a.Events of Default
. If any of the following events shall occur and be continuing:
312.the Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof or (ii) any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
313.any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
314.any Loan Party shall fail to observe or perform any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 (subject to, in the case of the financial covenant contained in Section 8.1, the cure rights contained in Section 9.2) of this Agreement; or

315.any Loan Party shall fail to observe or perform any other agreement contained in this Agreement or any other Loan Document (other than as provided in Sections 9.1(a) through (c)), and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or
316.the Borrower or any Material Subsidiary shall (i) default in making any payment of any principal of any Indebtedness (including any Hedge Agreement or Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist beyond the period of grace provided in such instrument or agreement, if any, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this Section 9.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clause (i), (ii) or (iii) of this Section 9.1(e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; provided, further, that this Section 9.1(e) shall not apply to (A) secured Indebtedness that becomes due as a result of the Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness unless such secured Indebtedness is not paid on such due date or (B) with respect to Indebtedness incurred under any Hedge Agreement, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Subsidiary; or
317.(i) the Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Borrower or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
318.(i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (as defined in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i), (iii), (iv), (v) and (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the aggregate, reasonably be expected to have a Material Adverse Effect; or
319.one or more judgments or decrees for the payment of money shall be entered against the Borrower or any Material Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, paid, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or
320.any of the Security Documents shall cease, for any reason other than as set forth in Section 11.14, to be in full force and effect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable or (except as expressly set forth therein or as a result of the actions, or lack thereof, by the Administrative Agent) perfected as to any property of the Loan Parties having an aggregate value exceeding $50,000,000; or
321.the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert, in each case, other than in connection with a release of any Subsidiary Guarantor in accordance with the terms of this Agreement; or

322.Change of Control shall occur,
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Administrative Agent may, or upon the request of the Required Lenders shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) the Administrative Agent may, or upon the request of the Required Lenders shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. The Borrower shall, at the time of acceleration pursuant to this paragraph, Cash Collateralize the aggregate then undrawn and unexpired amount of all Letters of Credit then outstanding. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been terminated, if any, shall be applied to repay any of the other Secured Obligations pursuant to the requirements of the Guarantee and Collateral Agreement. After all such Letters of Credit shall have expired or been terminated, all Reimbursement Obligations shall have been satisfied and all other Secured Obligations shall have been paid in full (other than contingent surviving indemnity obligations in respect of which no claim or demand has been made and obligations under or in respect of Hedge Agreements or Specified Cash Management Arrangements), the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).
Except as expressly provided above in this Section 9.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
b.Right to Cure
. Notwithstanding anything to the contrary contained in Section 9.1, in the event that the Borrower fails to comply with the requirements of the financial covenant set forth in Section 8.1, then:
323.until the date that is ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter pursuant to Section 7.1, the Borrower shall have the right to issue common equity for cash (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of the Cure Right, the calculation of Consolidated EBITDA of the

Borrower as used in the financial covenant set forth in Section 8.1 shall be recalculated giving effect to the following pro forma adjustments:
(xxxvi)Consolidated EBITDA of the Borrower shall be increased for such Fiscal Quarter and each subsequent period containing such Fiscal Quarter, solely for the purpose of measuring the financial covenant set forth in Section 8.1 for such Fiscal Quarter (and not for any other purpose under this Agreement) by an amount equal to the Cure Amount; and
(xxxvii)if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 8.1, the Borrower shall be deemed to have satisfied the requirements of the financial covenant set forth in Section 8.1 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the financial covenant set forth in Section 8.1 that had occurred shall be deemed cured for the purposes of this Agreement; and
324.upon receipt by the Administrative Agent of written notice, prior to the date that is ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter pursuant to Section 7.1 (the “Anticipated Cure Deadline”), that the Borrower intends to exercise the Cure Right in respect of a Fiscal Quarter, the Administrative Agent and the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the financial covenant set forth in Section 8.1 until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline; provided that, for the avoidance of doubt, no extension of credit under the Revolving Facility shall be made for so long as the Borrower is not in compliance with the financial covenant set forth in Section 8.1 and such non-compliance has not been cured in accordance with the provisions of this Section 9.2.
Notwithstanding anything herein to the contrary, (i) in each period of four (4) consecutive Fiscal Quarters, there shall be at least two (2) Fiscal Quarters in which the Cure Right is not exercised, (ii) there can be no more than five (5) Fiscal Quarters in respect of which the Cure Right is exercised during the term of this Agreement, (iii) the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant set forth in Section 8.1 for such Fiscal Quarter and (iv) the proceeds of the Cure Amount shall be required to be used to prepay Term Loans (without premium or penalty) and such debt reduction shall be disregarded for purposes of determining compliance with Section 8.1 for the Fiscal Quarter with respect to which such Cure Right was exercised. The parties hereby acknowledge that this Section 9.2 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 8.1 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated EBITDA for the purpose of Section 8.1.

Section 10.THE ADMINISTRATIVE AGENT AND OTHER REPRESENTATIVES
a.Appointment
. Each Lender (and, if applicable, each other Secured Party) hereby irrevocably designates and appoints JPMorgan Chase Bank, N.A. (and JPMorgan Chase Bank, N.A. hereby accepts such appointment) as the agent of such Lender (and, if applicable, each other Secured Party) under this Agreement and the other Loan Documents, and each such Lender (and, if applicable, each other Secured Party) irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Other Representatives or the Administrative Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or any Other Representative.
b.Delegation of Duties
. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
c.Exculpatory Provisions
. Neither the Administrative Agent, any Other Representative nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Other Representatives under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent and the Other Representatives shall not be under any obligation to any Lender or any other Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into monitor or enforce, compliance with the provisions relating to Disqualified Persons. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Person or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restriction on any exercise of rights or remedies of, any Disqualified Person.
d.Reliance by the Administrative Agent
. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully exculpated from and protected against any action or claim by any Lender or affiliate thereof, in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and all other Secured Parties.
e.Notice of Default
. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders and the Secured Parties.
f.Non-Reliance on Administrative Agent and Other Lenders
. Each Lender (and, if applicable, each other Secured Party) expressly acknowledges that neither the Administrative Agent nor the Other Representatives or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Other Representative to any Lender or any other Secured Party. Each Lender (and, if applicable, each other Secured Party) represents to the Administrative Agent and the Other Representatives that it has, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender (and, if applicable, each other Secured Party) also represents that it will, independently and without reliance upon the Administrative Agent, the Other Representative or any other Lender or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any other Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
g.Indemnification
. The Lenders agree to indemnify the Administrative Agent and each Other Representative in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or Other Representative in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents, any Specified Hedge Agreements or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or Other Representative under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s or such Other Representative’s gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.
h.Agent in Its Individual Capacity
. The Administrative Agent, each Other Representative and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent or an Other Representative. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent and each Other Representative in its individual capacity as a Lender shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or Other Representative, and the terms “Lender”, “Lenders”, “Secured Party” and “Secured Parties” shall include the Administrative Agent and each Other Representative in its individual capacity as such.
i.Successor Administrative Agent
. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign as Administrative Agent. If the Administrative Agent shall have given notice of its resignation as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9.1(a) or (f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
j.Administrative Agent Generally
. Except as expressly set forth herein, the Administrative Agent shall not have any duties or responsibilities hereunder in its capacity as such.
k.Other Representatives
. Each of the Lead Arranger, the Joint Bookrunners, the Syndication Agents and the Documentation Agents, in its several capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.
l.Withholding Tax
. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 4.10, if any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, or the Administrative Agent has paid over to a Governmental Authority applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, each Lender shall indemnify the Administrative Agent, within ten (10) days demand therefor, fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this Section 10.12. The agreements in this Section 10.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
m.Administrative Agent May File Proofs of Claim
. In case of the pendency of any proceeding under the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
325.to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, such Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, such Issuing Lender and the Administrative Agent under Sections 3.5, 3.13, 4.5 and 11.5) allowed in such judicial proceeding; and
326.to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the applicable Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.5, 3.13, 4.5 and 11.5.
n.Certain ERISA Matters
.
327.Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Other Representatives and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(xxxviii)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(xxxix)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(xl)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(xli)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
328.In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Other Representatives and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any Other Representative or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
o.Erroneous Payments
.

329.Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 10.15 shall be conclusive, absent manifest error.
330.Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
331.The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
332.Each party’s obligations under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
p.Intercreditor Agreements
. The Administrative Agent is authorized to enter into the Intercreditor Agreement and the Pari Passu Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreements) in connection with the incurrence of any Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Indebtedness permitted by the terms of this Agreement to be secured by the Collateral on a pari passu or junior priority secured basis, and the parties hereto acknowledge that each of the Intercreditor Agreement and the Pari Passu Intercreditor Agreement is (if entered into) binding upon them. Each Lender (a) understands, acknowledges and agrees that Liens may be created on the Collateral pursuant to the documentation relating to any Indebtedness incurred as permitted by this Agreement which is (in accordance with the terms hereof) to be secured thereby, on a pari passu, or junior secured basis to the Liens securing the Secured Obligations, which Liens securing any such other Indebtedness shall be subject to the terms and conditions of the Intercreditor Agreement and/or the Pari Passu Intercreditor Agreement executed and delivered as required hereby, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and/or the Pari Passu Intercreditor Agreement (if entered into) and (c) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and the Pari Passu Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements) in connection with the incurrence of any secured Indebtedness as contemplated above.
Section 11.MISCELLANEOUS
a.Amendments and Waivers
. Except as provided in Sections 4.17, 4.18 and 4.19, and subject to Sections 4.7(b), 4.7(d) and 11.21, none of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility, (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any L/C Obligations or to reduce any fee payable hereunder and (z) any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 4.2 which shall only require the approval of the Majority Facility Lenders of each Facility adversely affected thereby), or increase the amount or extend the expiration date of any Lender’s Commitment, in each case, without the written consent of each Lender directly affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders); (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or, except as set forth in Section 11.14, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; provided, further that, any amendment to Section 11.14 to permit the release of all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement shall also require the written consent of all Lenders; (iv) extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, in each case, without the written consent of each Lender directly affected thereby; (v) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 without the written consent of the Majority Facility Lenders under the Revolving Facility; (vi) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders under each Facility affected thereby, except that the additional written consent of each Lender directly and adversely affected thereby shall be required in the case of Section 4.8(a), Section 4.8(c) and the first sentence of Section 4.8(b), or any provision of Section 11.7(a) without the written consent of each Lender directly and adversely affected thereby; (vii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (viii) amend, modify or waive any provision of Section 10 without the written consent of the Administrative Agent or Other Representative adversely affected thereby; (ix) amend, modify or waive any provision of Section 3.3 or 3.4 without the written consent of the Swingline Lender; (x) amend, modify or waive any provision of Sections 3.7 through 3.13 without the written consent of each Issuing Lender; (xi) amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of the Obligations arising under any Specified Hedge Agreement or Specified Cash Management Arrangement and the Obligations arising under the Loan Documents or (B) the definition of “Qualified Counterparty”, “Specified Hedge Agreement”, “Specified Cash Management Arrangement”, “Obligations”, or “Secured Obligations”, in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty; (xii) any terms of Section 4.16 without the consent of each Lender (other than any Defaulting Lender); (xiii) modify or extend the maturity date of any Letter of Credit to a date that is later than the maturity date applicable to the Revolving Commitments, without the consent of each Revolving Lender; (xiv) amend, modify or waive any provisions of Section 6.5 of the Guarantee and Collateral Agreement without the written consent of each Lender directly and adversely affected thereby; or (xv) other than in connection with a debtor-in-possession financing or use of cash collateral in any proceeding under any bankruptcy or similar debtor relief law permitted under any applicable Intercreditor Agreement or Pari Debt Intercreditor Agreement, or except as otherwise expressly permitted by this Agreement or the other Loan Documents, in each case, as in effect on the Closing Date, subordinate the Liens on the Collateral securing the Obligations to the Liens securing any other Indebtedness or subordinate the Obligations in right of payment to any other Indebtedness, in each case, without the written consent of each Lender directly and adversely affected thereby (unless each such Lender directly and adversely affected thereby was provided with a bona fide opportunity to provide such Indebtedness on the same terms and conditions (including receipt of fees (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) on a pro rata basis based on the Loans and unused Commitments held by each such Lender pursuant to a written offer made to each such adversely affected Lender, which offer remained open to each adversely affected Lender for a period of not less than five (5) Business Days (and was not accepted by such adversely affected Lender within such five (5) Business Day period)). Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.
Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any technical ambiguity, omission, mistake, defect or inconsistency.
b.Notices
.   All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:
The Borrower:
IAA, Inc.
2 Westbrook Corporate Center, Suite 500
Westchester, IL 60154
Attention: Vance Johnston, Chief Financial Officer
Telecopy: (708) 492-7575
Email: vance.johnston@iaai.com
with copies to:
IAA, Inc.
Attention: Sidney Peryar, Chief Legal Officer
Telecopy: (708) 492-7575
Telephone: (708) 492-7369
Email: skerley@iaai.com
Leslie A. Plaskon, Esq.
Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Telecopy: (212) 839-5599
Telephone: (212) 839-5572
Email: lplaskon@sidley.com
The Administrative Agent:
JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor L2
Chicago, IL, 60603-2300
Attention: Leonida Mischke
Telephone: (312) 385-7055
Facsimile: (844) 490-5665
Email: jpm.agency.servicing.1@jpmorgan.com

with a copy to:
Alfred Y. Xue, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Telephone: (212) 906-1640
Facsimile: (212) 751-4864
Email:    alfred.xue@lw.com
333.No notice, request or demand to or upon the Administrative Agent, any Issuing Lender, the Lenders, or the Borrower shall be effective until received. The Borrower shall be conclusively deemed to have received any notice, request or demand if such notice, request or demand is sent by courier service and delivery thereof is confirmed by the courier, if it is sent by fax or electronic transmission and receipt thereof is confirmed orally, if it is sent by certified mail or if it is served by any manner of service of process permitted by law. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. Approval of such procedures may be limited to particular notices or communications;
334. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Sections 2 and 3 if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to each of them hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
(xlii)Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefore.
c.No Waiver; Cumulative Remedies

. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
d.Survival of Representations and Warranties
. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
e.Payment of Expenses; Indemnity
. The Borrower agrees (a) to pay or reimburse each Lender, each Issuing Lender, each Other Representative and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation and execution of, and any amendment, supplement or modification to (including expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary counsel to the Lenders, the Issuing Lenders, the Other Representatives and the Administrative Agent and, to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction per affected party and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower three (3) Business Days prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, each Issuing Lender, each Other Representative and the Administrative Agent for all its documented and out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and including the fees and disbursements of one primary counsel to the Lenders, the Issuing Lenders, the Other Representatives and the Administrative Agent and, to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction per affected party, (c) to pay, indemnify, and hold each Lender, each Issuing Lender, each Other Representative and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, each Issuing Lender, each Other Representative and the Administrative Agent and each of their and their affiliates’ respective officers, directors, employees, attorneys, affiliates, agents, members, partners and advisors (each, including each Lender and the Administrative Agent, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the syndication of the Facilities and the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or any related transaction or the violation of, noncompliance with or liability under, any Environmental Law or related to any Materials of Environmental Concern applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons or any claim, litigation, investigation or proceeding relating to any of the foregoing, or preparation of a defense in connection therewith, regardless of whether such claim, litigation, investigation or proceeding is brought by the Borrower, the Borrower’s equity holders or creditors, an Indemnitee or any other person or entity, whether any Indemnitee is a party thereto, including in each case the reasonable and documented fees and disbursements of one primary counsel to the Lenders, the Issuing Lenders, the Other Representatives, the Administrative Agent and Indemnitees and, to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel in each applicable jurisdiction per affected party (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from (x) the willful misconduct, bad faith or gross negligence of such Indemnitee or its Related Persons, (y) a material breach by such Indemnitee of its express and material contractual obligations under this Agreement or the Loan Documents pursuant to a claim made by the Borrower or (z) disputes between and among the Indemnitees (other than disputes involving the Administrative Agent or the Other Representatives in their respective capacities as such) other than any dispute related to any act or omission by the Borrower or any of its Subsidiaries. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted pursuant to the notice information for the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. To the fullest extent permitted by applicable law, none of (i) the Borrower, (ii) the Loan Parties and (iii) the Lenders, the Issuing Lenders, the Other Representatives and the Administrative Agent and each of their and their affiliates’ respective officers, directors, employees, attorneys, affiliates, agents, members, partners and advisors (each, including each Lender and the Administrative Agent, a “Lender-Related Person”) shall assert, and each of the Borrower, the Loan Parties and the Lender-Related Persons hereby waives, any claim against any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided, that the foregoing will not limit the Borrower’s indemnity obligations set forth above. No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Lender-Related Person. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or other costs and expenses arising from any non-Tax claim.
f.Successors and Assigns; Participations and Assignments
.
335.The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 11.6.
336. Subject to the conditions set forth in Section 11.6(c), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

a.the Borrower; provided, that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (2) for an assignment to any Person if an Event of Default under Section 9.1(a) or (f) has occurred and is continuing, (3) for an assignment by a Conduit Lender to its designated Lender, a conduit administered or managed by such Conduit Lender’s designated Lender or to such Conduit Lender’s liquidity providers or (4) during the primary syndication of the Facilities; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof;
b.the Administrative Agent; provided, that no consent of the Administrative Agent shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, except in the case of an assignment of a Revolving Commitment to an Assignee that does not already have a Revolving Commitment or (2) for an assignment by a Conduit Lender to its designated Lender, a conduit administered or managed by such Conduit Lender’s designated Lender or to such Conduit Lender’s liquidity providers; and
c.each Issuing Lender and the Swingline Lender, in case of an assignment of a Revolving Commitment.
(xliii)Assignments shall be subject to the following additional conditions:
d.except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of any of the Term Loans, $500,000) unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
e.the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that such processing and recordation fee may be waived by the Administrative Agent in its sole discretion;
f.the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

g.the Assignee, if it shall not be a Lender, shall deliver to the Borrower and the Administrative Agent the forms and documentation required pursuant to Sections 4.10(e), (f) and (k);
h.in the case of an assignment by a Conduit Lender to an Assignee that is not its designated Lender, another Conduit Lender administered or managed by such Conduit Lender’s designated Lender or such Conduit Lender’s liquidity providers (any such Assignee, a “Third Party Assignee”), such Conduit Lender’s designated Lender shall concurrently assign to such Third Party Assignee or, if such Third Party Assignee is a conduit not administered by such designated Lender, to an Assignee designated by such Third Party Assignee, an amount of its Commitment at least equal to the amount of the Loans assigned to such Third Party Assignee by such Conduit Lender; provided, that if in connection with such assignment such Conduit Lender notifies the Borrower or the Administrative Agent that such Conduit Lender shall not make any additional Loans under this Agreement, such Conduit Lender’s designated Lender shall assign its entire Commitment to such Third Party Assignee or, if such Third Party Assignee is a conduit not administered by such designated Lender, to an Assignee designated by such Third Party Assignee;
i.no such assignment shall be made to an assignee that is a Defaulting Lender at the time of such assignment and any such purported assignment thereto shall be deemed null and void;
j.notwithstanding anything to the contrary herein, no such assignment shall be made to any Affiliated Lender unless made in compliance with the additional terms and conditions set forth in Section 11.6(g);
k.notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person); and
l.notwithstanding anything to the contrary herein, no such assignment shall be made to any Disqualified Person unless consented to in writing by the Borrower (which consent shall be required and may be withheld regardless of whether an Event of Default shall be continuing at the relevant time).
(xliv)Subject to acceptance and recording thereof pursuant to Section 11.6(b)(iv), from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with, and subject to the limitations of Section 11.6(c).
(xlv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and stated interest of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(xlvi)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), and any written consent to such assignment required by Section 11.6(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
337. Any Lender may, without the consent of the Borrower, the Administrative Agent or any other Person, sell participations to one or more banks or other entities (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Disqualified Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to Section 11.6(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender; provided, that such Participant shall be subject to Section 11.7(a) as though it were a Lender.
(xlvii)A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from change in a Requirement of Law that occurs after the Participant acquired the applicable participation). Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Sections 4.10(e) and (f).
(xlviii)Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan (or other right or obligation) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose any portion of its Participant Register to any Person except to the extent such disclosure is necessary to establish that the Loans (or other rights or obligations) hereunder are in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) (or any successor sections) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
338.Any Lender may at any time pledge or assign a security interest in all or any portion of its rights and/or obligations under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over it, and this Section 11.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
339.The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 11.6(d).
340.Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
341.Subject to the other provisions of this Section 11.6 and Section 11.21, any Affiliated Lender may make Loans or Commitments or purchase an assignment of outstanding Loans or Commitments (including Incremental Loans and Incremental Commitments) from one or more Lenders and any such purchases of Loans and/or Commitments may be made through (a) open market purchases on a non-pro rata basis and/or (b) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures with procedures determined by such Affiliated Lender in its sole discretion, in each case, on the following basis and subject to the following terms and conditions:
(xlix)any such purchase of Loans (other than any commitment to provide Incremental Loans or any Incremental Commitments) shall be consummated as an assignment otherwise in accordance with the provisions of this Section 11.6 and pursuant to an Assignment and Assumption (it being understood and agreed that any such purchase of Loans that does not comply with this Section 11.6 and Section 11.21 shall not be effective as an assignment hereunder);
(l)[reserved];
(li)the aggregate principal amount of the Term Loans and Commitments (including Incremental Term Loans and Incremental Term Loan Commitments) held by all Affiliated Lenders shall not exceed 25% of the total principal amount outstanding under the Term Facilities and any Incremental Term Loans at the time of such purported assignment;

(lii)no Affiliated Lender may purchase Revolving Commitments or Incremental Revolving Commitments hereunder and no Affiliated Lender may purchase any Revolving Loans or any Incremental Revolving Loans from any Lender, except from a Defaulting Lender (in which case, such Affiliated Lender shall purchase such Defaulting Lender’s Loans and shall purchase all such Loans and other amounts owing to the replaced Lender on or prior to the date of replacement and assume all obligations of the replaced Lender under the Loan Documents in connection with the purchased Revolving Loans in accordance with this Section 11.6 (except that the Borrower shall pay the registration and processing fee referred to therein and for the avoidance of doubt such purchase shall not include its Commitments));
(liii)in the case of a purchase of Loans by the Borrower or any of its Subsidiaries, no proceeds of the Revolving Facility and no proceeds of any Incremental Loans drawn under any Incremental Revolving Commitments shall be used for any purchases hereunder;
(liv)any Loans purchased by the Borrower or any of its Subsidiaries shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;
(lv)no Affiliated Lender may purchase any loans while such Affiliated Lender is in the possession of material Non-public Information with respect to the Borrower or its Subsidiaries that is material to the assigning Lender’s decision to assign any Loans and that has not been disclosed to the Lenders (except to the extent that any Lender expressly waives its right to receive such information);
(lvi)notwithstanding anything to the contrary in this Agreement, the purchase of Loans made by an Affiliated Lender under this Section 11.6 shall not constitute a voluntary or mandatory prepayment of the Loans; and
(lvii)in the case of a purchase by any Affiliated Lender, the assigning Lender and such assignee shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption.
g.Adjustments; Set-off
.
342.Except as expressly provided in Section 11.6 and otherwise to the extent that this Agreement expressly provides for payments to be allocated to a particular

Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9.1, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
343.In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
h.Counterparts
. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form

(including, the electronic matching of assignment terms and contract formations on electronic platforms approved by the applicable Administrative Agent, deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. Each of the parties executing the Agreement through electronic means represents and warrants to the other parties that it has the corporate capacity and authority to execute the Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
i.Severability
. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
j.Integration
. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof. This Agreement supersedes all prior commitments and undertakings of any or all of the Administrative Agent and Lenders relating to the financing contemplated hereby. There are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
k.GOVERNING LAW
. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
l.Submission To Jurisdiction; Waivers
. Each of the Borrower, the Administrative Agent and the Lenders hereby irrevocably and unconditionally:

344.submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
345.consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
346.agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 11.2 or at such other address of which the Administrative Agent and the Borrower shall have been notified pursuant thereto;
347.agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
348.waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages.
m.Acknowledgments
. The Borrower hereby acknowledges that:
349.it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
350.none of the Administrative Agent, any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
351.no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
n.Releases of Guarantees and Liens
.

352.Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender and other Secured Parties (without requirement of notice to or consent of any Lender or other Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in Section 11.14(b).
353.At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than contingent surviving indemnity obligations in respect of which no claim or demand has been made and obligations under or in respect of Hedge Agreements or Specified Cash Management Arrangements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements satisfactory to the applicable Issuing Lender shall have been made), the Collateral shall automatically be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person. Additionally, the Administrative Agent shall deliver such other documentation reasonably requested by the Borrower to evidence the termination of this Agreement and the other Loan Documents and/or the termination of the Liens on the Collateral, in favor of the Administrative Agent for the benefit of the Secured Parties, all in form reasonably satisfactory to the Administrative Agent and the Borrower. Any such documentation shall be made without recourse, representation or warranty. The Borrower shall pay all costs and expenses (including, but not limited to, reasonable attorney’s fees), that the Administrative Agent incurs in preparing and delivering the foregoing documents (or reviewing forms of such documents prepared by the Borrower or its counsel).
o.Confidentiality
. The Administrative Agent, each Other Representative and Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to or in connection with this Agreement; provided, that nothing herein shall prevent the Administrative Agent, Other Representative or any Lender from disclosing any such information to (a) any Lender or any Affiliate of any Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such non-public Information and instructed to keep such non-public Information confidential), (b) (i) to any actual or prospective Transferee, (ii) any direct or indirect actual or prospective counterparty (or any professional advisor to such counterparty) to any Hedge Agreement or any other swap, derivative or securitization transaction relating to the Borrower and its Obligations or (iii) to any credit insurance provider relating to the Borrower and its Obligations, in each case, if such person is required to maintain confidentiality on terms at least as restrictive as those contained in this Section 11.15, (c) to its employees, directors, agents, members, partners, attorneys, accountants and other professional advisors or those of any of its affiliates if such person is required to maintain confidentiality, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority, or as may otherwise be required pursuant to any Requirement of Law, or if requested or required to do so in connection with any litigation or similar proceeding; provided, that the Administrative Agent, Other Representative or Lender, unless prohibited by any Requirement of Law, shall use reasonable efforts to notify the Borrower in advance of any disclosure pursuant to this clause (e) but only to the extent reasonably practicable under the circumstances and on the understanding that none of the Administrative Agent, Other Representative or Lender shall incur any liability for failure to give such notice, (f) that has been publicly disclosed, (g) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) in connection with the exercise of any remedy hereunder or under any other Loan Document or (i) with the consent of the Borrower. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.
p.WAIVERS OF JURY TRIAL
. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
q.Interest Rate Limitation
. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and Charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.
r.USA PATRIOT Act

. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.
s.Lender Action
. Each Lender and each other Secured Party agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 11.19 are for the sole benefit of the Lenders and the other Secured Parties and shall not afford any right to, or constitute a defense available to, any Loan Party.
t.Certain Undertakings with Respect to Securitization Subsidiaries
.
354.The Administrative Agent and Lender agrees that, prior to the date that is one year and one day after the payment in full of all the obligations of the Securitization Subsidiary in connection with and under a Permitted Securitization, (i) the Administrative Agent and such Lender shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Securitization Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof, (B) transfer and register the Capital Stock of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest in the name of the Administrative Agent or a Secured Party or any designee or nominee thereof, (C) foreclose such security interest regardless of the bankruptcy or insolvency of any Group Member, (D) exercise any voting rights granted or appurtenant to such Capital Stock of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest or (E) enforce any right that the holder of any such capital stock of any Securitization Subsidiary or any other instrument evidencing any Seller’s Retained Interest might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Securitization Subsidiary, (ii) the Administrative Agent and such Lender hereby waives and releases any right to require (A) that any Securitization Subsidiary be in any manner merged, combined, collapsed or consolidated with or into any Group Member, including by way of substantive consolidation in a bankruptcy case or (B) that the status of any Securitization Subsidiary as a separate entity be in any respect disregarded and (iii) the Administrative Agent and such Lender agrees and acknowledges that the agent acting on behalf of the holders of securitization indebtedness of the Securitization Subsidiary is an express third party beneficiary with respect to this Section 11.20 and such agent shall have the right to enforce compliance by the Administrative Agent and Lenders with this Section 11.20.

355.Notwithstanding anything to the contrary in the Security Documents or other Loan Documents, upon the transfer or purported transfer by any Group Member of Securitization Assets to a Securitization Subsidiary in a Securitization, any Liens with respect to such Securitization Assets arising under this Agreement, any Security Documents or any other Loan Documents shall automatically be released (and the Administrative Agent is hereby authorized to execute and enter into any such releases and other documents as the Borrower may reasonably request in order to give effect thereto).
u.Certain Undertakings with Respect to Certain Affiliated Lenders
.
356.Notwithstanding anything in this Agreement or any other Loan Document to the contrary, Affiliated Lenders shall not be permitted to attend any meeting (live or by any electronic means) in such Affiliated Lender’s capacity as a Lender with the Administrative Agent or other Lender or receive any information from the Administrative Agent or other Lender, except to the extent such information is made available to any Loan Party (or its representatives) and other than administrative notices given to all Lenders hereunder (including information delivered by the Borrower in accordance with Sections 7.1 and 7.2), or have access to the Platform; and
357.Notwithstanding anything in this Agreement or any other Loan Document to the contrary, with respect to any Loans at any time held by an Affiliated Lender, such Affiliated Lender shall have no right whatsoever, in its capacity as a Lender with respect to such Loans then held by such Affiliated Lender, whether or not the Borrower or any other Loan Party is subject to a bankruptcy or other insolvency proceeding or otherwise, so long as such Lender is an Affiliated Lender, to consent to any amendment, modification, waiver, consent or other such action with respect to, or otherwise vote on any matter related to, or vote in connection with any direction delivered to the Administrative Agent by the Required Lenders or Majority Facility Lenders under any Facility pursuant to, any of the terms of the Agreement or any other Loan Document, in each case to the extent such amendment, modification, waiver, consent, other action, vote or direction is effective with only the consent of or action by the Required Lenders or the Majority Facility Lenders under any Facility (each, a “Lender Vote/Directive”) and, if applicable, the Borrower; provided, that for purposes of any Lender Vote/Directive the Administrative Agent shall automatically deem any Loans held by such Affiliated Lender to be voted on a pro rata basis in accordance with the votes cast in respect of the Loans of all other Lenders in the aggregate (other than any Affiliated Lenders) in connection with any such Lender Vote/Directive (including all voting and consent rights arising out of any bankruptcy or other insolvency proceedings (except for voting on any plan of reorganization or refraining from voting on any plan of reorganization, in which case the Administrative Agent shall vote or refrain from voting such Loans of such Affiliated Lender in its sole discretion)); provided, further, that no such Lender Vote/Directive shall deprive such Affiliated Lender of its share of any payments or other recoveries which the Lenders are entitled to share on a pro rata basis under the Loan Documents and such Affiliated Lender’s vote shall be counted to the extent any such plan of reorganization or other amendment, waiver, modification or consent proposes to treat the Obligations of the Affiliated Lender in a manner less favorable in any material respect to such Affiliated Lender than the proposed treatment of Obligations held by Lenders that are not Affiliates of the Borrower.
v.No Fiduciary Duty
. The Administrative Agent, each Other Representative, each Lender and their Affiliates (collectively, solely for purposes of this Section 11.22, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. The Borrower, on behalf of itself and each other Loan Party, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender or Other Representative, on the one hand, and the Borrower and such other Loan Party, its stockholders or its affiliates, on the other. The Borrower, on behalf of itself and each other Loan Party, acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders or Other Representatives, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender or Other Representative has assumed an advisory or fiduciary responsibility in favor of any Loan Party, their stockholders or their Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender or Other Representative has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender or Other Representative is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. The Borrower, on behalf of itself and each other Loan Party, acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower, on behalf of itself and each other Loan Party, agrees that it will not claim that any Lender or Other Representative has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or such other Loan Party, in connection with such transaction or the process leading thereto.
w.Acknowledgment and Consent to Bail-In of Affected Financial Institutions
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
358.the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

359.the effects of any Bail-In Action on any such liability, including, if applicable:
(lviii)a reduction in full or in part or cancellation of any such liability;
(lix)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(lx)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
x.Acknowledgment Regarding Any Supported QFCs
. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
IAA, INC.,
as Borrower
By:    /s/ Vance Johnston
Name: Vance Johnston
Title: Chief Financial Officer

[Signature Page to IAA Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Term Lender, Revolving Lender, Swingline Lender and Issuing Lender
By:    /s/ Zachary Blaner
Name: Zachary Blaner
Title: Vice President

[Signature Page to IAA Credit Agreement]

BANK OF AMERICA, N.A., as Term Lender, Revolving Lender and Issuing Lender
By:    /s/ Daniel Phelan
Name: Daniel Phelan
Title: Vice President

[Signature Page to IAA Credit Agreement]

TRUIST BANK, as Term Lender, Revolving Lender and Issuing Lender
By:    /s/ James Ford
Name: James Ford
Title: Managing Director

[Signature Page to IAA Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as Term Lender, Revolving Lender and Issuing Lender
By:    /s/ Alfredo Wang
Name: Alfredo Wang
Title: Duly Authorized Signatory

[Signature Page to IAA Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Term Lender, Revolving Lender and Issuing Lender
By:    /s/ Philip Foxworthy
Name: Philip Foxworth
Title: Relationship Manager

[Signature Page to IAA Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Term Lender, Revolving Lender and Issuing Lender
By:    /s/ Debra Hoffenkamp
Name: Debra Hoffenkamp
Title: Assistant Vice President

[Signature Page to IAA Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as Term Lender and Revolving Lender
By:    /s/ Mike Gifford
Name: Mike Gifford
Title: Executive Director

[Signature Page to IAA Credit Agreement]

BMO HARRIS BANK N.A.,
as Term Lender and Revolving Lender
By:    /s/ Jason Deegan
Name: Jason Deegan
Title: Director

[Signature Page to IAA Credit Agreement]

THE HUNTINGTON NATIONAL BANK,
as Term Lender and Revolving Lender
By:    /s/ Phil Andresen
Name: Phil Andresen
Title: Vice President

[Signature Page to IAA Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as Term Lender and Revolving Lender
By:    /s/ Terrence J. Ward
Name: Terrence J. Ward
Title: Senior Vice President

[Signature Page to IAA Credit Agreement]

BARCLAYS BANK PLC,
as Revolving Lender
By:    /s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page to IAA Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as Term Lender and Revolving Lender
By:    /s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to IAA Credit Agreement]

GOLDMAN SACHS BANK USA,
as Term Lender and Revolving Lender
By:    /s/ Kevin Raisch
Name: Kevin Raisch
Title: Authorized Signatory

[Signature Page to IAA Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as Term Lender and Revolving Lender
By:    /s/ Jason A Nichols
Name: Jason A Nichols
Title: Vice President
[Signature Page to IAA Credit Agreement]